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TABLE OF CONTENTS APPENDIX A

As filed with the Securities and Exchange Commission on September 14, 2017

Registration No. 333-[*]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANK OF MARIN BANCORP
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	20-8859754 (I.R.S. Employer Identification No.)

504 Redwood Blvd., Suite 100
Novato, California 94957
(415) 763-4520
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Russell A. Colombo
Bank of Marin Bancorp
President and Chief Executive Officer
504 Redwood Blvd., Suite 100
Novato, California 94947
(415) 763-4520
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Kenneth E. Moore, Esq. Michael K. Staub, Esq. Stuart | Moore | Staub 641 Higuera Street, Suite 302 San Luis Obispo, CA 93401 (805) 545-8590	David J. Gershon, Esq. Sheppard Mullin Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111 (415) 434-9100

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	805,620	N/A	$51,076,308	$5,920

(1)
Represents the maximum number of shares of Bank of Marin Bancorp common stock which could be issued in the merger with Bank of Napa, N.A., based upon the fixed exchange ratio set forth in the Agreement to Merge and Plan of Reorganization dated as of July 31, 2017.

(2)
Estimated solely for the purposes of calculating the registration fee and computed pursuant to Rule 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price is equal to the product of (a) $63.40 (Bank of Marin Bancorp's closing stock price on September 7, 2017), and (b) the maximum number of shares of Marin common stock to be issued pursuant to the merger agreement.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2017

PROXY STATEMENT/PROSPECTUS

Proxy Statement of Bank of Napa, N.A.	Prospectus of Bank of Marin Bancorp

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Bank of Napa, N.A.:

         Bank of Napa, N.A. ("Napa") will hold its special meeting of shareholders on [*], at [*] (local time), at its headquarters located at 2007 Redwood Rd., Suite 101, Napa, California. At the special meeting, you will be asked to consider and to vote upon the following matters:

  •
  The approval of a merger and merger agreement providing that Napa will merge with and into Bank of Marin, as described in more detail herein;

  •
  A proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement; and

  •
  To transact such other business as may properly come before the special meeting and any adjournment or adjournments thereof.

         On July 31, 2017, Napa entered into an Agreement to Merge and Plan of Reorganization (the "merger agreement") with Bank of Marin Bancorp ("Marin") and Bank of Marin. If approved by Napa shareholders, under the merger agreement Napa will merge with and into Bank of Marin, Marin's wholly-owned bank subsidiary (the "merger").

         If the merger is approved and consummated, holders of Napa common stock will, subject to receiving cash in lieu of fractional shares, be entitled to receive, in exchange for each share of Napa common stock, 0.307 shares of Marin common stock.

         The value of Marin common stock to be received by a Napa shareholder will fluctuate with the market price of Marin common stock and will not be known at the time Napa shareholders vote on the merger. Based on the $[*] per share closing price of Marin's common stock on the NASDAQ Capital Market ("Nasdaq") on [*], 2017, the last practicable date before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of Napa common stock was approximately $[*] million. We urge you to obtain current market quotations for Marin common stock (Nasdaq trading symbol "BMRC") because the value of the Marin common stock you will receive as a result of the merger will fluctuate.

         As of [*], the record date for the Napa special meeting of shareholders, there were [*] shares of Napa common stock outstanding and entitled to vote.

         Based on the [*] shares of common stock outstanding, Marin will issue a maximum of [*] shares of common stock to holders of Napa common stock before taking into account any fractional shares; provided, however, holders of Napa common stock entitled to receive fractional interests of Marin common stock will be paid cash, without interest, determined by multiplying such fractional interest by the fifteen (15) day volume weighted average price of Marin common stock calculated prior to closing of the merger as provided in the merger agreement.

         This document, which serves as a proxy statement for Napa's special meeting of shareholders and as a prospectus with respect to the offering and issuance of the Marin common stock to be issued in the merger to the holders of Napa common stock, describes the Napa special meeting and includes important information about the proposed merger, the companies participating in the merger, and the merger agreement pursuant to which the merger will be consummated, if approved. We encourage you to read the entire document carefully, including the "Risk Factors" section beginning on page 24, for a discussion of the risks related to the proposed merger.

         Napa's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Napa and its shareholders, has unanimously approved the merger agreement and the transactions contemplated thereby, and recommends that Napa shareholders vote "FOR" the proposals described in this proxy statement/prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of Marin are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of these materials is [*], and they are expected to be first mailed to shareholders on or about [*].

BANK OF NAPA, N.A.
2007 Redwood Road, Suite 101
Napa, California 94558

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on [*]

TO THE SHAREHOLDERS OF BANK OF NAPA, N.A.:

        The special meeting of shareholders of Bank of Napa, N.A. will be held on [*], at [*] (local time), at the Bank of Napa's headquarters at 2007 Redwood Rd., Suite 101, Napa, California, for the following purposes:

  1.
  Approval of Merger and Merger Agreement. To consider and vote on a merger, and the Agreement to Merge and Plan of Reorganization (the "merger agreement") with Bank of Marin Bancorp ("Marin"), under which Bank of Napa, N.A. ("Napa") will merge with and into Bank of Marin, Marin's wholly-owned bank subsidiary (the "merger"), as more particularly described in the following materials;

  2.
  Adjournment. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement; and

  3.
  Transaction of Other Business. To transact such other business as may properly come before the special meeting and any adjournment or adjournments thereof.

        Management of Napa is not aware of any other business to be conducted at the special meeting.

        This proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the following materials, including the merger agreement and all other appendices, and any documents incorporated by reference, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read this entire document carefully before voting. In particular, see the section entitled "Risk Factors" beginning on page 24.

        The board of directors has fixed the close of business on [*], as the record date for determination of shareholders entitled to notice of, and the right to vote at the special meeting. Therefore, if you were a shareholder of record at the close of business on [*], you may vote at the special meeting.

        The board of directors has determined that the merger is advisable and in the best interests of Napa shareholders based upon its analysis, investigation and deliberation, and unanimously recommends that its shareholders vote "FOR" approval of the merger and merger agreement.

        The board of directors also recommends that shareholders vote to approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.

        YOUR VOTE IS VERY IMPORTANT.    The enclosed proxy card is solicited by the board of directors. Whether or not you plan to attend the special meeting, we urge you to promptly complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided for that

i

purpose. You may revoke your proxy at any time before it is voted at the special meeting by giving written notice of revocation to the Corporate Secretary of Napa, by submitting a properly executed proxy bearing a later date, or by being present at the special meeting and electing to vote in person by advising the Chairman of the special meeting of your election.

        Please indicate on the proxy card whether or not you expect to attend the special meeting so that arrangements for adequate accommodations can be made.

        If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must also obtain a proxy issued in your name from that nominee.

BY ORDER OF THE BOARD OF DIRECTORS
M. Thomas LeMasters President and Chief Executive Officer

September [*], 2017
Napa, California

ii

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Marin from documents that are not included in or delivered with this document. Napa shareholders can obtain these documents through the website of the Securities and Exchange Commission ("Commission"), at http://www.sec.gov, or by requesting them in writing or by telephone from Marin as follows:

Bank of Marin Bancorp
504 Redwood Blvd, Suite 100
Novato, California 94947
(415) 763-4523
Attention: Nancy Rinaldi Boatright

        If any Napa shareholder would like to request documents, please do so by [*], 2017 in order to receive them before the Napa special meeting.

        The documents incorporated by reference are listed under the caption "Where You Can Find More Information." In addition, Marin hereby incorporates by reference all its subsequent filed reports with the SEC prior to the date of the consummation of the merger.

NAPA SHAREHOLDERS

        If you are a Napa shareholder and have questions about the merger, the merger agreement or the Napa special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the Napa proxy solicitation, you may contact Mr. Tom LeMasters, Napa's President and Chief Executive Officer, at the following address:

Bank of Napa, N.A.
2007 Redwood Road, Suite 101
Napa, CA 94558

or at the following telephone number:

(707) 257-7777

        You may also call Napa's proxy solicitor, Georgeson Inc., toll-free at (800) 248-3170.

        Napa does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly, does not file documents or reports with the Commission.

        For additional information, please see "Where You Can Find More Information" beginning on page 90.

iii

 LIST OF APPENDICES

Agreement to Merge and Plan of Reorganization	APPENDIX A
Opinion of Sandler O'Neill & Partners, L.P.	APPENDIX B
Provisions of the National Bank Act at 12 U.S. Code § 214a(b) Relating to Dissenters' Rights	APPENDIX C

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND THE SPECIAL MEETING

        The following are some questions that you, as a Napa shareholder, may have regarding the merger, the merger agreement and the other matters being considered at the special meeting and the answers to those questions. Marin and Napa urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this proxy statement/prospectus and in the documents incorporated herein by reference.

Questions and Answers about the Napa Special Meeting

Q:
Why have I received these materials?

A:
Napa is sending these materials to its shareholders to help them decide how to vote their shares of Napa common stock with respect to the proposed merger at the special meeting.

  This document constitutes both a proxy statement of Napa and a prospectus of Marin. It is a proxy statement because the Napa board of directors is soliciting proxies from its shareholders. It is a prospectus of Marin because Marin will use it in connection with the issuance of shares of Marin common stock in exchange for shares of Napa common stock in connection with the merger. Napa's audited financial statements for the years ended December 31, 2016 and 2015 were previously made available to its shareholders as a part of its Annual Report. Shareholders requesting additional copies of the Annual Report should contact Mr. Tom LeMasters, Napa's President and CEO, at the following address:

Bank of Napa, N.A.
2007 Redwood Road, Suite 101
Napa, CA 94558

  or at the following telephone number:

(707) 257-7777

  You may also call Napa's proxy solicitor, Georgeson Inc., toll-free at (800) 248-3170.

  In order to complete the merger, shareholders of Napa must vote to approve the merger and merger agreement (which sets forth the terms of the merger). The enclosed proxy card and voting materials allow you to vote your shares without actually attending the special meeting.

Q:
When and where will the special meeting be held?

A:
The Napa special meeting will be held at Napa's headquarters at 2007 Redwood Rd., Suite 101, Napa, California, on [*], at [*] (local time).

Q:
Who is entitled to vote at the special meeting?

A:
Napa shareholders of record as of the close of business on [*] (referred to as the "record date") will be entitled to vote at the special meeting.

Q:
What are Napa shareholders being asked to vote on?

A:
If you hold shares of Napa common stock as of the record date for the special meeting you are being asked to vote to:

•
approve the merger and merger agreement;

  •
  approve any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose; and

  •
  transact such other business as may properly come before the special meeting and any adjournment or adjournments thereof.

Q:
What vote is required to approve each proposal?

A:
The proposal to approve the merger and merger agreement requires the affirmative votes of the holders of two-thirds of the issued and outstanding shares of Napa common stock based upon the number of shares outstanding as of the record date. Further, dissenting shares must not represent more than 10% of the outstanding shares of Napa common stock. There were [*] shares of common stock outstanding on the record date. Therefore, the approval of the merger and merger agreement will require the favorable vote of at least [*] shares.

  The proposal to adjourn the special meeting, if necessary, requires the affirmative vote of at least a majority of the outstanding shares of Napa common stock present in person or represented by proxy and entitled to vote at the special meeting.

  All of Napa's directors have agreed, in writing, to vote their shares "FOR" the merger and merger agreement. See "Proposal 1—The Merger—Shareholder Agreements" beginning on page 75 for more information. Napa's directors collectively hold, as of the record date for the special meeting: [*] shares of Napa common stock, representing [*]% of Napa's issued and outstanding shares of common stock.

  Under California Law, no approval of Marin's shareholders is required to complete the merger.

Q:
How does the Napa board of directors recommend that I vote on each proposal?

A:
The Napa board of directors unanimously recommends that you vote as follows:

•
"FOR" the merger and merger agreement; and

•
"FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.

Q:
How many votes do I have and how do I vote at the special meeting?

A:
You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to any of the proposals presented at the special meeting. You are entitled to one vote for each share that you owned as of the record date for the special meeting. See "The Napa Special Meeting—Number of Votes; Voting" beginning on page 32 for a discussion of voting with respect to the proposals at the special meeting.

  If you are a shareholder of record, you may vote in person at the special meeting, or you may vote by proxy using the enclosed proxy card.

  Whether or not you plan to attend the special meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or follow the instructions to vote via the Internet or by telephone indicated on the proxy card. If you return your signed proxy card before the special meeting or vote as indicated via the Internet or by telephone, your shares will be voted as you direct.

  If you do not want to vote by proxy and prefer to vote in person, simply attend the special meeting and you will be given a ballot when you arrive.

Q:
What if my shares are held in street name by my broker or other nominee?

A:
If you are a beneficial owner of shares registered in the name of your broker or other nominee, you should have received a proxy card and voting instructions with these proxy materials directly from that organization rather than from Napa. Your broker or nominee cannot vote your shares in favor of the merger agreement and merger unless you provide instructions on how to vote them. If you fail to provide such instructions, your broker will lodge a broker non-vote, which has the same effect as a vote against the merger and merger agreement. To vote your shares, follow the voting instructions your broker or nominee provides when forwarding these proxy materials to you and complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or nominee. To vote in person at the special meeting, you must obtain a valid proxy from your broker or nominee. If you do not provide voting instructions to your broker, bank or agent, this will have the same effect as a vote "AGAINST" the merger and merger agreement. Your failure to provide voting instructions will have no effect on the outcome of Proposal 2 and other routine proposals to be voted on at the special meeting, if any. See "The Napa Special Meeting—Abstentions and Broker Non-Votes" beginning on page 34.

Q:
What is the effect of an abstention?

A:
Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast "FOR" or "AGAINST" any proposal. However, because the proposal to approve the merger and merger agreement requires the affirmative vote of two-thirds of Napa's outstanding shares of common stock, an abstention will have the same effect as a vote "AGAINST" the proposal.

Q:
May I revoke or change my vote after I have provided proxy instructions?

A:
Yes. If you hold shares in certificate form, you may revoke or change your proxy at any time before the time your proxy is voted at the special meeting by: (i) filing with the Corporate Secretary of Napa at the applicable address listed below an instrument revoking it or a duly executed proxy bearing a later date; or (ii) appearing and voting in person at the special meeting.

  Your attendance alone at the special meeting will not revoke your proxy. If you wish to revoke your vote by providing written notice, such notice must be sent so that notice is received before the vote is taken at the special meeting and should be addressed as follows:

  Bank of Napa, N.A.
  2007 Redwood Road, Suite 101
  Napa, CA 94558
  Attention: Lynn Tuttle, Corporate Secretary

  If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:
What will happen if I do not return my proxy card or otherwise vote?

A:
If you fail to execute and return your proxy card or otherwise do not vote in person at the special meeting, it will have the same effect as voting "AGAINST" the merger and merger agreement. The failure to execute and return your proxy card or the failure to vote in person will have no effect on the other proposal to which you are entitled to vote at the special meeting.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the proxy holder designated in your proxy card will vote your proxy as recommended by Napa's board of directors, including voting "FOR" approval of the merger and merger agreement, in which case you will be prohibited from exercising dissenters' rights.

Q:
What constitutes a quorum for purposes of the special meeting?

A:
A quorum of shareholders is necessary to hold a valid meeting. A majority of the shares of Napa common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at that special meeting may adjourn the meeting to another date.

Questions and Answers Specific to the Merger and Merger Agreement

Q:
What will happen if Napa shareholders approve the merger and merger agreement, and what will I receive if the merger is completed?

A:
Subject to the satisfaction or waiver of all other conditions in the merger agreement, including regulatory approvals, if Napa shareholders approve the merger and merger agreement: (i) Marin will acquire Napa by merging Napa with and into Bank of Marin, the wholly-owned subsidiary of Marin, with Bank of Marin surviving and continuing commercial bank operations of the combined bank following the merger; and (ii) Marin will issue shares of its common stock in exchange for shares of Napa common stock pursuant to the terms of the merger agreement.

  If you hold shares of Napa common stock and do not exercise and/or perfect your dissenters' rights under Federal law (which is discussed more fully below under the caption "Proposal 1—The Merger—Dissenters' Rights" beginning on page 75), your shares of Napa common stock will be converted, effective as of the close of the merger, into the right to receive 0.307 shares of Marin common stock for each share of Napa common stock.

  Please read the sections entitled "Proposal 1—The Merger—Structure of the Merger" and "Proposal 1—The Merger—The Merger Consideration" beginning on pages 35 and 53, respectively, for additional information.

Q:
Is the exchange ratio subject to adjustment based on changes in the price of Marin common stock or Napa common stock?

A:
No. The exchange ratio of 0.307 shares of Marin common stock for each share of Napa common stock is fixed and no adjustments to the exchange ratio will be made based upon changes in the price of either Marin common stock or Napa common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of Marin common stock that a Napa shareholder is entitled to receive at the time that the merger is completed could vary significantly higher and lower from the value of such shares on the date of this proxy statement/prospectus, the date of the special meeting or the date on which such Napa shareholder actually receives shares of Marin common stock in the merger.

Q:
Why has Napa's Board of Directors approved the merger?

A:
The board of directors of Napa has considered a number of strategic options and, in the board's opinion, none of these options, including remaining independent, is likely to create value for Napa shareholders greater than that created by the proposed transaction with Marin. Please read the sections entitled "Proposal 1—The Merger—Background of the Merger;—Napa's Reasons for the Merger;—Recommendation of the Napa Board of Directors and Opinion of Napa's Financial Advisor" beginning on page 35.

Q:
When do you expect the merger to be completed?

A:
Napa and Marin are working to complete the merger as soon as possible and expect to complete the merger in the fourth quarter of 2017. However, the merger is subject to various conditions, including shareholder and regulatory approvals. Subject to the various conditions and due to possible factors outside Napa's and Marin's control, it is possible that the merger will not be completed until a later time, or not at all. Therefore, there may be a substantial amount of time between the date of the special meeting and the completion of the merger.

Q:
What are the U.S. federal income tax consequences of the merger?

A:
Crowe Horwath LLP has issued a tax opinion to Marin that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As a "reorganization," Napa shareholders receiving Marin common stock will not recognize gain or loss on the exchange of their Napa common stock for Marin common stock for U.S. federal income tax purposes, except with respect to any cash received in exchange for fractional shares. See "Proposal 1—The Merger—Material Federal Income Tax Consequences—Tax Consequences of the Merger" beginning on page 71.

Q:
What happens if I sell my shares after the record date for the special meeting, but before the special meeting?

A:
If you transfer your shares after the record date for the special meeting but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive any shares of Marin common stock in exchange for your former shares of Napa common stock if and when the merger is completed. In order to receive shares of Marin common stock in exchange for your shares of Napa common stock, you must hold your Napa common stock through the completion of the merger.

Q:
Should I send in my certificates now?

A:
No. You should NOT send in your stock certificates in the envelope provided for use in returning your proxy card. You will be sent written instructions for exchanging your stock certificates only if the merger and merger agreement and the transactions contemplated therein are approved and completed.

Q:
What should I do now?

A:
You should do two things now:

  First, after reading this proxy statement/prospectus, you should vote on the proposals. Simply indicate on your proxy card how you want to vote, then sign and mail your proxy card in the enclosed return envelope in time to be represented at the special meeting. Alternatively, you may vote by phone or Internet by following the instructions on your proxy card. If you hold your shares in street name, you should follow your broker's instructions to vote your shares.

  Second, if you do not own your shares through a brokerage firm which holds your shares in street name, you should immediately locate and make sure you have possession of the certificates evidencing your Napa common stock.

  As soon as reasonably practicable after the effective time of the merger, the exchange agent for the merger, Computershare, Inc. ("Computershare"), will mail to each holder of record of a Napa common stock certificate a letter of transmittal and instructions for the surrender of the certificate(s) in exchange for Marin common stock.

Q:
What if I lost my share certificates?

A:
IF YOUR CERTIFICATE(S) FOR NAPA COMMON STOCK IS/ARE LOST, STOLEN, OR DESTROYED, YOU ARE URGED TO IMMEDIATELY NOTIFY MR. TOM LEMASTERS, NAPA'S PRESIDENT AND CEO, AT (707) 257-7777, SO THAT A "STOP TRANSFER" INSTRUCTION CAN BE PLACED ON YOUR LOST CERTIFICATE(S) TO PREVENT TRANSFER OF OWNERSHIP TO ANOTHER PERSON. NAPA WILL SEND YOU THE FORMS TO PERMIT THE ISSUANCE OF A REPLACEMENT CERTIFICATE(S).

Q:
Who can help answer my other questions?

A:
If you have any additional questions about the merger or the merger agreement you may direct your questions to Mr. Tom LeMasters, President and Chief Executive Officer, Bank of Napa, N.A., 2007 Redwood Road, Suite 101, Napa, CA 94558; phone: (707) 257-7777. Napa shareholders may also call Napa's proxy solicitor, Georgeson Inc., toll-free at (800)-248-3170.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to the shareholders of Bank of Napa, N.A. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus, including the merger agreement and the other documents included with this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 90. Page references are included in this summary to direct the reader to a more complete description of the topics.

        Throughout this proxy statement/prospectus, "Marin" refers to Bank of Marin Bancorp," and "Napa" refers to Bank of Napa, N.A. Also, throughout this proxy statement/prospectus, the Agreement to Merge and Plan of Reorganization, dated as of July 31, 2017 by and between Marin and Napa, is referred to as the "merger agreement." The merger of Napa with and into Bank of Marin is referred to as the "merger."

Parties to the Proposed Merger (Pages 77 and 78)

Bank of Marin Bancorp and Bank of Marin

        Bank of Marin Bancorp, is a Northern California-based bank holding company for Bank of Marin. Bank of Marin is a California chartered non-member bank. Bank of Marin has 21 full service branches serving the counties of San Francisco, Marin, Napa, Sonoma, and Alameda, and has a strong focus on supporting these local communities. Bank of Marin's customer base is made up of business and personal banking relationships from the communities near its branch office locations. Its business banking focus is on small to medium-sized businesses, professionals and not-for-profit organizations. Bank of Marin offers a broad range of commercial and retail deposit and lending programs designed to meet the needs of its target markets. Loan products include commercial real estate loans, commercial and industrial loans and lines of credit, construction financing, consumer loans, and home equity lines of credit. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named "2016 Community Bank of the Year" by Western Independent Bankers and has consistently been ranked one of the "Top Corporate Philanthropists" by the San Francisco Business Times and one of the "Best Places to Work" by the North Bay Business Journal.

        Bank of Marin commenced operations in January 1990 as a California state chartered bank with its deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), up to the applicable limits. Bank of Marin is subject to primary supervision, examination and regulation by the California Department of Business Oversight, Division of Financial Institutions ("DBO"), and the FDIC.

        On July 1, 2007, a bank holding company reorganization was completed whereby Marin became the parent holding company for Bank of Marin. On such date, each outstanding share of Bank of Marin common stock was converted into one share of Marin common stock. Upon its formation, Marin became subject to regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended, including reporting and examinations.

        In February 2011, Bank of Marin expanded its community banking footprint to Napa County through an FDIC-assisted acquisition of $107.8 million of assets and assumption of $107.7 million of liabilities of the former Charter Oak Bank. No new capital was raised to complete this transaction which was supported through Marin's accumulation of earnings.

        On November 29, 2013, Marin completed its acquisition of Alameda-based NorCal Community Bancorp and its four-branch Bank of Alameda subsidiary. The transaction added approximately $241.0 million in deposits and $173.8 million in loans to Bank of Marin, and increased Marin's assets to over $1.7 billion.

        At June 30, 2017, Marin had total assets of $2.1 billion, total deposits of $1.8 billion and stockholders' equity of $240.7 million.

        Marin's common stock trades on the NASDAQ Capital Market ("Nasdaq") under the symbol "BMRC."

        Additional information about Marin, including consolidated financial statements and management's discussion and analysis thereof, are included in its Form 10-K for the year ended December 31, 2016, in its Form 10-Qs for the quarters ended June 30, 2017 and March 31, 2017 and other reports filed by Marin with the Securities and Exchange Commission since December 31, 2016. These reports are incorporated by reference into this proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning Marin, please see "Where You Can Find More Information" on page 90.

        Marin's principal executive offices are located at 504 Redwood Blvd., Suite 100, Novato, California 94947 and its telephone number is (415) 763-4520. Its website, which is not part of this proxy statement/prospectus, is located at www.bankofmarin.com

Bank of Napa, N.A.

        Bank of Napa, N.A. is a national bank that engages in commercial banking primarily in Napa County, California, a region renown for producing premium wines and tourism.

        As of June 30, 2017, Napa's total deposits were $217.7 million, its gross loans were $139.3 million and its total assets were $246.1 million. At June 30, 2017, Napa had equity capital of $27.2 million.

        Napa operates through its main branch and headquarters located at 2007 Redwood Road, Suite 101 in Napa, California and a branch office located at 1715 Second Street, in Napa, California. The bank was organized on December 1, 2005 and commenced operations on August 14, 2006. Its phone number is (707) 257-7777 and its website, which is not part of this proxy statement/prospectus, is located at www.thebankofnapa.com.

        Napa offers a range of loan and deposit products and services to businesses and consumers in the Napa Valley. The bank's business banking focus is on small to medium sized businesses, professionals and not-for-profit organizations. Napa offers a broad range of commercial and retail lending programs designed to meet the needs of its target markets. These include commercial loans and lines of credit, construction financing, consumer loans, auto loans, home improvement loans and home equity lines of credit. Napa offers a proprietary Visa credit card combined with a rewards program to its customers, which includes a Business Visa program for business and professional customers. The bank has no foreign or international activities or operations.

        Napa offers a variety of checking and savings accounts, and a number of time deposit alternatives, including interest bearing and non-interest bearing personal and business checking accounts and time certificates of deposit. Napa also offers direct deposit of payroll, social security and pension checks. Deposits are FDIC insured up to applicable limits. An automatic teller machine is available at both branch offices and Napa's ATM network is linked to both the PLUS and EXCHANGE networks. The bank offers its depositors 24-hour access to their accounts by telephone and to both consumer and business accounts through its internet banking services.

        At June 30, 2017, Napa employed 28.3 full-time equivalent (FTE) staff.

Date, Time and Location of the Napa Special Meeting (Page 31)

        The Napa special meeting will be held on [*], at [*] (local time), at the Napa's headquarters at 2007 Redwood Rd., Suite 101, Napa, California. At the special meeting, Napa shareholders will be asked to:

  •
  approve a merger in which, and merger agreement providing for, the merger of Napa with and into Bank of Marin, as described in more detail in this proxy statement/prospectus and in the merger agreement itself; and

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  approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement.

Record Date and Voting Rights for the Napa Special Meeting (Page 31)

        Each Napa common shareholder is entitled to vote at the special meeting if he or she owned shares of Napa common stock as of the close of business on [*], 2017, the record date for the Napa special meeting. Each Napa common shareholder will have one vote at the special meeting for each share of Napa common stock that he or she owned on that date.

        Napa shareholders of record may vote by mail or by attending the Napa special meeting and voting in person. Each proxy returned to Napa by a holder of Napa common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed Napa proxy that is returned, such proxy will be voted "FOR" the approval of the merger and merger agreement and "FOR" the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.

The Merger (Page 35)

        The merger agreement is attached to this proxy statement/prospectus as Appendix A, which is incorporated by reference herein. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, Napa will be acquired by Marin in a transaction in which Napa will merge with and into Bank of Marin, with Bank of Marin as the surviving institution. The parties expect to complete the merger in the fourth quarter of 2017. The transaction will be immediately accretive to Marin's earnings, and upon closing Bank of Marin will have approximately $2.4 billion in assets and operate twenty-three branches in five Bay Area counties.

Napa's Reasons for Merger and Factors Considered by Napa's Board of Directors (Page 39)

        Based on Napa's reasons for the merger described in this proxy statement/prospectus, the Napa board of directors believes that the merger is fair to Napa shareholders from a financial point of view and in their best interests, and unanimously recommends that Napa shareholders vote "FOR" approval of the merger and merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by Napa's board of directors in approving the merger agreement, see "Proposal 1—The Merger—Napa's Reasons for the Merger and Recommendation of the Napa Board of Directors" beginning on page 39.

Opinion of Napa's Financial Advisor (Page 42 and Appendix B)

        Sandler O'Neill & Partners, L.P. ("Sandler") delivered its written opinion to Napa's board of directors on July 31, 2017, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken by Sandler as set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Napa common stock.

        The full text of the written opinion of Sandler, dated July 31, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken is attached as Appendix B to this proxy statement/prospectus. Napa's shareholders should read the opinion carefully in its entirety.

        Sandler's opinion speaks only as of the date of the opinion. Sandler provided its opinion for the information and assistance of Napa's board of directors in connection with its consideration of the transaction and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Napa common stock. Sandler's opinion does not constitute a recommendation as to how any holder of Napa common stock should vote on matters to be considered at the Napa special meeting. Sandler's opinion does not address the underlying business decision of Napa to proceed with the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Napa or the effect of any other transaction in which Napa might engage.

Risk Factors (Page 24)

        An investment in Marin's common stock includes substantial risks. See the section entitled "Risk Factors" beginning on page 24 for a discussion of risks associated with the merger and an investment in Marin's common stock. Other risk factors are discussed in Marin's filings with the SEC which are incorporated herein by reference.

Napa Common Shareholders Will Receive Shares of Marin Common Stock for Each Share of Napa Common Stock Exchanged in the Merger, except to the Extent that Cash Is Received in lieu of Fractional Shares (Page 53)

        At the effective time of the merger, each outstanding share of Napa common stock (subject to certain exceptions) will, by virtue of the merger and without any action on the part of a Napa shareholder, be converted into the right to receive 0.307 shares of Marin common stock. Cash will be paid in lieu of any fractional share interest.

Exchange Ratio

        The common stock exchange ratio is a fixed exchange ratio of 0.307 shares of Marin common stock for each share of Napa common stock, as described below under "Proposal 1—The Merger—The Merger Consideration" at page 53. The value of the stock to be received in the merger by the Napa shareholders will not be known at the time the Napa common shareholders vote on the merger and merger agreement.

Fractional Shares

        No fractional shares of Marin common stock will be issued and, in lieu thereof, each holder of Napa common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the fifteen (15) day volume weighted average price of Marin common stock calculated prior to closing of the merger as provided in the merger agreement, as described below under "Proposal 1—The Merger—The Merger Consideration" at page 53.

Per Share Market Price and Dividend Information (Page 23)

        Shares of Marin common stock trade on Nasdaq under the symbol "BMRC." Shares of Napa common stock are quoted on the OTC Pink market under the symbol "BNNP."

        The following table sets forth the closing sale prices of (i) Marin common stock as quoted on Nasdaq, and (ii) Napa common stock as quoted on the OTC Pink market, on July 31, 2017, the last trading-day before Marin announced the merger, and on [*], the last practicable trading-day before the distribution of this proxy statement/prospectus. To illustrate the market value of the per share merger consideration to be received by Napa's shareholders, the following table also presents the equivalent market values per share of Napa common stock as of July 31, 2017 and [*], which were determined by multiplying the closing price for the Marin common stock on those dates by the exchange ratio of 0.307 of a share of Marin common stock for each share of Napa common stock. See "Proposal 1—The Merger—The Merger Consideration" beginning on page 53 for additional information about the merger consideration to be received by holders of Napa common stock.

	Marin Common Stock		Napa Common Stock		Equivalent Market Value Per Share of Napa
At July 31, 2017		$66.65		$13.25		$20.46
At [*]	$	[*]	$	[*]	$	[*]

        The market price of Marin common stock and Napa common stock will fluctuate prior to the date of the special meeting and the date the Napa shareholders receive the merger consideration. Therefore, the value of the stock to be received in the merger by the Napa shareholders will not be known at the time the Napa common shareholders vote on the merger and merger agreement. Napa shareholders should obtain a current price quotation for the shares of Marin common stock to update the implied value for a share of Napa common stock.

        Following the completion of the merger, and based on [*] shares of Marin common stock outstanding as of [*], the former Napa common shareholders will own approximately [*]% of the outstanding shares of Marin common stock and the current shareholders of Marin will own the remaining approximately [*]% of the outstanding shares of Marin common stock.

        Marin follows a policy of paying quarterly cash dividends with payable dates historically during the second month of each calendar quarter. The record date for the dividend generally occurs around the first day of the second month of each quarter. Marin increased its quarterly dividend by $0.02 per share in 2015, $0.03 per share in 2016, and $0.02 per share in 2017. Marin most recently declared a quarterly cash dividend of $0.29 per share on July 21, 2017 with an August 4, 2017 record date and payable on August 11, 2017. Because the merger will not likely be effective by the next anticipated record date in November, Napa shareholders are not expected to participate in such dividend. The merger is expected to be completed before the record date for Marin's fourth quarter dividend (payable early in 2018); however, no assurance can be given regarding the time for the closing of the merger.

        Marin expects to pay cash dividends at the same general level but may change that policy in the sole discretion of its board of directors based on business conditions, its financial condition and earnings or other factors.

        Napa most recently declared a quarterly cash dividend of $0.17 per share on April 19, 2017 with a May 9, 2017 record date and a payable date of May 16, 2017. Pursuant to the merger agreement, Napa generally may not pay dividends to its shareholders pending the closing of the merger. See "Proposal 1—The Merger—Business Pending the Merger" beginning on page 58.

Procedures for Exchanging Napa Common Stock Certificates (Page 54)

        Within three business days of the closing of the merger, Marin's transfer agent, Computershare, will send to common shareholders of Napa an approved form of transmittal materials. These materials will contain detailed instructions on how to exchange a shareholder's Napa shares along with materials to be completed and signed. After Marin's transfer agent receives a completed transmittal letter and corresponding stock certificate(s) from a Napa shareholder, Marin's transfer agent will issue to the former Napa shareholder the Marin common stock and cash in lieu of fractional shares to which he or she is entitled. If a Napa shareholder holds shares in street name, he or she will instead receive information from his or her bank, broker or other nominee advising such Napa shareholder of the process for receiving the Marin common stock and cash in lieu of fractional shares to which he or she is entitled.

        Each Napa shareholder will need to surrender his or her Napa common stock certificates to receive the shares of Marin common stock and cash in lieu of fractional shares to which they are entitled. However, Napa shareholders should not send any certificates now.

Material Federal Income Tax Consequences of the Merger (Page 71)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, which is referred to in this proxy statement/prospectus as the Code, and it is a condition to completion of the merger that Marin receives an opinion to that effect.

        Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "Proposal 1—The Merger—Material Federal Income Tax Consequences" of this proxy statement/prospectus, a Napa common shareholder that is a U.S. holder generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of fractional shares of Marin common stock, the tax consequences of which are discussed at the portion of this proxy statement/prospectus referenced above.

        Tax matters are complicated, and the tax consequences of the merger to a particular Napa shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Napa shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Differences in Rights as a Shareholder (Page 83)

        As a Napa shareholder, your rights are currently governed by Napa's articles of association and bylaws. If you receive Marin common stock in exchange for your Napa common stock, you will become a shareholder of Marin and your rights will be governed by its articles of incorporation and bylaws. You can review the provisions of Marin common stock and comparison in the rights of shareholders between the two companies starting on page 83.

Approval of the Merger and Merger Agreement Requires the Affirmative Vote of Holders of Two-Thirds of the Issued and Outstanding Shares of Napa Common Stock (Page 32)

        The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Napa common stock is necessary to approve the merger and merger agreement on behalf of Napa. At the close of business on the record date, there were [*] shares of Napa common stock outstanding held by [*] holders of record. If a Napa shareholder does not vote, it will have the same effect as a vote "AGAINST" the merger and merger agreement.

The Board of Directors of Napa Owns Shares Which May Be Voted at the Napa Special Meeting (Pages 75 and 79)

        As of the record date, the directors of Napa, as a group, held (i) [*] shares of Napa common stock, or approximately [*]% of the outstanding Napa common stock. These directors have each entered into shareholder agreements with Marin pursuant to which they have agreed, among other things, in their capacity as shareholders of Napa, to vote their shares of Napa common stock in favor of the merger and merger agreement. The form of shareholder agreement is attached as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

Napa's Shareholders Have Dissenters' Rights (Page 75)

        Under federal law, holders of Napa common stock who dissent from the merger and comply with certain provisions of the National Bank Act at 12 U.S. Code § 214a(b) will be entitled to receive a cash payment for their shares of Napa common stock in connection with the merger. These procedures are described under "Proposal 1—The Merger—Dissenters' Rights" in this proxy statement/prospectus, and a copy of 12 U.S. Code § 214a(b) is attached as Appendix C to this proxy statement/prospectus.

Napa is Prohibited from Soliciting Other Offers (Page 62)

        Napa has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than Marin regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Marin and Napa Must Meet Several Conditions to Complete the Merger (Page 55)

        Completion of the merger depends on meeting a number of conditions, including the following:

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  two-thirds of the common shareholders of Napa must approve the merger and merger agreement;

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  Marin, Bank of Marin and Napa must receive all required regulatory approvals for the merger, no such approval may contain any condition that would reasonably be likely to (1) have a material adverse effect on Napa, (2) restrict the business of Marin or any of its subsidiaries in a manner that would have a material adverse effect with respect to Napa's business, or (3) require the sale by Napa or Marin of any material portion of their respective assets;

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  there must be no law, injunction or order enacted or issued preventing completion of the merger;

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  the representations and warranties of each of Marin, Bank of Marin and Napa in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

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  Marin, Bank of Marin and Napa must have complied in all material respects with their respective obligations in the merger agreement;

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  neither Marin nor Napa must have suffered any event which has had or could reasonably be expected to result in a material adverse effect;

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  Marin shall have received shareholder agreements executed and delivered by each of the Napa directors and (which Marin received on the date that the merger agreement was signed) each of the directors who signed the shareholder agreements shall have performed in all material respects all obligations under such agreements. The form of the shareholder agreement is attached as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus;

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  as of the last business day of the month prior to the closing of the merger, Napa's adjusted stockholders' equity will not be less than $26.58 million, subject to certain adjustments and its allowance for loan and lease losses will not be less than $1.9 million or 1.35% of total loans, whichever is greater;

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  Marin shall have received a tax opinion from Crowe Horwath, LLP that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and Marin, Bank of Marin and Napa will be a party to that reorganization within the meaning of Section 368(b) of the Code;

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  Marin shall have received executed non-solicitation agreements from each of the directors of Napa and from Napa's chief lending officer (which Marin received on the date that the merger agreement was signed), and on or before the closing of the merger an executed Consulting Agreement from M. Thomas LeMasters, each of which shall remain in full force and effect;

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  Napa shall have obtained consents required to be obtained pursuant to agreements with third parties;

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  Napa shall have paid all transaction expenses incurred in connection with the merger prior to the closing of the merger and shall have provided Marin with written evidence thereof; provided, Marin shall have been given an opportunity to review all invoices, bills and estimates relating to Napa's professional fees related to the merger;

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  Marin shall have received the written resignation of each director of Napa; and

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  dissenting shares must not represent more than 10% of the outstanding shares of Napa common stock.

        Unless prohibited by law, the party benefitted by a condition could elect to waive such condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Marin, Bank of Marin and Napa Have Filed Regulatory Applications to Seek Regulatory Approvals to Complete the Merger (Page 57)

        To complete the merger, the parties need the prior approval from (i) the Federal Reserve, (ii) the FDIC, and (iii) the DBO. The parties must also notify the Office of the Comptroller of the Currency ("OCC"). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Marin, Bank of Marin and Napa have filed all necessary applications with the FDIC and the DBO and have filed a request with the Federal Reserve for confirmation that no application is necessary in accordance with its regulations. The Federal Reserve confirmed no application was necessary by letter dated August 30, 2017. Marin and Napa cannot predict whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Marin following completion of the merger.

Termination of the Merger Agreement (Page 64)

        The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including that:

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  Marin, Bank of Marin and Napa can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of Napa have already voted to approve it;

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  by any party if the merger is not consummated by March 31, 2018, except to the extent that the failure to consummate the merger by that date is due to (i) the terminating party's failure to perform or observe its covenants and agreements in the merger agreement, or (ii) the failure of any of the Napa shareholders (if Napa is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement;

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  by any party if any required governmental approval of the merger has been denied by final non-appealable action or an application for approval of the merger has been permanently withdrawn at the request of a governmental authority;

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  by Marin and Bank of Marin, on the one hand, or by Napa, on the other, if the other party or parties breach any of its or their representations, warranties, covenants or agreements under the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party or parties not to consummate the merger, or if the shareholders of Napa do not approve the merger and merger agreement; or

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  by Napa, subject to certain conditions, in the event that it enters into a "superior" acquisition proposal with a third party, in which case Napa would become obligated to pay a termination fee to Marin.

        In addition, Marin and Bank of Marin may terminate the merger agreement at any time prior to the Napa special meeting if the board of directors of Napa withdraws or modifies its recommendation to the Napa shareholders that the merger and merger agreement be approved in any way which is adverse to Marin, or breaches its covenants requiring the calling and holding of the Napa special meeting to consider the merger and merger agreement and prohibiting the solicitation of other offers, or Napa fails to reaffirm its approval or recommendation of the merger and merger agreement after receipt of an acquisition proposal. Marin also may terminate the merger agreement if a third party commences a tender offer or exchange offer for the outstanding Napa common stock and the board of directors of Napa recommends that Napa shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period. If the merger agreement is terminated for any of these reasons, Napa would become obligated to pay a termination fee to Marin.

Termination Fee (Page 65)

        Napa is obligated to make a $1.9 million cash payment to Marin in the event the merger agreement is terminated for certain reasons.

Marin and Napa May Amend the Merger Agreement (Page 64)

        The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment may be made after the Napa special meeting which would reduce the aggregate value of the consideration to be received by the Napa shareholders, or which by applicable law would require further approval by the Napa shareholders without obtaining such approval.

Napa's Directors and Officers Have Some Interests in the Merger that Are in Addition to or Different than the Interests of Napa Shareholders (Page 67)

        Napa directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Napa, which include, but are not limited to:

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  the agreement of Bank of Marin to honor indemnification obligations of Napa, as well as to purchase liability insurance for Napa's directors and officers for five (5) years following the merger, subject to the terms of the merger agreement;

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  M. Thomas LeMasters, Napa's President and Chief Executive Officer and a director is required to enter into a Consulting Agreement with Bank of Marin, to be effective as of the closing of the merger, and to provide compensation to him for continued provision of services to Bank of Marin following the merger. Additionally, simultaneously with, the execution of the merger agreement, Diane Bishofberger, Napa's Executive Vice President and Bank Sales Manager, entered into an employment agreement with Bank of Marin;

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  Napa executive officers M. Thomas LeMasters, Kathi Metro, Diane Bishofberger, and Michael Lundstrom each have change in control agreements which would be triggered by this transaction and are to be paid, for total aggregate consideration of $988,521, under the merger agreement prior to closing in exchange for termination and release agreements;

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  Napa executive officers M. Thomas LeMasters, Michael Lundstrom, and Diane Bishofberger each have salary continuation agreements, the vesting and fixing of annual benefits under which will occur as a result of the merger, and such agreements will be assumed by Bank of Marin for payment of benefits thereunder; and

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  the merger agreement provides that Marin shall grant vested substitute stock options to certain Napa directors and officers who hold outstanding Napa stock options at closing.

        These and other interests of Napa directors and officers are described in more detail in the section entitled "Proposal I—The Merger—Interests of Certain Napa Officers and Directors in the Merger." The boards of directors of Marin and Napa were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Accounting Treatment of the Merger (Page 74)

        The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles ("GAAP").

SELECTED HISTORICAL FINANCIAL DATA

        The following information is provided to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by Napa and by Marin for the periods presented. These are historical figures.

Selected Consolidated Historical Financial Data of Marin

        The following selected consolidated financial data with respect to Marin as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 have been derived from its audited financial statements. The selected consolidated financial data as of and for the six months ended June 30, 2017 and 2016 comes from the unaudited financial statements of Marin. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Marin's financial information for the interim periods presented. The operating results for the six months ended June 30, 2017, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2017.

	Unaudited as of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(Dollars in thousands, except share and per share data)	2017	2016	2016	2015	2014	2013	2012
Income statement data:
Interest income	$36,735	$37,188	$75,430	$69,438	$72,790	$60,560	$65,766
Interest expense	810	1,384	2,269	2,251	2,349	1,785	2,576
Net interest income	35,925	35,804	73,161	67,187	70,441	58,775	63,190
(Reversal of) provision for loan losses	0	0	(1,850)	500	750	540	2,900
Non-interest income	4,211	4,584	9,161	9,193	9,041	8,066	7,112
Non-interest expense	25,642	24,027	47,692	46,949	47,263	44,092	38,694
Net income available to common stockholders	9,734	10,483	23,134	18,441	19,771	14,270	17,817
Common share and per common share data:
Earnings—diluted per share	$1.58	$1.72	$3.78	$3.04	$3.29	$2.57	$3.28
Book value per common share	39.07	37.00	37.63	35.34	33.68	30.78	28.17
Dividends on common stock	3,315	3,044	6,223	5,390	4,733	3,970	3,751
Weighted-average diluted shares outstanding	6,172,961	6,099,674	6,114,850	6,065,230	6,006,103	5,558,033	5,437,737
End of period shares outstanding	6,160,952	6,120,684	6,127,314	6,068,543	5,939,482	5,877,524	5,389,210
Balance sheet data at period end:
Total assets	$2,100,716	$1,950,452	$2,023,493	$2,031,134	$1,787,130	$1,805,194	$1,434,749
Gross loans	1,491,485	1,448,399	1,486,616	1,451,228	1,363,351	1,269,322	1,073,952
Allowance for loan losses	15,232	15,087	15,442	14,999	15,099	14,224	13,661
Investment securities	401,888	381,852	417,018	487,424	317,285	366,493	293,414
Deposits	1,840,540	1,705,615	1,772,700	1,728,226	1,551,619	1,587,102	1,253,289
Total borrowings	5,666	5,493	5,586	72,395	20,185	19,969	15,000
Total stockholders' equity	240,733	226,452	230,563	214,473	200,026	180,887	151,792
Loan-to-deposit ratio	81.0%	84.9%	83.9%	84.0%	87.9%	80.0%	85.7%
Average balance sheet data:
Total average assets	$2,047,122	$1,972,511	$2,008,286	$1,889,747	$1,833,065	$1,494,163	$1,434,461
Total average common stockholders' equity	235,500	221,505	226,216	208,526	191,733	161,034	144,111
Average common equity to average assets	11.50%	11.23%	11.26%	11.03%	10.46%	10.78%	10.05%
Performance ratios:
Return on average assets(1)	0.96%	1.07%	1.15%	0.98%	1.08%	0.96%	1.24%
Return on average common stockholders' equity(1)	8.34%	9.52%	10.23%	8.84%	10.31%	8.86%	12.36%
Net interest margin—full tax-equivalent(2)	3.82%	3.90%	3.91%	3.83%	4.13%	4.20%	4.74%
Efficiency ratio	63.89%	59.49%	57.93%	61.47%	59.46%	65.97%	55.04%
Common stock dividend payout ratio	33.75%	28.90%	26.77%	29.10%	23.90%	27.90%	21.00%
Asset quality ratios:
Net charge-offs (recoveries) to average loans(1)	0.01%	(0.01)%	(0.16)%	0.04%	(0.01)%	0.00%	0.38%
Non-accrual loans to total loans	0.08%	0.19%	0.01%	0.15%	0.69%	0.92%	1.64%
Nonperforming assets to total assets	0.07%	0.16%	0.03%	0.13%	0.55%	0.67%	1.23%
Allowance for loan losses as a percentage of:
Total loans	1.02%	1.04%	1.04%	1.03%	1.11%	1.12%	1.27%
Non-accrual loans	1,291.9%	553.7%	10,649.7%	688.3%	161.5%	121.8%	77.4%
Capital ratios at period end:
Tier 1 leverage	11.61%	11.28%	11.39%	10.67%	10.62%	10.78%	10.30%
Tier 1 risk-based capital	14.06%	13.10%	13.37%	12.44%	12.87%	12.18%	12.52%
Total risk-based capital	15.01%	14.05%	14.32%	13.37%	13.94%	13.21%	13.71%

(1)
Amounts for interim periods are annualized based on actual number of days in the periods.

(2)
Yields on tax-exempt securities and loans are presented on a taxable-equivalent basis assuming a Federal tax rate of 35%.

Selected Historical Financial Data of Napa

        The following selected financial data with respect to Napa as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 have been derived from its audited financial statements. The selected financial data as of and for the six months ended June 30, 2017 and 2016 comes from the unaudited financial statements of Napa. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Napa's financial information for the interim periods presented. The operating results for the six months ended June 30, 2017, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2017.

	Unaudited as of and for the Six Months Ended June 30,		As of and for the Year ended December 31,
(Dollars in thousands, except share and per share data)	2017	2016	2016	2015	2014	2013	2012
Income statement data:
Interest income	$4,332	$4,004	$8,103	$7,062	$6,423	$6,068	$5,867
Interest expense	178	181	366	336	363	364	377
Net interest income	4,154	3,823	7,737	6,726	6,060	5,704	5,490
Provision for loan and lease losses	20	63	100	87	84	121	272
Non-interest income	302	270	568	571	499	432	432
Non-interest expense	2,967	2,798	5,585	5,133	4,422	4,231	4,128
Income before income taxes	1,469	1,232	2,620	2,077	2,053	1,784	1,522
Net income available to common stockholders	993	810	1,742	1,352	1,246	1,926	1,913
Common share and per common share data:
Earnings per diluted share	$.41	$.35	$.73	$.58	$.54	$.83	$.83
Book value per common share	$11.50	$11.21	$10.90	$10.67	$10.13	$9.37	$8.91
Weighted average diluted shares outstanding	2,439,880	2,341,709	2,376,004	2,329,239	2,317,436	2,312,038	2,293,015
Balance sheet data at period end:
Total assets	$246,056	$231,643	$244,447	$212,059	$179,335	$166,498	$149,924
Gross loans and leases	139,297	128,323	135,170	127,398	103,432	99,159	87,602
Allowance for loan and lease losses	1,927	1,864	1,904	1,800	1,711	1,562	1,500
Investment securities	88,583	80,061	94,365	72,209	55,504	46,007	38,008
Deposits	217,746	204,322	217,571	186,501	155,229	144,159	128,763
Total stockholders' equity	27,175	25,831	25,755	24,583	23,194	21,440	20,402
Loan-to-deposit ratio	63.97%	62.80%	62.13%	68.31%	66.63%	68.78%	68.03%
Average balance sheet data:
Total average assets	$246,379	$223,603	$232,771	$197,705	$169,630	$152,205	$137,598
Total average common stockholders' equity	26,420	25,188	25,748	23,959	22,408	20,876	19,273
Average common equity to average assets	10.72%	11.26%	11.06%	12.12%	13.21%	13.72%	14.01%
Performance ratios:
Return on average assets(1)	.81%	.73%	.75%	.68%	.73%	1.27%	1.39%
Return on average common stockholders' equity(1)	7.58%	6.47%	6.76%	5.64%	5.56%	9.23%	9.93%
Net interest margin-tax equivalent adjusted(2)	3.73%	3.74%	3.64%	3.69%	3.80%	3.98%	4.24%
Efficiency ratio	66.56%	68.36%	67.24%	70.34%	67.41%	68.96%	69.69%
Asset quality ratios:
Net (recoveries) charge-offs to average loans	0%	0%	0%	0%	(.06)%	.06%	.25%
Nonperforming loans to total loans	.10%	.11%	.10%	0%	0%	.53%	.63%
Nonperforming assets to total assets	.06%	.06%	.06%	0%	0%	.31%	.37%
Allowance for loan losses as a percentage of:
Total loans	1.38%	1.45%	1.41%	1.41%	1.65%	1.58%	1.71%
Nonperforming loans	1,407%	1,361%	1,391%	—	—	302%	270%
Capital ratios at period end:
Tier 1 leverage	10.99%	10.95%	10.76%	11.48%	12.92%	12.98%	13.45%
Tier 1 risk-based capital	16.40%	16.45%	16.34%	16.91%	19.45%	18.93%	19.13%
Total risk-based capital	17.56%	17.68%	17.51%	18.16%	20.70%	20.19%	20.40%

(1)
Amounts for interim periods are annualized based on actual number of days in the periods.

(2)
Yields on tax-exempt securities and loans are presented on a taxable-equivalent basis assuming a Federal tax rate of 35%.

Unaudited Per Share Equivalent Information

        The following table sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of Marin and Napa on a historical basis, for Marin on a pro forma combined basis, and on a pro forma combined basis per Napa equivalent share.

        The unaudited pro forma data gives effect to: (i) the acquisition by Marin of Napa through the merger of Napa into Bank of Marin; and (ii) the issuance of a number of shares of Marin common stock to the shareholders of Napa in connection with the merger. For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that the Napa acquisition and the merger of Napa into Bank of Marin were effective on December 31, 2016 and June 30, 2017, as applicable. The data in the column "Pro Forma Equivalent Per Napa Share" shows the effect of the merger from the perspective of an owner of Napa common stock, and was obtained by multiplying the Combined Pro Forma Amounts for Marin by the exchange ratio of 0.307. The unaudited pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements, or other possible financial benefits of the merger to the combined company, and does not attempt to suggest or predict future results.

        This information does not purport to reflect what the historical results of the combined company would have been had Marin and Napa been combined during these periods.

	Marin Historical	Napa Historical	Combined Pro Forma Amounts for Marin(1)	Pro Forma Equivalent Per Napa Share
Book value per share:
at June 30, 2017	$39.07	$11.50	$41.79	$12.83
at December 31, 2016	$37.63	$10.90	$40.51	$12.44
Cash dividends per share(2):
Six months ended June 30, 2017	$0.54	$0.17	$0.54	$0.17
Year ended December 31, 2016	$1.02	$0.15	$1.02	$0.32
Basic earnings per share:
Six months ended June 30, 2017	$1.60	$0.42	$1.57	$0.48
Year ended December 31, 2016	$3.81	$0.75	$3.66	$1.12
Diluted earnings per share:
Six months ended June 30, 2017	$1.58	$0.41	$1.54	$0.47
Year ended December 31, 2016	$3.78	$0.73	$3.61	$1.11

(1)
Pro forma adjustment assumes Marin stock price of $65.95 as of July 28, 2017.

(2)
Pro forma combined cash dividends are based on Marin's historical amounts.

MARKET PRICE AND DIVIDEND INFORMATION

Marin common stock

        The following table sets forth the high and low intra-day sales prices for shares of Marin's common stock and cash dividends paid per share for the periods indicated.

		High	Low	Cash Dividends Per Share
2015	First Quarter	$52.96	$48.63	$0.22
	Second Quarter	$53.00	$45.81	$0.22
	Third Quarter	$52.89	$46.81	$0.22
	Fourth Quarter	$56.77	$47.75	$0.24
2016	First Quarter	$54.50	$45.65	$0.25
	Second Quarter	$51.61	$47.16	$0.25
	Third Quarter	$52.47	$47.25	$0.25
	Fourth Quarter	$75.05	$49.25	$0.27
2017	First Quarter	$72.50	$63.25	$0.27
	Second Quarter	$69.95	$59.05	$0.27
	Third Quarter through August 31, 2017	$68.15	$60.95	$0.29

Napa common stock

        The following table sets forth the high and low intra-day sales prices for shares of Napa's common stock for the periods indicated.

		High	Low	Cash Dividends Per Share
2015	First Quarter	$8.65	$8.20
	Second Quarter	$8.49	$8.30
	Third Quarter	$9.20	$8.36
	Fourth Quarter	$10.00	$8.50
2016	First Quarter	$9.90	$8.77
	Second Quarter	$10.00	$9.01	$0.15
	Third Quarter	$12.00	$9.80
	Fourth Quarter	$11.95	$10.50
2017	First Quarter	$13.00	$11.70
	Second Quarter	$13.35	$12.65	$0.17
	Third Quarter through August 31, 2017	$19.49	$13.25

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements," you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Marin, Bank of Marin, and Napa before deciding whether to vote for the approval of the merger and merger agreement and the other transactions contemplated by the merger and the approval of the adjournment of the Napa special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the merger and merger agreement and the other transactions contemplated by the merger agreement. You should also consider the risks relating to the businesses of Marin and ownership of Marin common stock contained in Part I, Item 1A of Marin's Annual Report on Form 10-K for the year ended December 31, 2016 that has been filed with the Commission, as well as any subsequent documents filed by Marin with the Commission, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information."

Because the market price of Marin common stock may fluctuate, Napa shareholders cannot be sure of the market value of the Marin common stock that they will receive in the merger.

        Under the terms of the merger agreement, the exchange ratio for the merger consideration to be issued by Marin to Napa shareholders is fixed at 0.307 shares of Marin common stock for each share of Napa common stock. The closing price of Marin's common stock as quoted on Nasdaq was $66.65 on July 31, 2017, the trading date immediately preceding the day on which the merger was publicly announced. As of [*], 2017, the closing price of Marin common stock as reported on Nasdaq was $[*]. The market price of Marin common stock will vary from these prices, and will also vary from the price on the date that this document is mailed to Napa shareholders or on the date of the special meeting of shareholders of Napa. The market price of Marin common stock changes as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Marin. As a result of the fixed 0.307 exchange ratio, the market value of shares of Marin common stock that a Napa shareholder receives in the merger will both increase and decline correspondingly with increases and declines in the market price of Marin common stock. Because the date that the merger will be completed will be later than the date of the Napa special meeting, at the time of the special meeting you will not know the exact market value of the Marin common stock that you will receive for your shares of Napa common stock upon completion of the merger.

Directors and officers of Napa have interests in the merger that are in addition to or different than the interests of Napa shareholders.

        Napa directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Napa, which include, but are not limited to:

  •
  the agreement of Marin to honor indemnification obligations of Napa, as well as to purchase liability insurance for Napa's directors and officers for five (5) years following the merger, subject to the terms of the merger agreement;

  •
  M. Thomas LeMasters, Napa's President and Chief Executive Officer and a director is required to enter into a Consulting Agreement with Bank of Marin, to be effective as of the closing of the merger, and to provide compensation to him for continued provision of services to Bank of Marin following the merger. The form of Consulting Agreement is attached as Exhibit D to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. Additionally, simultaneously with, the execution of the merger agreement, Diane Bishofberger,

    Napa's Executive Vice President and Bank Sales Manager, entered into an employment agreement with Bank of Marin;

  •
  Napa executive officers M. Thomas LeMasters, Kathi Metro, Diane Bishofberger, and Michael Lundstrom each have change in control agreements which would be triggered by this transaction and are to be paid, for total aggregate consideration of $988,521, under the merger agreement prior to closing in exchange for termination and release agreements;

  •
  Napa executive officers M. Thomas LeMasters, Michael Lundstrom, and Diane Bishofberger each have salary continuation agreements, the vesting of benefits under which will be accelerated by the merger, and such agreements will be assumed by Bank of Marin for payment of benefits thereunder; and

  •
  the merger agreement provides that Marin shall grant vested substitute stock options to certain Napa directors and officers who hold outstanding Napa stock options at closing.

        You should consider these interests in conjunction with the recommendation of the board of directors of Napa with respect to approval of the merger. For a more detailed discussion of these interests, see the section entitled "Proposal 1—The Merger—Interests of Certain Napa Officers and Directors in the Merger."

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Napa.

        Until the closing of the merger, with some limited exceptions, Napa is prohibited from soliciting, initiating, encouraging or participating in any discussion of, or otherwise considering any inquiries or proposals that may lead to, an acquisition proposal, such as a merger or other business combination transaction, with any person other than Marin. In addition, Napa has agreed to pay a termination fee of $1.9 million to Marin in specified circumstances. See "Proposal 1—The Merger—Termination Fee." These provisions could discourage other companies from trying to acquire Napa even though those other companies might be willing to offer greater value to Napa shareholders than Marin has offered in the merger. The payment of the termination fee could also have a material adverse effect on Napa's financial condition.

Marin may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Marin's ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of Bank of Marin and Napa in a manner that does not materially disrupt the existing customer relationships of Napa or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Marin is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Bank of Marin and Napa have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Bank of Marin's ability to maintain relationships with clients, customers, depositors and employees or for Marin to achieve the anticipated benefits of the merger. Integration efforts between the Bank of Marin and Napa could also divert management attention and resources. These integration matters could have an adverse effect on each of Bank of Marin and Napa during the transition period and on the combined company following completion of the merger.

The market price of Marin common stock after the merger may be affected by factors different from those affecting the shares of Napa or Marin currently.

        Upon completion of the merger, holders of Napa common stock will become holders of Marin common stock. Marin's business differs from that of Napa, and, accordingly, the financial condition and results of operations of the combined company and the market price of Marin common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of Napa.

The fairness opinion received by Napa's board of directors from Sandler will not reflect any changes since the date of such opinion.

        Changes in the operations and prospects of Marin, Bank of Marin or Napa, general market and economic conditions and other factors that may be beyond the control of Marin and Napa, may alter the value of Marin or Napa or the market price for shares of Marin common stock or Napa common stock by the time the merger is completed. The fairness opinion delivered by Sandler to the Napa board of directors does not speak as of any date other than the date of such opinion, which was July 31, 2017. The merger agreement does not require that Sandler's fairness opinion be updated as a condition to the completion of the merger, and Napa does not intend to request that the fairness opinion be updated. Sandler's fairness opinion is attached as Appendix B to this proxy statement/prospectus. For a description of Sandler's opinion, see "Proposal 1—The Merger—Opinion of Napa's Financial Advisor." For a description of the other factors considered by Napa's board of directors in determining to approve the merger, see "Proposal 1—The Merger—Napa's Reasons for the Merger and Recommendation of the Napa Board of Directors."

The merger is subject to the receipt of approvals or waivers from regulatory authorities that may impose conditions that could have an adverse effect on Marin.

        Before the merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Marin and Napa do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of Marin following the merger or causing the merger transaction between Marin and Napa to terminate. See "Proposal 1—The Merger—Bank Regulatory Approvals" and "Proposal 1—The Merger—Conditions to the Merger."

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Marin common stock and Napa common stock to decline.

        Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the Napa shareholders of the merger. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Marin and Napa may terminate the merger agreement under certain circumstances even if the merger agreement is approved by Napa shareholders, including if the merger has not been completed on or before March 31, 2018. If the merger is not completed, the respective trading prices of Marin common stock on the Nasdaq and of Napa common stock on the OTC Pink market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. Additionally, Napa would have incurred significant expense which could significantly and materially impact its financial condition and results of operations. For more information on closing conditions to the merger agreement, see "Proposal 1—The Merger—Conditions to the Merger."

The shares of Marin common stock to be received by Napa common shareholders as a result of the merger will have different rights than shares of Napa common stock.

        Upon completion of the merger, Napa common shareholders will become Marin shareholders and their rights as shareholders will be governed by the Marin articles of incorporation, the Marin bylaws and the California General Corporation Law ("CGCL"). Some of the rights associated with Napa common stock are different from the rights associated with Marin common stock. See "Comparison of the Rights of Shareholders."

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Marin, Bank of Marin and Napa and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of Napa can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Marin's, Bank of Marin's or Napa's control. The ability of Marin, Bank of Marin or Napa to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of Marin that are incorporated into this proxy statement/prospectus by reference, including the following:

  •
  estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

  •
  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

  •
  required regulatory, shareholder or other approvals may not be obtained or other closing conditions are not satisfied in a timely manner or at all;

  •
  reputational risks and the reaction of the companies' respective customers to the merger;

  •
  diversion of management time on merger-related issues;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Bank of Marin and Napa may be greater than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

  •
  general economic or business conditions either nationally or in the San Francisco Bay Area;

  •
  legislation or changes in regulatory requirements may adversely affect the businesses in which Marin and Napa are engaged;

  •
  recurrence of drought conditions in Marin's and Napa's service areas;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Marin may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Marin.

        Because these forward-looking statements are subject to assumptions and uncertainties, Marin's, Bank of Marin's and Napa's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Marin, Bank of Marin and Napa based on information known to them as of the date of this proxy statement/prospectus. Napa and Marin shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Marin, Bank of Marin or Napa or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Marin, Bank of Marin and Napa undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

 GENERAL INFORMATION

        This document constitutes a proxy statement for, and is being furnished to all record holders of, Napa in connection with the solicitation of proxies by the board of directors of Napa to be used at a special meeting of shareholders of Napa to be held on [*], 2017 and any adjournment or postponement of the Napa special meeting. The purposes of the Napa special meeting are to consider and vote upon a proposal to approve the merger and merger agreement and a proposal to adjourn the Napa special meeting to the extent necessary to solicit additional votes on the merger and merger agreement.

        Marin has supplied all of the information contained or incorporated by reference herein relating to Marin and Bank of Marin, and Napa has supplied all of the information contained herein relating to Napa.

THE NAPA SPECIAL MEETING

General

        This proxy statement/prospectus is being provided to Napa shareholders as part of a solicitation of proxies by the board of directors for use at the special meeting and at any adjournments or postponements of the special meeting. This proxy statement/prospectus provides Napa shareholders with important information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Napa Special Meeting

        The special meeting will be held at Napa's headquarters at 2007 Redwood Rd., Suite 101, Napa, California, on [*], at [*] (local time).

Record Date for the Napa Special Meeting; Stock Entitled to Vote; Audited Financial Statements

        Only holders of record of Napa common stock at the close of business on [*], which is the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, Napa had [*] shares of its common stock issued, outstanding and eligible to vote at the special meeting.

        The audited financial statements of Napa were previously mailed to shareholders as a part of Napa's 2016 Annual Report. Shareholders requesting an additional copy of the Annual Report should contact Mr. Tom LeMasters, Napa's President & CEO, at the following address:

Bank of Napa, N.A.
2007 Redwood Road, Suite 101
Napa, CA 94558

or at the following telephone number:

(707) 257-7777

Quorum

        A majority of the shares of Napa common stock issued and outstanding and entitled to vote on the record date (taken together) must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum at the special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting to another date.

Purposes of the Napa Special Meeting

        The special meeting is being held for the following purposes:

  1.
  Approval of Merger and Merger Agreement. To consider and vote on the merger and merger agreement pursuant to which Napa will merge with and into Bank of Marin, Marin's wholly-owned bank subsidiary, as more particularly described herein;

  2.
  Adjournment. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger and merger agreement; and

  3.
  Transaction of Other Business. To transact such other business as may properly come before the special meeting and any adjournment or adjournments thereof.

Recommendation of the Napa Board of Directors

        The board of directors of Napa unanimously recommends that the Napa shareholders vote:

        "FOR" the approval of the merger and merger agreement; and

        "FOR" the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.

        The board of directors unanimously approved the merger agreement and the merger and determined that the merger is in the best interests of Napa and its shareholders. See "Proposal 1—The Merger—Background of the Transaction and Napa's Reasons for the Merger" and "Recommendation of the Napa Board of Directors."

        In considering the recommendation of the board of directors with respect to the merger, Napa shareholders should be aware that some of Napa's directors and executive officers have interests that are different from, or in addition to, the interests of Napa shareholders more generally. See "Proposal 1—The Merger—Interests of Certain Napa Officers and Directors in the Merger."

Number of Votes; Voting

        Each holder of Napa common stock is entitled to cast one vote, in person or by proxy, for each share held in that shareholder's name on the books of Napa as of the record date on all matters to be submitted to the vote of the shareholders. You may vote on-line, by phone, by mail or in person. If you wish to vote by mail, simply cast your vote on the proxy card that you will receive and sign and return it in the accompanying Business Reply Envelope. If you wish to vote in person at the special meeting, simply check the box on the proxy card indicating that you plan to attend the special meeting. To vote on-line or by phone, you will need your "shareholder control number," which is located in the bottom right hand corner of the proxy card and the web address and toll-free phone number, both of which are included on the proxy card. No other personal information will be required in order to vote in this manner.

Votes Required; Voting Agreements

        The votes required for each proposal are as follows:

          Approval of merger and merger agreement.     The affirmative votes of the holders of at least two-thirds of the outstanding shares of Napa common stock are required to approve this proposal. There are [*] shares of common stock outstanding and entitled to vote at the special meeting. Therefore, the approval of the merger and merger agreement will require the affirmative vote of at least [*] shares.

          Adjournment.     The affirmative vote of at least a majority of the outstanding shares of Napa common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve this proposal.

        As of the record date, Napa's directors owned [*] shares of Napa common stock, representing [*]% of Napa's issued and outstanding shares of common stock. Pursuant to voting agreements more fully described under the section "Proposal 1—The Merger—Shareholder Agreements," each of Napa's directors has agreed to vote his or her shares of Napa common stock "FOR" approval of the merger and merger agreement. A copy of the form of voting agreement is attached as Exhibit A to the merger agreement which is attached to this proxy statement/prospectus as Appendix A and is incorporated herein by this reference.

Voting of Proxies

Submitting Proxies

        Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote. Instructions for all voting can be found on the proxy card included with this proxy statement/prospectus.

        Napa shareholders who hold their shares in "street name" (that is, through a broker or other nominee) must vote their shares through the broker or other nominee. You should receive a form from your broker or other nominee asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker or other nominee. You may also vote over the Internet or by telephone if your shares are held in street name and your broker or other nominee has made provisions for such voting.

        If you properly fill in your proxy card and send it to us in time to vote, your "proxy holders" (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy holders will vote your shares as recommended by the board of directors as follows:

        "FOR" the approval of the merger and merger agreement; and

        "FOR" the approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the merger and merger agreement or for any other legally permissible purpose.

        If any other matter is presented, the proxy holders will vote in accordance with the recommendation of the board of directors. At the time this proxy statement/prospectus went to press, Napa did not know of any other matters which needed to be acted on at the special meeting, other than those discussed in this proxy statement/prospectus.

Revoking Proxies

        Napa shareholders who hold their shares in certificate form may revoke their proxies at any time before the time their proxies are voted at the special meeting by: (i) filing with the Corporate Secretary of Napa an instrument revoking it or a duly executed proxy bearing a later date; or (ii) appearing and voting in person at the special meeting. Subject to such revocation, shares represented by a properly executed proxy received in time for the special meeting will be voted by the proxy holders in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF NAPA'S BOARD OF DIRECTORS.

        Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:

  Bank of Napa, N.A.
  2007 Redwood Road, Suite 101
  Napa, CA 94558
  Attn: Lynn Tuttle, Corporate Secretary

        A shareholder who has instructed a broker or other nominee to vote his or her shares must follow directions received from his or her broker or other nominee in order to change those instructions.

Abstentions and Broker Non-Votes

        Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast "FOR" or "AGAINST" any proposal. However, because the proposal to approve the merger and merger agreement requires the affirmative vote of two-thirds of Napa's outstanding shares of common stock, an abstention will have the same effect as a vote "AGAINST" the proposal.

        Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. At the special meeting, the proposal to approve the merger and merger agreement is considered a non-routine matter. THEREFORE, IF A SHAREHOLDER FAILS TO INSTRUCT HIS OR HER BROKER OR NOMINEE AS TO HOW TO VOTE HIS OR HER SHARES OF NAPA STOCK, THE BROKER OR OTHER NOMINEE MAY NOT VOTE THE SHARES "FOR" APPROVAL OF THE MERGER AND MERGER AGREEMENT WITHOUT THE SHAREHOLDER'S SPECIFIC DIRECTION. A "broker non-vote" occurs when the broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. Because the proposal to approve the merger and merger agreement requires the affirmative vote of two-thirds of Napa's outstanding shares of common stock, a broker non-vote will have the same effect as a vote "AGAINST" the proposal to approve the merger and merger agreement. Therefore, it is VERY IMPORTANT that you return voting instructions to your broker or nominee. If you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee.

Dissenters' Rights

        Holders of Napa common stock will have dissenters' rights in accordance with 12 U.S. Code § 214a(b) with respect to the proposal to approve the merger and merger agreement. See "Proposal 1—The Merger—Dissenters' Rights" for more information.

Other Matters

        Napa management is not aware of any other business that will be conducted at the special meeting.

Solicitation of Proxies

        The Board of Directors is soliciting the proxies for the special meeting. Napa will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Napa's directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. Napa will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Napa has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. Napa estimates that it will pay Georgeson Inc. a fee of approximately $14,000, will reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify Georgeson Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses.

        Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Napa will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

PROPOSAL 1—THE MERGER

        The following information describes the material aspects of the merger and merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement which is attached as Appendix A. Shareholders of Napa should carefully read the appendices in their entirety.

Structure of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Napa will be acquired by Marin in a transaction in which Napa will merge with and into Bank of Marin, with Bank of Marin as the surviving institution, which is referred to as the merger. Following consummation of the merger, Bank of Marin intends to continue to operate all of the branches acquired from Napa.

        Following the consummation of the merger, Marin's articles of incorporation and bylaws as amended and as in effect immediately prior to the merger will continue as the governing corporate documents of Marin. The directors and executive officers of Marin immediately prior to the merger will continue as the directors and executive officers of Marin after the merger, in each case, until their respective successors are duly elected or appointed and qualified. However, one current member of Napa's board of directors will be added to the boards of directors of Marin and Bank of Marin at the time of the merger.

Background of the Merger

        The Napa board of directors and executive management team regularly review and assess strategic opportunities that may be available to Napa. As part of the strategic planning process the Napa board of directors regularly considers the benefits and challenges of operating as an independent bank, including the challenges associated with succession planning and growth, compared to the benefits and challenges of engaging in a strategic combination with another institution. To date, Napa's strategy has been to continue a path of independence and growth while, beginning in 2016, returning excess capital to its shareholders through dividends and a stock repurchase program.

        On December 2, 2016, Marin's President and CEO, Russell Colombo, and Napa's President and CEO, Thomas LeMasters, met for lunch and, among other things, informally discussed a possible acquisition of Napa. Following this informal discussion, on January 5, 2017, Marin emailed a nonbinding indication of interest to Napa proposing Marin's acquisition of Napa through an all-stock merger with Bank of Marin. The indication of interest proposed that shares of Napa common stock would be converted to shares of Marin common stock based on an exchange ratio of 0.2705 shares of Marin common stock per share of Napa common stock; that options to purchase Napa common stock be canceled in exchange for cash payments; and that the merger agreement include a termination fee equal to approximately 5.0% of the aggregate value of the merger consideration. Based on the trading values of Marin and Napa common stock on January 4, 2017, the exchange ratio valued implied a value of $18.50 per share of Napa, which was approximately 58% above Napa's trading price, or an aggregate transaction value of $44.8 million (including amounts paid to cash out options). The indication of interest contemplated an exclusivity period of 45 days with a potential 30-day extension.

        On February 1, 2017, the Napa board of directors held a special meeting to consider Marin's indication of interest. In attendance were representatives of Napa's legal counsel at Manatt, Phelps and Phillips, LLP, which we refer to as "Manatt", and representatives of Sandler. A representative of Manatt advised the Napa board of directors concerning its fiduciary duties in considering a merger. A representative of Sandler provided financial analyses of Marin's offer and Napa on a standalone basis. A representative of Sandler also discussed the mergers and acquisitions market generally and provided a list of some other potential parties that could be interested in a merger with Napa. The Napa board of directors discussed whether to pursue a transaction with Marin or some other party or to decline Marin's offer and continue to operate as an independent bank, but no decision was made.

        On February 6, 2017, the Napa board of directors held a second special meeting to further consider Marin's indication of interest. Representatives of Manatt and Sandler attended the meeting. After discussion, the Napa board of directors concluded that while the compatibility of Marin's market area and culture made Marin a compelling merger partner, Marin's proposal was inadequate from a financial point of view. Napa was not at that time exploring strategic alternatives or otherwise seeking a merger transaction. However, taking into account Marin's resources and its likely strategic interest in Napa's banking markets, Napa considered Marin's level of interest sufficiently serious and substantial that it determined that it would be prudent to further explore and consider Marin's indication of interest through continued dialogue.

        On February 8, 2017, a Sandler representative called his counterpart at Keefe, Bruyette & Woods, which we refer to as "KBW", and was Marin's financial advisor, to relay some of Napa's board of directors questions regarding early thoughts about plans for key personnel and to inquire whether Marin contemplated any branch closures. The Sandler representative indicated that the Napa board of directors was still having internal discussions on the merits of a potential transaction with Marin.

        On February 14, 2017, the Napa board of directors held a special meeting to consider a response to Marin's proposal. Representatives of Manatt and Sandler attended the meeting. After discussion, the Napa board of directors directed representatives of Sandler to propose that Marin increase the exchange ratio to 0.31 shares of Marin common stock per share of Napa common stock, decrease the termination fee to 4.0% of the aggregate transaction value, provide that Mr. LeMasters, a member of Napa's board of directors, would join Marin's board of directors and increase the severance payable to Napa employees terminated in connection with the transaction from the one week per year of service proposed in Marin's indication of interest to three weeks' per year of service and to shorten the proposed exclusivity period to 30 days. Because it believed that Marin's markets, customers and employees complemented those of Napa to an extent unlike other potential merger candidates and based on the level of merger consideration offered by Marin and its familiarity with Napa's financial performance, the Napa board of directors elected not to pursue discussions with other potential merger partners. Taken together these factors indicated that the probability of receiving a higher offer as the result of such a solicitation was outweighed by the risks such a course of action would involve, including potentially losing the proposed Marin transaction and leaks and speculation that could disrupt and damage Napa. On February 15, 2017, a representative of Sandler verbally relayed the counterproposal to KBW.

        On February 27, 2017, a representative from KBW conveyed the need for certain non-public information to further evaluate whether there was room to move Marin's initial offer. On March 2, 2017, Napa and Marin entered into a mutual nondisclosure agreement, after which Napa provided certain non-public information concerning projected merger expenses and budgets to Marin.

        Discussions between representatives of Napa and Marin continued through March and April. In mid-March, Marin through KBW communicated to Sandler a possible willingness to increase its initial offer to $19 per share. Sandler communicated to KBW, on behalf of the Napa board of directors, that the board was more focused on an exchange ratio than a price, but that the exchange ratio implied by a $19 per share offer would not be acceptable to Napa. Through various discussions between Sandler and KBW comparing inputs in their respective models and sharing model refinements with their respective clients, KBW verbally communicated to Sandler that a 0.30x exchange ratio could potentially work.

        The Napa board of directors met on April 19, 2017 to discuss the state of negotiations with Marin. On April 20, 2017, at the direction of the Napa board of directors, representatives of Sandler advised Marin that Napa would be willing to continue discussions premised on an exchange ratio of 0.30 shares of Marin common stock per share of Napa common stock, Marin's assumption of Napa's stock options at closing, a breakup fee equal to approximately 4.0% of the aggregate merger consideration value, one board seat, and the satisfactory resolution of severance amounts payable to Napa employees terminated in connection with the transaction. Representatives of Sandler also indicated to Marin that Napa wanted to gain a better understanding of the potential tax implications related to the transaction.

        In late April 2017, Marin reported net earnings for the first quarter of 2017, which were slightly below publicly available Wall Street analyst estimates. On May 16, 2017, the Napa board of directors met to consider the proposed transaction with Marin. In particular, the Napa board of directors considered whether it would be appropriate to reconsider the proposed exchange ratio in light of Marin's confirmation to representatives of Napa that the updated mean analyst earnings per share estimates were a reasonable representation of Marin's internal earnings expectations. After conferring with representatives of Sandler and Manatt, the Napa board of directors directed representatives of Sandler to propose an increase in the exchange ratio to 0.32 shares of Marin common stock per share of Napa common stock.

        On May 25, 2017, Marin presented a revised indication of interest offering an increased exchange ratio of 0.3065 shares of Marin common stock per share of Napa common stock, with options to purchase Napa common stock to be assumed by Marin at closing. Napa employees terminated in connection with the transaction would be entitled to receive severance equal to two weeks' salary for each year of service. The indication of interest also required that, as a condition to closing, Napa must have stockholders' equity of at least $26.58 million (subject to certain adjustments) and a minimum reserve for loan losses. The indication of interest also proposed that Marin would enter into a consulting agreement with Mr. LeMasters for a value to be determined. Discussions between the representatives of Napa and Sandler, on the one hand, and Marin and KBW on the other hand, continued throughout May and June.

        On June 7, 2017, Marin provided a revised draft indication of interest proposing an exchange ratio of 0.307 shares of Marin common stock per share of Napa common stock. The draft also contemplated a special bonus pool of up to $150,000 for Napa employees who may be terminated in connection with the merger and closing conditions that included a stockholders equity test with a separate limit on transaction expenses, a minimum reserve for loan losses and employment agreements with certain unnamed Napa employees.

        On June 13, 2017, the Napa board of directors held a special meeting to discuss the status of negotiations, whether to continue discussions with Marin and the response to Marin's most recent draft indication of interest, if any. Representatives of Manatt and Sandler were present. After a lengthy discussion, the Napa board of directors voted to continue discussions with Marin. The Napa board of directors also designated an independent mergers and acquisition committee consisting of Napa directors Anderson, Barlow and Orndorf, which we refer to as the "Napa M&A Committee", to consider, direct and oversee the negotiation of the indication of interest and any definitive merger agreement.

        The Napa M&A Committee met by telephone on June 14, 2017. Also present were Mr. LeMasters and representatives of Manatt and Sandler. After discussion, the Napa M&A Committee directed representatives of Sandler to relay to Marin that Napa would be willing to enter into the indication of interest and continue discussions subject to the elimination of several proposed closing conditions, including a requirement that Marin enter into employment agreements with certain unnamed Napa employees and that there be a limit on transaction expenses as a separate closing condition, and that the indication of interest clarify certain terms of the employee severance and the assumption of Napa stock options.

        The Napa M&A Committee met by telephone on June 21, 2017. On June 21, 2017, at the direction of the Napa M&A Committee, a representative of Manatt sent a revised draft of the indication of interest to Marin's counsel eliminating the limit on transaction expenses as a separate closing condition. At the direction of the Napa M&A Committee, a representative of Sandler relayed the proposed revisions to the indication of interest to representatives of KBW the following day. The Napa M&A Committee met again on June 23, 2017 with Mr. LeMasters and representatives of Manatt and Sandler present. At the June 23, 2017 meeting, the Napa M&A Committee directed Mr. LeMasters to speak directly with Mr. Colombo regarding the elimination of transaction expenses as a separate closing condition and making clarifications regarding the terms of employee severance payments and the assumption of Napa stock options.

        Mr. LeMasters and Mr. Colombo met in person on June 26, 2017 to discuss the issues raised by the Napa M&A Committee. Later that day, the Napa M&A Committee met with Mr. LeMasters and representatives of Manatt and Sandler present. Mr. LeMasters reported that Mr. Colombo had agreed to the Napa M&A Committee's proposed changes. Manatt reviewed a revised version of the indication of interest with the Napa M&A Committee. The indication of interest proposed that shares of Napa common stock would be converted to shares of Marin common stock based on an exchange ratio of 0.307 shares of Marin common stock per share of Napa common stock; that options to purchase Napa common stock would be assumed and would become options to purchase Marin common stock at closing with appropriate adjustments based on the exchange ratio, and that the merger agreement include a termination fee equal to approximately 4.0% of the aggregate value of the merger consideration. The indication of interest provided for a 30-day exclusivity period with a potential 30-day extension. After discussion, the Napa M&A Committee unanimously approved the indication of interest and directed Mr. LeMasters to sign the revised indication of interest. Napa and Marin entered into a final non-binding indication of interest on June 27, 2017.

        During the month of July 2017, Marin conducted a due diligence review of Napa at Napa's headquarters, engaged in interviews at Marin's headquarters and reviewed due diligence materials which were made available via an online due diligence site. Napa management, Manatt and Sandler also conducted a due diligence review of Marin and Bank of Marin which included reviewing documents and information relating to Marin's business through an online diligence room and onsite at Marin's headquarters.

        On July 18, 2017, Marin's legal counsel delivered a draft of the definitive merger agreement to Manatt. The draft was delivered to the Napa board of directors and on July 19, 2017, at a regular meeting of the Napa board of directors, a representative of Manatt confirmed, through a preliminary analysis of the merger agreement, that the financial terms of the merger described in the draft merger agreement matched those described in the signed indication of interest, though a full legal review of the draft was not complete.

        At a meeting of the Napa M&A Committee on July 21, 2017 at which representatives of Sandler and Napa management were present, a representative of Manatt reviewed the draft definitive agreement with the Napa M&A Committee in detail. At the direction of the Napa M&A Committee, a representative of Manatt delivered a revised draft of the definitive agreement incorporating comments from the Napa M&A Committee and Napa management to Marin's counsel later that afternoon.

        During the week of July 24, 2017, the parties continued to negotiate the terms of the merger agreement and its exhibits. The Napa M&A Committee met on July 27, 2017 with representatives of Manatt, Sandler and Napa's management to discuss the status of negotiations.

        On July 28, 2017, Marin's legal counsel presented a revised draft of the definitive agreement to Manatt. That afternoon, the Napa board of directors held a special meeting to consider the definitive agreement and its exhibits, including the shareholder agreements, non-competition/non-solicitation agreements and consulting agreement, drafts of which were provided to the board in advance of the meeting. A representative of Manatt reviewed the draft merger agreement and its exhibits in detail, noting the items that were still open to negotiation. Representatives of Sandler provided a financial analysis of the merger. The Napa board of directors discussed the draft merger agreement and the terms of the merger in detail.

        The Napa board of directors held a special meeting on July 31, 2017. At the meeting, a representative of Manatt reviewed with the Napa board of directors the Napa directors' fiduciary duties. Following this review, a representative of Manatt outlined for the directors the revisions to the merger agreement since the meeting on July 28, 2017, a marked copy of which had been distributed to the directors prior to the meeting, and the related shareholder agreements, non-competition/non-solicitation agreements and consulting agreement to be entered into in connection therewith, copies of which had also been made available to the directors in advance of the meeting. Representatives of Sandler reviewed the financial aspects of the proposed transaction and rendered to the Napa board of directors its oral opinion (later confirmed in writing) to the effect that, as of July 31, 2017 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler as set forth in its opinion, the exchange ratio in the proposed merger agreement was fair, from a financial point of view, to the holders of Napa common stock. The Napa board of directors engaged in a vigorous discussion of the terms of the agreements, and the representatives of Manatt and Sandler present at the meeting answered various questions. After extensive discussion and taking into account the factors described below under "—Napa's Reasons for the Merger and Recommendation of the Napa Board of Directors", the Napa board of directors adopted resolutions approving the merger agreement and transactions contemplated thereby.

        Marin and Bank of Marin's respective boards of directors approved the merger agreement at special meetings on July 31, 2017.

        Following the Napa, Marin and Bank of Marin boards of directors meetings, the merger agreement and the related agreements were executed and delivered. The transaction was publicly announced on the afternoon of July 31, 2017 in a press release jointly issued by Napa and Marin.

Napa's Reasons for the Merger and Recommendation of the Napa Board of Directors

        The Napa board of directors believes the proposed merger with Marin is fair and in the best interests of the Napa shareholders, as well as its employees and the communities served by Napa. In reaching this conclusion, the Napa board of directors discussed the proposed merger with its senior management and with its financial and legal advisors and considered the relative advantages and disadvantages of remaining independent rather than entering into the merger. The directors unanimously recommend that Napa shareholders vote in favor of the merger and merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement.

        In approving the merger with Marin, the Napa board of directors considered a variety of factors, both positive and negative. The primary factors that favor the merger include, but are not limited to, the following:

  •
  the belief that the combination with Marin would enable Napa shareholders to participate in a combined company that would have enhanced future prospects as compared to those that Napa is likely to achieve on a stand-alone basis;

  •
  the potential of combining with a larger company that will provide additional products and services to better grow and retain Napa's customers, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis;

  •
  the current and prospective economic and competitive environment facing the financial services industry generally, including the continued consolidation in the industry and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term;

  •
  the complementary nature of the respective markets, customers and asset/liability mix of Napa and Bank of Marin;

  •
  the reports of Napa's management to the Napa board of directors concerning the operations, financial condition and prospects of Marin and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics;

  •
  the belief of the Napa board of directors that Napa and Marin share a common vision of the importance of customer service and that management and employees of Napa and Marin possess complementary skills and expertise;

  •
  the Napa board of directors' concerns about management succession planning, in particular the challenges of identifying new executives as Napa's current executives approach retirement age, and the anticipated increases in expenses that recruiting and retaining new executions could entail;

  •
  the form of consideration being 100% common stock for all the outstanding shares of Napa (except for fractional shares) and Napa shareholders becoming Marin shareholders, which allows such shareholders to continue to participate in the future success of the combined company;

  •
  the fact that the current value of the merger consideration for holders of Napa common stock at $20.25 based on the stock price of Marin common stock on the day before the date the merger agreement was announced per share, represents a premium of approximately 50% over the $13.50 last reported trading price of Napa common stock on the Over-the-Counter Bulletin Board trading system on July 28, 2017 (the last trading day prior to the day of the board meeting at which the merger was approved), as compared to other similar transactions of a comparable nature in the view of the board of director's financial advisor;

  •
  the greater market capitalization and trading liquidity of Marin common stock, which is listed on NASDAQ, in the event that Napa shareholders desire to sell the shares of Marin common stock to be received by them following completion of the merger;

  •
  the fact that Marin has paid cash dividends on its common stock in every quarter for the past 12 years, and recently increased its quarterly dividend for the third quarter of 2017, and that Napa shareholders would benefit from the anticipated future cash dividends paid by Marin;

  •
  the board's ability, under certain circumstances, to withdraw its recommendation to Napa shareholders or terminate the merger agreement and to consider an acquisition proposal superior to the terms of the merger agreement in certain circumstances, subject to the potential payment by Napa of a termination fee of $1.9 million to Marin, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement;

  •
  the review by the Napa board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and Marin's agreement to appoint one member of the Napa board of directors to the Marin board of directors;

  •
  the opinion, dated July 31, 2017, delivered to the Napa board of directors by Sandler to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of Napa common stock;

  •
  the likelihood of receiving regulatory approvals in a timely fashion without unacceptable conditions and the likelihood that the merger would be completed;

  •
  the agreement of Bank of Marin to provide indemnification for Napa's directors and executive officers and to honor certain existing employee benefits; and

  •
  the expectation that the merger will constitute a tax-free "reorganization" under Section 368(a) of the Code to Napa shareholders with respect to the Marin common stock received by them.

  •
  Marin's successful track record, including, among other things, with respect to the completion and integration of acquisitions; and

  •
  the benefits to Napa and its customers of operating as part of a larger organization, including higher lending limits, potential enhancements to products and services, mitigation of business risks through diversification and greater financial resources.

        In the course of its deliberations regarding the merger, the Napa board of directors also considered the following factors and risks, which the board of directors determined did not outweigh the expected benefits to Napa and its shareholders:

  •
  the challenges of combining the businesses, assets and employees of Napa and Marin, which could affect the post-merger success and the ability to achieve anticipated cost savings and other potential synergies;

  •
  it is not likely that Marin and Bank of Marin will retain all officers and employees of Napa after the merger;

  •
  the fixed exchange ratio component of the merger consideration will not adjust to compensate for potential changes in the price of Marin common stock or Napa common stock prior to completion of the merger;

  •
  the interests of Napa executive officers and directors with respect to the merger apart from their interests as holders of Napa common stock, and the risk that these interests might influence their decision with respect to the merger, as described below in "Proposal 1—The Merger—Interests of Certain Napa Officers and Directors in the Merger";

  •
  the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Marin as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Napa from proposing such a transaction;

  •
  the restrictions contained in the merger agreement on the operation of Napa's business during the period between the signing of the merger agreement and completion of the merger which may delay or prevent Napa from pursuing business opportunities that could arise before completion of the merger;

  •
  the possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of Napa common stock and Napa operating results, particularly in light of the costs incurred in connection with the transaction; and

  •
  the Napa board of directors also considered other factors described under the section of this joint proxy statement/prospectus entitled "Risk Factors."

        The foregoing discussion of the information and factors considered by the Napa board of directors is not intended to be exhaustive, but includes the material factors, both positive and negative, considered by the Napa board of directors. In reaching its decision to approve the merger agreement, the Napa board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Napa board of directors considered all these factors as a whole, including discussions with, and questioning of, Napa's management team, its legal counsel and financial advisor. The Napa board of directors determined that overall, the totality of information and factors (positive and negative) considered by the Napa board of directors, was favorable to, and supported, its determination.

        This explanation of Napa's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 28 of this joint proxy statement/prospectus.

        For the reasons set forth above, the Napa board of directors unanimously approved the merger agreement and the transactions contemplated thereby and unanimously recommends that Napa shareholders vote "FOR" the merger and merger agreement and "FOR" the adjournment proposal (if necessary or appropriate).

        Each of the directors of Napa has entered into a shareholder agreement with Marin and Napa, pursuant to which they have agreed to vote "FOR" the merger and merger agreement and "FOR" the adjournment proposal (if necessary or appropriate). For more information regarding the shareholder agreements, please see the section entitled "Proposal 1—Shareholder Agreements" beginning on page 75.

Opinion of Napa's Financial Advisor

        Napa retained Sandler to act as an independent financial advisor to Napa's board of directors in connection with Napa's consideration of a possible business combination. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the July 31, 2017 meeting at which Napa's board of directors considered and discussed the terms of the merger agreement and the merger, Sandler delivered to Napa's board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of July 31, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of Napa common stock from a financial point of view. The full text of Sandler's opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Napa common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler's opinion speaks only as of the date of the opinion. The opinion was directed to Napa's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Napa as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Napa common stock and does not address the underlying business decision of Napa to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Napa or the effect of any other transaction in which Napa might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Napa or Marin, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of Napa common stock. Sandler's opinion was approved by Sandler's fairness opinion committee.

        In connection with its opinion, Sandler reviewed and considered, among other things:

  •
  an execution copy of the merger agreement, dated July 31, 2017;

  •
  certain publicly available financial statements and other historical financial information of Napa that Sandler deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Marin that Sandler deemed relevant;

  •
  internal net income and dividends per share projections for the year ending December 31, 2017, as provided by the senior management of Napa, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Napa;

  •
  publicly available consensus mean analyst earnings per share estimates for Marin for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Marin;

  •
  the pro forma financial impact of the merger on Marin based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Marin, as well as certain financial projections for Napa for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Napa and adjusted by the senior management of Marin;

  •
  the publicly reported historical price and trading activity for Napa common stock and Marin common stock, including a comparison of certain stock market information for Napa common stock and Marin common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for Napa and Marin with similar financial institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

        Sandler also discussed with certain members of the senior management of Napa the business, financial condition, results of operations and prospects of Napa and held similar discussions with certain members of the senior management of Marin regarding the business, financial condition, results of operations and prospects of Marin.

        In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by Napa or Marin or their respective representatives, or that was otherwise reviewed by Sandler, and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler relied on the assurances of the respective managements of Napa and Marin that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler was not asked to and did not undertake an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Napa or Marin or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Napa or Marin. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Napa or Marin, or of the combined entity after the merger, and Sandler did not review any individual credit files relating to Napa or Marin. Sandler assumed, with Napa's consent, that the respective allowances for loan losses for both Napa and Marin were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler used internal net income and dividends per share projections for Napa for the year ending December 31, 2017, as provided by the senior management of Napa, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Napa. In addition, Sandler used publicly available consensus mean analyst earnings per share estimates for Marin for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Marin. Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Marin, as well as certain financial projections for Napa for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Napa and adjusted by the senior management of Marin. With respect to the foregoing information, the respective senior managements of Napa and Marin confirmed to Sandler that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Napa and Marin, respectively, and the other matters covered thereby, and Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Napa or Marin since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to its analysis that Napa and Marin would remain as going concerns for all periods relevant to its analysis.

        Sandler also assumed, with Napa's consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Napa, Marin or the merger or any related transaction, (iii) the merger and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Napa's consent, Sandler relied upon the advice that Napa received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

        Sandler's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Sandler's opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler expressed no opinion as to the trading value of Marin common stock at any time or what the value of Marin common stock will be once it is actually received by the holders of Napa common stock.

        In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler's opinion or the presentation made by Sandler to Napa's board of directors, but is a summary of all material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler's comparative analyses described below is identical to Napa or Marin and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Napa and Marin and the companies to which they are being compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Napa, Marin and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Napa's board of directors at its July 31, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler's analyses do not necessarily reflect the value of Napa common stock or the prices at which Napa common stock or Marin common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by Napa's board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of Napa's board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Napa and Marin.

        Summary of Implied Exchange Ratio and Implied Transaction Metrics.    Sandler reviewed the financial terms of the proposed merger. Subject to certain termination provisions, as more fully described in the merger agreement, at closing, holders of Napa common stock will receive a fraction of a share of the common stock of Marin stock equal to the exchange ratio. Based on the closing price of Marin common stock on July 28, 2017 of $65.95 and a per share exchange ratio of 0.307, Sandler calculated an implied transaction price per share of Napa common stock of $20.25 and an aggregate implied transaction value of approximately $51.0 million in exchange for all Napa common stock and options issued and outstanding as of July 25, 2017. Based upon historical financial information for Napa as of or for the last twelve months ("LTM") ended June 30, 2017, as provided by Napa senior management, Sandler calculated the following implied transaction metrics.

Transaction Price / Last Twelve Months Earnings Per Share of Napa:	25.6x
Transaction Price / Book Value Per Share of Napa:	176%
Transaction Price / Tangible Book Value Per Share of Napa:	176%
Tangible Book Premium / Core Deposits(1):	12.0%
One Day Market Premium to Napa Closing Stock Price(2):	50%

Notes:

(1)
Core deposits calculated as total deposits less CD's greater than $100,000

(2)
Based on Bank of Marin closing price of $65.95 and Napa closing price of $13.50 as of July 28, 2017

        Napa Comparable Company Analyses.    Sandler used publicly available information to compare selected financial information for Napa with a group of financial institutions selected by Sandler (the "Napa Western Region Peer Group"). The Napa Western Region Peer Group consisted of publicly traded banks headquartered in the western region with assets between $200 million and $300 million and NPAs/ Assets below 1.5%, excluding announced merger targets. The Napa Western Region Peer Group consisted of the following companies:

Mission National Bank	Summit Bank
Uniti Financial Corporation	Americas United Bank
Liberty Bank	US Metro Bank
Community Bank of the Bay	Golden Valley Bank
Pacific Alliance Bank	Northern California National Bank
Community Bancorp of Santa Maria	Cornerstone Community Bancorp
Lighthouse Bank

        The analysis compared publicly available financial information for Napa as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the Napa Western Region Peer Group as of or for the LTM period ended March 31, 2017 (unless otherwise noted), with pricing data as of July 28, 2017. The table below sets forth the data for Napa and the high, low, median and mean data for the Napa Western Region Peer Group.

		Napa Western Region Peer Group(1)
	BNNP	High	Low	Mean	Median
Total Assets (in millions)	$246	$285	$200	$247	$254
Market Value (in millions)	$32	$48	$16	$28	$26
Price/Tangible Book Value	120%	147%	80%	104%	100%
Price/LTM Earnings Per Share	16.9x	20.1x	2.2x	13.6x	15.6x
Current Dividend Yield	1.3%	1.7%	0.0%	0.4%	0.0%
LTM Efficiency Ratio	67%	83%	52%	68%	71%
LTM Net interest Margin	3.50%	5.00%	2.36%	3.66%	3.73%
LTM Return on Average Assets	0.79%	3.67%	0.54%	1.03%	0.79%
LTM Return on Average Equity	7.3%	25.9%	4.7%	8.9%	7.2%
Tangible Common Equity/Tangible Assets	11.1%	20.6%	8.1%	11.6%	11.6%
CRE Concentration Ratio	222%	471%	111%	279%	259%
Loans/Deposits	64%	106%	43%	80%	86%
Non-performing Assets/Total Assets	0.06%	1.29%	0.00%	0.31%	0.25%

Note:

(1)
Bank level data used where consolidated data is unavailable

        Napa Stock Trading History.    Sandler reviewed the historical stock price performance of Napa common stock for the one-year and three-year periods ended July 28, 2017. Sandler then compared the relationship between the stock price performance of Napa's common stock to movements in the Napa Western Region Peer Group as well as certain stock indices.

Napa One-Year Stock Price Performance

	Beginning July 28, 2016	Ending July 28, 2017
Napa	100.0%	128.0%
Napa Western Region Peer Group	100.0%	127.0%
NASDAQ Bank Index	100.0%	130.0%
S&P 500 Index	100.0%	113.9%

Napa Three-Year Stock Price Performance

	Beginning July 28, 2014	Ending July 28, 2017
Napa	100.0%	157.7%
Napa Western Region Peer Group	100.0%	145.5%
NASDAQ Bank Index	100.0%	147.2%
S&P 500 Index	100.0%	124.9%

        Napa Net Present Value Analyses.    Sandler performed an analysis that estimated the net present value per share of Napa common stock assuming Napa performed in accordance with internal net income and dividends per share projections for Napa for the year ending December 31, 2017, as provided by the senior management of Napa, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Napa. To approximate the terminal value of a share of Napa common stock at December 31, 2021, Sandler applied price to 2021 earnings per share multiples ranging from 10.0x to 17.5x and price to

December 31, 2021 tangible book value per share multiples ranging from 80% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Napa common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Napa common stock of $7.31 to $14.90 when applying multiples of earnings per share and $7.23 to $13.70 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
10.0%	$8.85	$10.06	$11.27	$12.48	$13.69	$14.90
11.0%	$8.51	$9.67	$10.83	$12.00	$13.16	$14.32
12.0%	$8.19	$9.30	$10.42	$11.53	$12.65	$13.77
13.0%	$7.88	$8.95	$10.02	$11.10	$12.17	$13.24
14.0%	$7.59	$8.62	$9.65	$10.68	$11.71	$12.74
15.0%	$7.31	$8.30	$9.29	$10.28	$11.27	$12.26

	Tangible Book Value Per Share Multiples
Discount Rate	80%	90%	100%	110%	120%	130%
10.0%	$8.75	$9.74	$10.73	$11.72	$12.71	$13.70
11.0%	$8.41	$9.36	$10.32	$11.27	$12.22	$13.17
12.0%	$8.09	$9.01	$9.92	$10.84	$11.75	$12.66
13.0%	$7.79	$8.67	$9.55	$10.42	$11.30	$12.18
14.0%	$7.50	$8.35	$9.19	$10.03	$10.88	$11.72
15.0%	$7.23	$8.04	$8.85	$9.66	$10.47	$11.28

        Sandler also considered and discussed with the Napa board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming Napa's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Napa common stock, applying the price to 2021 earnings per share multiples range of 10.0x to 17.5x referred to above and a discount rate of 12.92%.

	Earnings Per Share Multiples
Variance to Net Income Forecast	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
(15.0%)	$6.83	$7.74	$8.66	$9.57	$10.48	$11.40
(10.0%)	$7.19	$8.16	$9.12	$10.09	$11.06	$12.03
(5.0%)	$7.55	$8.57	$9.59	$10.61	$11.63	$12.65
0.0%	$7.90	$8.98	$10.05	$11.13	$12.21	$13.28
5.0%	$8.26	$9.39	$10.52	$11.65	$12.78	$13.91
10.0%	$8.62	$9.80	$10.99	$12.17	$13.35	$14.53
15.0%	$8.98	$10.22	$11.45	$12.69	$13.93	$15.16

        Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Analysis of Selected Merger Transactions.    Sandler reviewed a group of selected merger and acquisition transactions involving U.S. banks (the "Nationwide Precedent Transactions"). The Nationwide Precedent Transactions group consisted of bank transactions announced between November 8, 2016 and June 27, 2017 with disclosed deal values, target assets between $150 million and

$500 million, target LTM ROAA between 0.50% and 1.50%, and target NPAs/Assets ratio less than 1.5%.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquirer	Target
Entegra Financial Corp. (NC)	Chattahoochee Bank of Georgia (GA)
QCR Holdings, Inc. (IL)	Guaranty Bank and Trust Company and other assets (IA)
Glacier Bancorp, Inc. (MT)	Columbine Capital Corporation (CO)
Charter Financial Corporation (GA)	Resurgens Bancorp (GA)
Horizon Bancorp (IN)	Lafayette Community Bancorp (IN)
Seacoast Commerce Banc Holdings (CA)	Capital Bank (CA)
Central Valley Community Bancorp (CA)	Folsom Lake Bank (CA)
Sierra Bancorp (CA)	OCB Bancorp (CA)
National Commerce Corporation (AL)	Patriot Bank (FL)
Riverview Financial Corporation (PA)	CBT Financial Corporation (PA)
Citizens Community Bancorp, Inc. (WI)	Wells Financial Corp. (MN)
Investar Holding Corporation (LA)	Citizens Bancshares, Inc. (LA)
West Town Bancorp, Inc. (NC)	Sound Banking Company (NC)
Progress Financial Corporation (AL)	First Partners Financial, Inc. (AL)
Investor Group (-)	Bank Management, Inc. (NE)
Texas State Bankshares, Inc. (TX)	Blanco National Holdings, Inc. (TX)
ACNB Corporation (PA)	New Windsor Bancorp, Inc. (MD)
Simmons First National Corporation (AR)	Hardeman County Investment Company, Inc. (TN)
Little Bank, Inc. (NC)	Union Banc Corp. (NC)
Trustmark Corporation (MS)	RB Bancorporation (AL)
Carolina Financial Corporation (SC)	Greer Bancshares Incorporated (SC)

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium. Sandler compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	BNNP / BMRC
		Mean	Median	High	Low
Transaction Price / LTM Earnings Per Share:	25.6x	20.6x	20.3x	33.8x	13.8x
Transaction Price/ Tangible Book Value Per Share:	176%	156%	160%	197%	125%
Tangible Book Value Premium to Core Deposits:	12.0%	7.8%	6.9%	15.3%	3.0%
1-Day Market Premium	50.0%	42.6%	47.5%	67.2%	1.5%

        Marin Comparable Company Analyses.    Sandler used publicly available information to compare selected financial information for Marin with a group of financial institutions selected by Sandler (the "Marin Peer Group"). The Marin Peer Group consisted of major exchange-traded banks headquartered in California with assets between $1 billion and $5 billion, excluding announced merger targets. The Marin Peer Group consisted of the following companies:

Hanmi Financial Corporation	Central Valley Community Bancorp
TriCo Bancshares	FNB Bancorp
First Foundation Inc.	Pacific Mercantile Bancorp
Preferred Bank	Bank of Commerce Holdings
Heritage Commerce Corp	Oak Valley Bancorp
Sierra Bancorp

        The analysis compared publicly available financial information for Marin as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the Marin Peer Group as of or for the LTM period ended June 30, 2017 (unless otherwise noted), with pricing data as of July 28, 2017. The table below sets forth the data for Marin and the high, low, median and mean data for the Marin Peer Group.

		Marin Peer Group
	Marin	Mean	Median	High	Low
Total Assets (in millions)	$2,101	$2,539	$2,078	$4,973	$1,020
Market Value (in millions)	$406	$457	$369	$928	$124
Price/Tangible Book Value	175%	191%	189%	268%	137%
Price/LTM Earnings Per Share	18.1x	17.4x	17.8x	19.5x	13.3x
Price/Mean Analyst 2017E Earnings Per Share	20.3x	17.0x	17.3x	18.6x	15.7x
Price/Mean Analyst 2018E Earnings Per Share	18.8x	14.5x	15.1x	16.1x	9.8x
Current Dividend Yield	1.8%	1.5%	1.6%	2.9%	0.0%
LTM Efficiency ratio	58%	62%	63%	88%	38%
LTM Net Interest Margin	3.92%	3.80%	3.87%	4.22%	3.03%
LTM Return on Average Assets	1.09%	0.74%	0.99%	1.31%	–2.27%
LTM Return on Average Equity	9.6%	7.5%	10.4%	14.2%	–23.6%
Tangible Common Equity/Tangible Assets	11.1%	9.3%	9.6%	10.8%	8.1%
CRE Concentration Ratio	314%	308%	274%	656%	167%
Loans/Deposits	81%	81%	78%	104%	62%
Non-performing Assets/Total Assets	0.92%	0.79%	0.56%	2.18%	0.12%

        Marin Stock Trading History.    Sandler reviewed the historical stock price performance of Marin common stock for the one and three-year periods ended July 28, 2017. Sandler then compared the relationship between the stock price performance of Marin's common stock to movements in the Marin Peer Group as well as certain stock indices.

Marin One-Year Stock Price Performance

	Beginning July 28, 2016	Ending July 28, 2017
Marin	100.0%	132.6%
Marin Peer Group	100.0%	144.0%
NASDAQ Bank Index	100.0%	130.0%
S&P 500 Index	100.0%	113.9%

 Marin Three-Year Stock Price Performance(1)

	Beginning July 28, 2014	Ending July 28, 2017
Marin	100.0%	146.3%
Marin Peer Group	100.0%	167.4%
NASDAQ Bank Index	100.0%	147.2%
S&P 500 Index	100.0%	124.9%

Note:

(1)
First Foundation Inc. excluded from Marin Peer Group Three-Year Stock Price Performance due to lack of trading history

        Marin Net Present Value Analyses.    Sandler performed an analysis that estimated the net present value per share of Marin common stock assuming that Marin performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate and dividend payout ratio for Marin for the years thereafter, as provided by the senior management of Marin. To approximate the terminal value of Marin common stock at December 31, 2021, Sandler applied price to 2021 earnings per share multiples ranging from 16.0x to 20.0x and price to December 31, 2021 tangible book value per share multiples ranging from 160% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Marin common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Marin common stock of $43.90 to $65.31 when applying multiples of earnings per share and $48.50 to $85.77 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x
9.0%	$53.24	$56.25	$59.27	$62.29	$65.31
10.0%	$51.18	$54.08	$56.97	$59.87	$62.77
11.0%	$49.23	$52.01	$54.79	$57.57	$60.35
12.0%	$47.37	$50.04	$52.71	$55.38	$58.05
13.0%	$45.59	$48.16	$50.72	$53.29	$55.86
14.0%	$43.90	$46.37	$48.83	$51.30	$53.77

	Tangible Book Value Per Share Multiples
Discount Rate	160%	180%	200%	220%	240%
9.0%	$58.85	$65.58	$72.31	$79.04	$85.77
10.0%	$56.57	$63.03	$69.49	$75.95	$82.41
11.0%	$54.40	$60.60	$66.80	$73.01	$79.21
12.0%	$52.34	$58.29	$64.25	$70.20	$76.16
13.0%	$50.37	$56.09	$61.81	$67.54	$73.26
14.0%	$48.50	$54.00	$59.50	$64.99	$70.49

        Sandler also considered and discussed with the Napa board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming Marin's net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Marin common stock, applying the price to 2021 earnings per share multiples range of 16.0x to 20.0x referred to above and a discount rate of 12.92%.

	Earnings Per Share Multiples
Variance to Net Income Forecast	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0%)	$39.55	$41.74	$43.93	$46.12	$48.31
(10.0%)	$41.61	$43.93	$46.25	$48.56	$50.88
(5.0%)	$43.67	$46.12	$48.56	$51.01	$53.45
0.0%	$45.73	$48.31	$50.88	$53.45	$56.03
5.0%	$47.79	$50.49	$53.20	$55.90	$58.60
10.0%	$49.85	$52.68	$55.51	$58.34	$61.17
15.0%	$51.91	$54.87	$57.83	$60.79	$63.75

        Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler utilized the following information and assumptions: (i) the merger closes on December 31, 2017; (ii) certain internal financial projections for Napa for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Napa and adjusted by the senior management of Marin; (iii) publicly available consensus mean analyst earnings per share estimates for Marin for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for Marin for the years thereafter, as provided by the senior management of Marin; and (iv) certain assumptions relating to transaction expenses, purchase accounting adjustments, and cost savings, as provided by the senior management of Marin. The analysis indicated that the merger could be accretive to Marin's earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2018 through December 31, 2021, and dilutive to Marin's estimated tangible book at close and through the year end of 2020.

        In connection with this analysis, Sandler considered and discussed with the Napa board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler's Relationship.    Sandler acted as Napa's financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.50% of the aggregate purchase price, which fee at the time of announcement was approximately $765,244. Sandler's transaction fee is contingent upon consummation of the merger. Sandler also received a fee for rendering its opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to Sandler on the day of closing of the merger. Napa has also agreed to indemnify Sandler against certain claims and liabilities arising out of Sandler's engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with Sandler's engagement. In the two years preceding the date of Sandler's opinion, Sandler did not provide any other investment banking services to Napa, nor did Sandler provide any investment banking services to Marin in the two years preceding the date thereof. In the ordinary course of Sandler's business as a broker-dealer, Sandler may purchase securities from and sell securities to Marin and its affiliates. Sandler may also actively trade the equity and debt securities of Napa, Marin or their respective affiliates for Sandler's own account and for the accounts of Sandler's customers.

The Merger Consideration

General

        At the effective time of the merger, each share of Napa common stock outstanding immediately before the effective time of the merger, except as provided below, will, by virtue of the merger and without any action on the part of the Napa shareholder, be converted into the right to receive whole shares of common stock of Marin at a rate of 0.307 shares of Marin common stock for each share of Napa common stock. Cash will be paid in lieu of fractional shares of Marin common stock. You are urged to read carefully the information set forth below under "—Material Federal Income Tax Consequences" to better understand the federal income tax effects of your receipt of Marin common stock and cash in lieu of fractional shares in exchange for your Napa common stock.

Merger Consideration

  Common Stock

        Upon consummation of the merger and except for cash paid in lieu of fractional shares, each share of Napa common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive 0.307 shares of Marin common stock, which is referred to as the exchange ratio.

        The value of the Marin common stock to be issued to the common shareholders of Napa would amount to approximately $[*] million, based on the 15-day daily volume weighted average price of Marin common stock as of [*], 2017. This estimation is based solely on the number of Napa common shares outstanding on the date of this proxy statement/prospectus multiplied by the exchange ratio, with the result then multiplied by said 15-day daily volume weighted average price of Marin common stock.

        Upon completion of the merger, and based on [*] shares of Napa common stock outstanding as of the date of this proxy statement/prospectus, Napa shareholders are expected to receive approximately [*] shares of Marin common stock. Following the completion of the merger and based on [*] shares of Marin common stock outstanding as of [*], 2017, the former Napa shareholders will own approximately [*]% of the outstanding shares of Marin common stock and the current shareholders of Marin will own the remaining approximately [*]% of the outstanding shares of Marin common stock.

        The following table sets forth the closing sale prices of (i) Marin common stock as quoted on Nasdaq on July 31, 2017, and (ii) Napa common stock as quoted on the OTC Pink market, on July 31, 2017, the last trading-day before Marin announced the merger, and on [*], the last practicable trading-day before the distribution of this proxy statement/prospectus. To illustrate the market value of the per share merger consideration to be received by Napa's shareholders, the following table also presents the equivalent market value per share of Napa common stock as of July 31, 2017, and [*], which were determined by multiplying the closing price for the Marin common stock on those dates by the exchange ratio of 0.307 of a share of Marin common stock for each share of Napa common stock.

	Marin Common Stock		Napa Common Stock		Equivalent Market Value Per Share of Napa
At July 31, 2017		$66.65		$13.25		$20.46
At [*]	$	[*]	$	[*]	$	[*]

        The market price of Marin common stock and Napa common stock will fluctuate prior to the date of Napa's special meeting and the date a Napa shareholder receives their shares of Marin common stock. Therefore, the value of the stock to be received in the merger by the Napa shareholders will not be known at the time the Napa shareholders vote on the merger and merger agreement. Napa shareholders should obtain a current price quotation for the shares of Marin common stock to update the implied value for a share of Napa common stock.

        Shares of Napa common stock held by Napa shareholders who have elected to exercise their dissenters' rights will not be converted into the right to receive shares of Marin common stock upon consummation of the merger. The dissenters' rights available to Napa shareholders are described more fully in this proxy statement/prospectus under "—Dissenters' Rights."

  Fractional Shares

        No fractional shares of Marin common stock will be issued and, in lieu thereof, each holder of Napa common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the volume weighted average price of the Marin common stock as quoted on Nasdaq for the fifteen (15) trading days ending on the day which is the second trading day before the anticipated closing date of the merger, whether or not trades occurred on those days. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Marin common stock.

Procedures for Exchanging Napa Common Stock Certificates

        Promptly following the closing of the merger, Computershare, Marin's transfer agent and the exchange agent for the merger, will mail to each holder of record of Napa common stock a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates representing shares of Napa common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of Napa common stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for Napa common stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of Marin common stock.

        Napa shareholders who surrender their stock certificates and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Napa in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent's acceptance of such stock certificates and transmittal materials or stock interest, be entitled to receive the shares of Marin common stock and cash in lieu of fractional shares to which they are entitled.

        A Napa shareholder will receive dividends on Marin common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her Napa stock certificates. Only then will the Napa shareholder be entitled to receive all previously withheld dividends and distributions, without interest.

        After completion of the merger, no transfers of Napa common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Napa stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Marin will only issue a Marin stock certificate in a name other than the name in which a surrendered Napa stock certificate is registered if a Napa shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Napa common stock formerly represented by such Napa stock certificate and that the Napa shareholder has paid any applicable stock transfer taxes.

        If a Napa shareholder has lost his or her Napa stock certificate, or the Napa stock certificate has been stolen or destroyed, the Napa shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  the holders of two-thirds of the common shares of Napa must approve the merger and merger agreement;

  •
  Marin, Bank of Marin and Napa must receive all required regulatory approvals for the merger, no such approval may contain any condition that would reasonably be likely to (1) have a material adverse effect on Napa, (2) restrict the business of Marin or any of its subsidiaries in a manner that would have a material adverse effect with respect to Napa's business, or (3) require the sale by Napa or Marin of any material portion of their respective assets; and

  •
  no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger.

        In addition to the foregoing conditions, the obligation of Marin to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Marin:

  •
  the representations and warranties of Napa in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Napa, and Marin shall have received a certificate signed by the chief executive officer and chief financial officer of Napa to that effect;

  •
  Napa must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Marin shall have received a certificate signed by the chief executive officer and chief financial officer of Napa to that effect;

  •
  Marin shall have received shareholder agreements executed and delivered by each of the Napa directors (which Marin has received) and each of the directors who signed the shareholder agreements shall have performed in all material respects all obligations under such agreements. The form of the shareholder agreement is attached as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus;

  •
  as of the last business day of the month prior to the closing of the merger (or, if the merger occurs prior to the seventh business day of the month, the last business day of the second month end immediately preceding the date of the merger), Napa's adjusted stockholders' equity must not be less than $26.58 million and its allowance for loan and lease losses must not be less than $1.9 million or 1.35% of total loans, whichever is greater; for purposes of this condition, Napa's adjusted stockholders' equity means Napa's stockholders' equity excluding the effect or accrual of (i) any unrealized gains or losses in Napa's securities portfolio due to mark-to-market adjustments since March 31, 2017, (ii) severance payments to Napa employees made in accordance with merger agreement, (iii) all amounts paid or accrued in connection with certain actions taken to conform certain policies and practices to those of Marin to the extent that such actions were not necessary to bring Napa into conformity with generally accepted accounting principles or any applicable law of any governmental authority, and (iv) all fees and expenses of all attorneys, accountants, investment bankers for Napa for services rendered solely in connection with the transactions contemplated by the merger agreement and other merger-related expenses that do not exceed an aggregate of $3,300,000;

  •
  Marin shall have received a tax opinion from Crowe Horwath, LLP that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and Marin, Bank of Marin and Napa will be a party to that reorganization within the meaning of Section 368(b) of the Code;

  •
  Marin shall have received executed non-solicitation agreements from each of the directors of Napa and from Napa's chief lending officer (which Marin has received) and an executed Consulting Agreement from M. Thomas LeMasters each of which shall remain in full force and effect;

  •
  Napa shall have obtained consents required to be obtained pursuant to agreements with third parties;

  •
  Napa shall have paid all transaction expenses incurred in connection with the merger prior to the closing and shall have provided Marin with written evidence thereof; provided, Marin shall have been given an opportunity to review all invoices, bills and estimates relating to professional fees;

  •
  Marin shall have received the written resignation of each director of Napa; and

  •
  dissenting shares must not represent more than 10% of the outstanding shares of Napa common stock.

        In addition to the other conditions set forth above, the obligation of Napa to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Napa:

  •
  the representations and warranties of Marin in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Marin, and Napa shall have received a certificate signed by the chief executive officer and chief financial officer of Marin to that effect; and

  •
  Marin must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Napa shall have received a certificate signed by the chief executive officer and chief financial officer of Marin to that effect.

        Additionally, each party's obligations are conditioned upon no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a material adverse effect on the other. Under the terms of the merger agreement, a material adverse effect on either Marin or Napa is defined to mean any effect that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of either Marin or Napa, as the case may be, or the merger. However, under the terms of the merger agreement, the following effects, circumstances, occurrences, or changes shall not be considered when determining if a material adverse effect has occurred:

  •
  any change in law, rule or regulation or generally accepted accounting principles or interpretations of them by governmental authorities that apply to all parties;

  •
  any action taken by one party with the express written consent of the other party or as otherwise required by the merger agreement;

  •
  any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; provided, however, that the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect unless such facts or circumstances are themselves specifically excepted from the definition of material adverse effect;

  •
  changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect one of the parties;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism.

  •
  with respect to Napa, any expense of Napa arising out of the acceleration of the vesting of its stock options as contemplated by the merger agreement;

  •
  and with respect to Napa, any termination of Diane Bishofberger's employment with Napa (other than a termination by Napa without cause or absent the directive of a bank regulatory agency) or a breach by Diane Bishofberger or Bank of Marin of her employment agreement with Bank of Marin entered in connection with the merger agreement; or

  •
  with respect to Marin, any litigation instituted seeking to enjoin the consummation of the merger or asserting that the merger consideration is unfair, the directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the merger, or that the registration statement or this proxy statement/prospectus contained any misstatements of material fact relating to the transactions contemplated by the merger agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by the merger agreement not misleading.

Bank Regulatory Approvals

        The merger cannot be completed unless the parties receive prior approvals or waivers from the FDIC, DBO and Federal Reserve.

        Bank holding companies, such as Marin, and banks such as Bank of Marin and Napa, are heavily regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.

        Applications for regulatory review and approval of the merger and the related transactions have been filed with the DBO and the FDIC. The Federal Reserve has confirmed to Marin no application is necessary by letter dated August 30, 2017. There can be no assurance that the DBO or the FDIC will approve or take other required action with respect to the merger and the related transactions or as to the date of such approvals or action nor that such approvals will not impose conditions, restrictions or requirements which would reasonably be likely to have a material adverse effect on Napa, restrict Marin or Bank of Marin after the merger in a manner that would have a material adverse effect on Napa's business, or would require the sale by Napa or Bank of Marin of any material portion of their respective assets. If any such condition or requirement is imposed, Marin may elect not to consummate the merger. See "—Conditions to the Merger." The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, Napa shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

        Neither Marin nor Napa is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this proxy statement/prospectus, are briefly described below.

        Pending consummation of the merger, Napa may not, among other things, take the following actions without the prior written consent of Marin:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization and assets intact, take any action that would be reasonably expected to impede, delay or adversely affect Napa's ability to complete the transaction, take any action that would be reasonably expected to diminish the value of Napa or its goodwill to Marin or Bank of Marin or disparage Marin or Bank of Marin and any of their officers, employees, or directors;

  •
  issue, sell, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of any additional shares of capital stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights, except as previously disclosed to Marin;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

  •
  enter into, renew or allow to renew automatically, make any new grants of awards under, terminate, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of Napa or grant any salary or wage increase, bonus or increase any employee benefit (including incentive or bonus payments); provided, however, Napa may pay accrued bonuses immediately prior to the closing of the merger or, if earlier, December 31, 2017, up to an aggregate of $180,000 with the individual amount of such bonuses to be determined by the Napa board of directors, subject to final approval by Bank of Marin;

  •
  hire any person as an employee of Napa or promote any employee, except persons hired to fill a vacancy arising after the date of the merger agreement, provided that the person's employment is terminable at the will of Napa;

  •
  enter into, terminate, establish, adopt, or amend (except (i) as may be required by applicable law or (ii) as otherwise provided in the merger agreement), any employee benefit plan, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except with respect to other real estate owned and sales in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all the other transactions, is not material to Napa;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), all or any portion of the assets, business, securities, deposits or properties of any other entity;

  •
  make any capital expenditures, other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $5,000 individually or $15,000 in the aggregate;

  •
  amend the articles of association or bylaws of Napa;

  •
  implement or adopt any change in Napa's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by Napa's independent public accountants, or as otherwise required in the merger agreement;

  •
  except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, or terminate any material contract or amend or modify in any material respect any of its existing material contracts that call for aggregate annual payments of $10,000 or more and which are not terminable at will or with 30 days or less notice without payment of a premium or penalty, other than loans or other transactions made in the ordinary course of the banking business;

  •
  enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by Napa of an amount that exceeds $15,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of Napa or create precedent for claims that reasonably are likely to be material to Napa;

  •
  take any action or omit to take any action that would reasonably be likely to result in any of Napa's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect, or a condition to the merger not being satisfied, or a material violation of any provision of the merger agreement, except as may be required by applicable law;

  •
  except as required by law or regulation, implement or adopt any material change to interest rate or other risk management policies, fail to follow Napa's existing policies with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk;

  •
  incur any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary and usual course of business consistent with past practices;

  •
  make any loan, loan commitment, renewal or extension to any person or any affiliate or immediate family member of such person exceeding, in the aggregate, $750,000, or purchase or sell any loan or loan participation; or forgive any loans to directors, officers or employees of Napa;

  •
  other than purchases of direct obligations of the United States of America with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type and other than sales of overnight federal funds or as provided above, make any investment either by contributions to capital, property transfers or purchase of any property or asset of any person;

  •
  commence or settle any litigation or proceeding with respect to any liability for taxes, make any material tax election, file any amended tax return, or take any action which is reasonably likely to have a material adverse effect on the tax position of Napa, or of Marin after the merger; or change any of its methods of reporting income or deductions for tax purposes or take any other action with respect to taxes that is outside the ordinary course of business or inconsistent with past practice; or

  •
  agree or commit to do, any of the foregoing.

        The merger agreement also provides that pending consummation of the merger, Marin may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Napa:

  •
  conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises and existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, or knowingly take any action that would reasonably be expected to materially impede, delay or adversely affect the ability of Marin to consummate the merger and other transactions contemplated in the merger agreement; or

  •
  take any action or omit to take any action that would reasonably be likely to result in: any of Marin's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect, a condition to the merger not being satisfied, or a material violation of any provision of the merger agreement, except as may be required by applicable law.

Additional Covenants

        Napa, Marin and Bank of Marin have also agreed to:

  •
  cooperate and use their reasonable best efforts in good faith to take all actions necessary to consummate, as promptly as practicable, the merger, and the other transactions contemplated by the merger agreement;

  •
  jointly prepare this proxy statement/prospectus and Marin will prepare and file with the Commission a registration statement on Form S-4;

  •
  consult and obtain consent from the other before issuing any press releases with respect to the merger or the merger agreement, such consent not to be unreasonably withheld or delayed;

  •
  afford the other party access to certain information and personnel and keep any information so obtained confidential;

  •
  use reasonable best efforts to obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement;

  •
  notify each other of any circumstance known to it that is reasonably likely, individually or taken together with all other facts known to it, to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

  •
  refrain from taking any action that would disqualify or reasonably be expected to disqualify the merger as a "reorganization" under section 368(a) of the Internal Revenue Code.

        Napa has further agreed to:

  •
  convene a shareholders' meeting as soon as practicable to consider and vote upon adoption of the merger agreement and recommend to its shareholders that they approve the merger;

  •
  refrain from taking certain action with respect to an alternative acquisition proposal as described under "—No Solicitation" below;

  •
  refrain from causing or permitting Napa to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, or merger agreement or other agreement (other than a confidentiality agreement in accordance with the merger agreement) relating to an acquisition proposal, except under certain circumstances relating to a superior proposal pursuant to which Napa pays a termination fee, as described in "—Termination of the Merger Agreement" below;

  •
  modify its accounting and certain other policies and practices to match those of Marin and make such accounting entries and adjustments as Marin shall direct, subject to certain exceptions;

  •
  provide Marin with evidence that the Napa 401(k) Profit Sharing Plan is in the process of being terminated;

  •
  make or cause to be made a severance payment to each employee who is identified by Marin as not being a continuing employee;

  •
  consult in good faith with Marin regarding the content of any formal presentation of the transactions contemplated by the merger agreement to employees of Napa as a group and will include a representative of Marin in any such presentation and provide Marin with a copy of the intended communication;

  •
  use reasonable best efforts to obtain any required consents or waivers from third-parties in connection with the merger and the other transactions contemplated by the merger agreement to ensure a smooth transition at or after the effective time;

  •
  take action necessary so that immediately prior to the effective time, each Napa option remaining outstanding, whether or not then exercisable, will be cancelled and will entitle the option holder only to substitute stock options;

  •
  acknowledge, along with M. Thomas LeMasters, the cut-back provisions of Mr. LeMaster's change in control agreement and mutually agree to the maximum benefits payable pursuant to the merger agreement;

  •
  update the disclosure schedules to the merger agreement to the second business day prior to the closing of the merger and deliver such a draft of the updated disclosure schedules to Marin no later than 72 hours prior to the closing of the merger;

  •
  at least five business days prior to the effective time of the merger, provide Marin with Napa's updated consolidated financial statements as of the month end immediately prior to the effective time of the merger, and certified closing financial statements updated as of closing;

  •
  have paid all professional fees in full prior to the closing of the merger and Marin shall have received written evidence of this prior to closing of the merger; provided, Marin shall have been given an opportunity to review all invoices, bills and estimates relating to such professional fees; and

  •
  enter into termination and release agreements not less than eight (8) days prior to closing with each party to a change in control agreement disclosed in the merger agreement and to pay immediately prior to the closing all sums due and owing to such persons pursuant to such termination and release agreements in the amounts otherwise payable under the change in control agreements on termination of employment following the merger.

        Marin and/or Bank of Marin has further agreed to:

  •
  following the effective time of the merger, indemnify present and former directors and officers of Napa in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that Napa is permitted to indemnify its directors and officers;

  •
  provide, for five years from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of Napa on terms and conditions comparable to those provided by Napa;

  •
  provide former employees of Napa who continue as employees of Bank of Marin with employee benefit plans on substantially the same terms and conditions to those provided to similarly situated employees of Marin;

  •
  appoint a mutually acceptable Napa director as a director of Marin and Bank of Marin;

  •
  enter into the consulting agreement with M. Thomas LeMasters attached as Exhibit D to the merger agreement attached to this proxy statement/prospectus as Appendix A;

  •
  use its reasonable best efforts to list on Nasdaq shares of its common stock to be issued in the merger.

Napa Board of Directors' Covenant to Recommend the Merger and Merger Agreement

        Pursuant to the merger agreement, the Napa board of directors is required to recommend that Napa shareholders approve the merger and merger agreement at all times prior to and during the Napa special meeting at which the merger and merger agreement is to be considered by them. The Napa board of directors may not withhold, withdraw, qualify or modify in any manner adverse to Marin such recommendation or take any other action or make any other public statement in connection with the Napa special meeting inconsistent with such recommendation, except as described below.

        The Napa board of directors is permitted to change its recommendation if Napa has complied with the merger agreement and the Napa board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of the board of directors' fiduciary duties under applicable law. If the Napa board of directors intends to change its recommendation following an acquisition proposal, as described in "—No Solicitation," it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Marin, that another acquisition proposal constitutes a superior proposal, as defined in "—No Solicitation" below. Napa also must notify Marin at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Marin the material terms and conditions of any proposal or offer and keep Marin informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

No Solicitation

        Under the terms of the merger agreement, Napa has agreed that neither it nor any of its officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives not to, directly or indirectly:

  •
  initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal; or

  •
  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

        For purposes of the merger agreement, "acquisition proposal" means:

  •
  any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Napa or any of its subsidiaries; and

  •
  any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power or of any class of equity securities of Napa or those of any of its subsidiaries or 10% or more of the total assets of Napa.

        However, the above restriction would not prevent Napa or its board of directors from:

  •
  complying with disclosure obligations under federal or state law;

  •
  at any time prior, but not after the merger and merger agreement is approved by the requisite vote by the Napa shareholders, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of Napa receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between the parties to the merger agreement;

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

  •
  recommending such an acquisition proposal to the shareholders of Napa;

  •
  only if, however, in the cases referred to in the second, third and fourth bullet points above, the board of directors of Napa determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their fiduciary duties under applicable laws; and in the cases referred to in the third and fourth bullet points above, the board of directors of Napa determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal.

        For purposes of the merger agreement, "superior proposal" means an unsolicited bona fide acquisition proposal involving more than 50% of the assets or total voting power of the equity securities of Napa that its board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to Napa's shareholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction offered by Marin and the time likely to be required to consummate such acquisition proposal).

        Napa agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition proposals. Napa has agreed that it will notify Marin promptly, but in no event later than the next succeeding business day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposal or offer and thereafter shall keep Marin informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Marin and Napa made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger."

        The merger agreement contains representations and warranties that Marin and Napa made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Marin nor Napa believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

        Accordingly, shareholders of Napa should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Marin's or Napa's public disclosures.

Effective Time of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Napa will be acquired by Marin in a transaction in which Napa will merge with and into Bank of Marin, with Bank of Marin as the surviving institution. The merger will become effective upon the acceptance of a certificate of merger by the DBO following its filing with the Secretary of State of California in accordance with the provisions of applicable California law. The merger is expected to become effective during the fourth quarter of 2017.

Waiver and Amendment of the Merger Agreement

        At any time prior to the closing of the merger, Marin and Napa, by action taken or authorized by their respective boards of directors, may, if legally allowed:

  •
  amend or modify the agreement in writing; and

  •
  waive any provision in the merger agreement that benefited them.

        However, after any approval of the transactions contemplated by the merger agreement by the shareholders of Napa, there may not be, without further approval of those shareholders, any amendment to the merger agreement which would reduce the aggregate value of the consideration to be received by the Napa shareholders under the merger agreement, other than as contemplated by the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual written consent of Marin and Napa;

  •
  by Marin, Bank of Marin or Napa, in the event that the merger is not consummated by March 31, 2018, except to the extent that the failure to consummate the merger by March 31, 2018 is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the directors or executive officers of the party seeking to terminate to perform or observe their respective covenants under the merger agreement, or in the case of directors of Napa, their respective shareholder agreements with Marin;

  •
  by Marin, Bank of Marin or Napa, in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement have been denied by final non-appealable action of the governmental authority or an application for approval has been permanently withdrawn at the invitation, request or suggestion of a governmental authority, or if approval of the merger agreement by Napa shareholders has not been obtained by reason of the failure to obtain the required vote at the Napa special meeting or at any adjournment or postponement thereof;

  •
  by Napa, if Napa is not in material breach of any terms of the merger agreement, the board of directors of Napa authorizes the company to enter into an alternative acquisition agreement with respect to a superior proposal, Marin does not make within 5 business days of receipt of notice of Napa's intentions to enter into the alternative acquisition agreement, an offer that the Napa board of directors determines in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders as the superior proposal and Napa pays the termination fee described below;

  •
  by Napa, if Marin breaches any of its representations or warranties, or fails to perform any of its agreements or covenants, which breach is incapable of being cured by Marin within 30 days after written notice is given to Marin;

  •
  by Marin and Bank of Marin, if Napa breaches any of its representations or warranties, or fails to perform any of its obligations required to be performed under the merger agreement, which breach is incapable of being cured by Napa within 30 days after written notice is given to Napa;

  •
  by Marin and Bank of Marin, if a director or executive officer of Napa materially breaches his or her shareholder agreement, including a breach of the obligation to vote his or her shares of Napa common stock in favor of adoption of the merger and merger agreement, if such breach has resulted in the failure of the merger and merger agreement to be adopted by the shareholders of Napa as required under the merger agreement, and such breach cannot be cured within 30 days of giving notice to the breaching director;

  •
  by Marin and Bank of Marin, if Napa breaches its obligations relating to acquisition proposals described in "—No Solicitation" above, the board of directors of Napa withdraws or changes its recommendation of the merger, fails to reaffirm its approval or recommendation of the merger as promptly as practicable after receipt of any written request to do so from Marin, or recommends that its shareholders tender their shares in an offer not commenced by Marin, Bank of Marin or an affiliate of Marin or fails to recommend unequivocally against such an offer.

Termination Fee

        The merger agreement provides that Napa must pay Marin a $1.9 million termination fee under the circumstances and in the manner described below:

  •
  an acquisition proposal shall have been made to Napa or has become publicly known, Marin and Napa fail to consummate the merger by March 31, 2018 as a result of Napa's knowing action or inaction or failure to obtain required approval of its shareholders; and any acquisition proposal is consummated within 12 months of the termination of the merger agreement;

  •
  Napa terminates the merger in conjunction with entering into a superior proposal pursuant to the terms of the merger agreement and Marin does not make, within five business days of receipt of notice of a superior proposal, an offer that Napa's board of directors determines is at least as favorable from a financial point of view, to the shareholders of Napa as the superior proposal;

  •
  Marin terminates the merger because a director or officer of Napa breaches his or her agreement to vote his or her shares of Napa common stock in favor of the merger and merger agreement, if such breach has resulted in the failure of the merger and merger agreement to be approved by the shareholders of Napa; or

  •
  Napa breaches its obligations relating to acquisition proposals described in "—No Solicitation" above, the board of directors of Napa withdraws or changes its recommendation of the merger or fails to reaffirm its approval or recommendation promptly after receipt of a competing acquisition proposal.

        Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to Marin no later than two business days following the termination of the merger agreement.

        If Napa fails to timely pay the termination fee to Marin when triggered, Napa will be obligated to pay all costs and expenses (including attorneys' fees) incurred by Marin from the date such termination fee was required to be paid, including costs of suit and collection, together with interest.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        As soon as administratively practicable after the effective time of the merger, Marin will take all reasonable action so that continuing employees of Napa will be entitled to participate in the Marin and Bank of Marin employee benefit plans of general applicability to the same extent as similarly-situated employees of Bank of Marin. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits under, the Bank of Marin employee benefit plans, Marin will recognize years of service with Napa to the same extent as such service was credited for such purpose by Bank of Marin, except where such recognition would result in duplication of benefits. Nothing contained in the merger agreement shall limit the ability of Marin to amend or terminate any Napa benefit plan in accordance with their terms at any time.

        At the time the continuing employees of Napa become eligible to participate in a medical, dental or health plan of Bank of Marin, Bank of Marin will use commercially reasonable efforts to cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Marin;

  •
  provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding Napa plan prior to the effective time of the merger.

        Those employees of Napa and its subsidiaries who are not offered employment by Bank of Marin following the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package, will be entitled to receive a single lump sum payment of severance from

Napa in an amount equal to two weeks of his or her current salary for each full year of service worked by such employee for Napa. In addition, Napa is allowed to accrue a bonus pool of up to $150,000 for employees to be displaced in the merger and make payments from this bonus pool (after written approval by Bank of Marin) immediately prior to the closing of the merger in a fair and equitable manner to recognize employee longevity and other appropriate bases. However, none of these bonus funds may be paid to an employee that has a change in control agreement, who receives an offer of full time employment with Bank of Marin at a salary commensurate with their current salary and declines such offer of employment, who declines an offer of short term employment or quits prior to the agreed separation date, who accepts a position with Bank of Marin regardless of positon or salary, or who is terminated by either Bank of Napa or Bank of Marin for cause.

        No later than the day immediately preceding the effective time of the merger, Napa shall provide Marin with evidence that its 401(k) profit sharing plan is in the process of being terminated pursuant to resolutions of the Napa board that are effective as of no later than the day immediately preceding the effective time of the merger, provided, however, that the effectiveness of such termination may be conditioned on the consummation of the merger. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Marin. Napa will also take such other actions in furtherance of terminating its 401(k) profit sharing plan as Marin may reasonably require; provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the merger. Marin will, and will cause its affiliates to, designate a tax-qualified defined contribution plan of Marin or one of its affiliates that either (i) currently provides for the receipt from employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the effective date of the merger to provide for the receipt from the continuing Napa employees of eligible rollover distributions. Each continuing Napa employee who is a participant in a Napa 401(k) profit sharing plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to a Bank of Marin plan, subject to and in accordance with the provisions of such plan(s) and applicable law.

Interests of Certain Napa Officers and Directors in the Merger

        When Napa shareholders are considering the recommendation of Napa's board of directors with respect to approving the merger and merger agreement, Napa shareholders should be aware that Napa directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Napa. The Napa board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below. Other than as set forth below, no director or officer of Napa has any direct or indirect material interest in the merger, except insofar as ownership of Napa common stock might be deemed such an interest.

Stock Ownership

        The directors of Napa beneficially owned and had the power to vote as of [*], 2017, a total of [*] shares of Napa common stock, representing approximately [*]% of the outstanding shares of Napa common stock. See "Certain Beneficial Ownership of Napa Common Stock." All of these shares are expected to be voted in favor of the merger and merger agreement pursuant to the shareholder agreements entered into by each of the directors of Napa. See "—Shareholder Agreements." Each of these persons will receive the same merger consideration for their shares of Napa common stock as the other Napa shareholders.

Indemnification

        Napa's directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the Napa articles of association, as amended, and bylaws, as amended, and the merger agreement. Napa's articles of association, as amended, are referred to as the Napa articles of association, and Napa's bylaws, as amended, are referred to as the Napa bylaws. Pursuant to the merger agreement, Bank of Marin agreed to indemnify and hold harmless each present and former director, and officer of Napa, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger to the fullest extent that Napa would have been permitted under the National Bank Act, the Napa articles of association and the Napa bylaws, in each case as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Bank of Marin has agreed to purchase "tail coverage" for a period of five years in order to continue providing liability insurance, including directors' and officers' liability insurance, to the officers and directors of Napa.

Stock Options

        The merger agreement provides that immediately prior to the merger, Napa shall cause each outstanding option to purchase Napa common stock to vest in full, to the extent not previously vested and with the consent of the option holder. Marin shall grant substitute stock options to certain Napa directors and officers who hold outstanding Napa stock options at closing. Each substitute stock option will be exercisable for a number of whole shares of Marin common stock equal to the number of shares of Napa common stock purchasable under that option multiplied by the exchange ratio of 0.307. In addition, the exercise price of each substitute option will be equal to the exercise price of the relevant option for Napa common stock divided by the exchange ratio of 0.307. Finally, each substitute stock option will have a duration equal to the remaining duration of the relevant Napa option and shall be vested to the extent it was vested at the time immediately prior to the merger.

        The following table sets forth the value of the Napa stock options held by each Napa director and executive officer that may vest at the closing of the merger. To determine the value of the accelerated options, the table assumes that the closing date of the merger will be December 1, 2017 and a merger consideration value per Napa common share of $20.46, which was calculated by multiplying, $66.65, which was the closing price of Marin common stock on July 31, 2017, by the exchange ratio of 0.307.

Name	Title	All Options Outstanding as of September 8, 2017(1)	Options that May Accelerate in Vesting as a Result of the Merger(1)	Total Value of Accelerated Option Awards
Richard Anderson	Director	0	0	$0
Steven Barlow	Director	1,000	0	$0
Greg Bennett	Director	0	0	$0
Jeff Gerlomes	Director	1,000	0	$0
Kathleen Lucier	Director	1,000	0	$0
Malcolm Mackenzie	Chairman of the Board	0	0	$0
Steve Orndorf	Director	1,000	0	$0
Kelly Solomon	Director	1,000	0	$0
Tony Torres	Director	1,000	0	$0
Diane Bishofberger	Executive Vice President and Bank Sales Manager	37,000	8,333	$78,083
M. Thomas LeMasters	President, Chief Executive Officer and Director	122,500	42,667	$468,627
Mike Lundstrom	Executive Vice President and Chief Financial Officer	30,000	8,333	$78,083
Kathi Metro	Executive Vice President and Chief Credit Officer	20,000	8,333	$78,083

(1)
Excludes options that will expire or vest under current option terms prior to the merger.

Consulting/Employment Agreements

        M. Thomas LeMasters, Napa's President and CEO has agreed to enter into a consulting agreement with Bank of Marin pursuant to which he has agreed to provide consulting services to Bank of Marin following the merger, including but not limited to assisting Bank of Marin with overall business development in the greater Napa market, and other assignments mutually agreed to by Mr. LeMasters and Mr. Colombo, the President and CEO of Bank of Marin. The consulting agreement provides for a term of 12 months, a compensation rate of $11,500 per month, and the reimbursement of reasonable out-of-pocket expenses.

        Simultaneously with the execution of the merger agreement, Diane Bishofberger, Napa's Executive Vice President and Bank Sales Manager, entered into an employment agreement with Bank of Marin. Upon the closing of the merger, Ms. Bishofberger's employment agreement will be effective and her employment with Bank of Marin will commence. Ms. Bishofberger will have the title of First Vice President—Market Manager, and she will be paid an annual salary of $140,000, and a possible maximum incentive based bonus of thirty percent (30%) of her annual salary subject to adjustments and based on certain performance measures, with a guaranteed minimum incentive bonus of $25,000 if she remains employed by Bank of Marin on December 31, 2018. The initial term of the employment agreement will be twelve months, and any extension beyond this initial term is subject to agreement between Bank of Marin and Ms. Bishofberger. Following termination of employment, Ms. Bishofberger will be subject to certain non-solicitation limitations relating to Bank of Marin customers for a period of one year, and to Bank of Marin employees for a period of six months.

Change in Control Agreements

        Napa is party to change in control agreements with each of M. Thomas LeMasters, Kathi Metro, Diane Bishofberger, and Michael Lundstrom. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control. In connection with the merger agreement, each officer agreed to cancel their change in control agreement and provide a release of claims in favor of Napa, Marin and Bank of Marin, in exchange for receiving a payment equal to what they would have been entitled under their respective change in control agreements had the merger triggered the payment obligations thereunder.

        Under his change in control agreement, under certain circumstances following a change in control Mr. LeMasters will be entitled to a lump sum severance payment in an amount equal to two times the sum of Mr. LeMasters' then annual base salary, plus the equivalent of two years' worth of COBRA health insurance premiums. However, the merger agreement also contains a covenant requiring Napa and Mr. LeMasters to acknowledge that such amount will be reduced by the Section 280G cut-back provisions of his change in control agreement and to mutually agree in writing on the maximum amount of benefits payable to him under such change in control agreement. Section 280G of the Code imposes certain restrictions on "excess parachute payments." The amount of such cut-back is dependent on a number of factors not presently known such as the date that the merger will occur and Marin's stock price on that date.

        Under their change in control agreements, under certain circumstances following a change in control, each of Kathi Metro, Diane Bishofberger, and Michael Lundstrom may be entitled to a lump sum severance payment in an amount equal to twelve months' of annual base salary plus the equivalent of one year's worth of COBRA health insurance payments upon entry of termination and release agreements and on termination of employment following the merger. None of such officers is expected to be subject to any cut-back under Section 280G.

        The following table sets forth the estimated value of the cash severance payments and COBRA premium payments to which Napa's executive officers would be entitled pursuant to their change in control agreements, based on compensation levels as of the date of this proxy statement/prospectus, in the event of and assuming closing of the merger on December 1, 2017 and a termination of employment immediately following closing of the merger on such date. The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below.

Name	Cash(1)	Perquisites/ Benefits(2)	Tax Reimbursement	Total
M. Thomas LeMasters	343,000	$55,016	0	398,016
Kathi Metro Chinberg	$180,000	$13,312	0	$193,312
Michael Lundstrom	$175,000	$36,381	0	$211,381
Diane Bishofberger	$172,500	$13,312	0	$185,812

(1)
The change of control agreements include a 280G cutback provision limited to the total amount payable following a change in control under all plans, contracts and arrangements to three times the average compensation paid to the executive officer during the five years (or shorter period) prior to the change in control. Amounts above that limit will be offset against the cash severance payable under the executive's change in control agreement. As a result of such limit, the total cash severance payable to Mr. LeMasters disclosed in the table reflects a reduction of $137,000 and represents an estimate of the actual cash benefit that ultimately will be paid to Mr. LeMasters. For purposes of calculating this reduction, it was assumed that Marin's share value was $66.65, which was the closing price of Marin's common stock on July 31, 2017. The final reduction and ultimate cash benefit paid to Mr. LeMasters will be calculated at the time of the closing of the merger, and may vary from the estimate in the table based on, among other things, Marin's share value and the Applicable Federal Rates at that time. No reduction is expected or reflected in the table with respect to any other executive officer.

(2)
Represents estimated amount payable on behalf of employee with respect to COBRA payments.

Salary Continuation Agreements

        Napa executive officers M. Thomas LeMasters, Michael Lundstrom, and Diane Bishofberger each have salary continuation agreements, the vesting and fixing of annual benefits under which will occur as a result of the merger, and such agreements will be assumed by Bank of Marin for payment of benefits thereunder. In general, each salary continuation agreement provides for a fixed annual benefit to be paid for a period of ten years beginning the first day of the month following the executive reaching the age of 65. The merger will have the effect of fixing the annual benefit amount and vesting the executive's right to receive such annual amount for a period of ten years once he or she reaches the age of 65.

        The following table sets forth the benefits that the Napa executive officers would be entitled to receive, pursuant to the terms of their salary continuation agreements, in the event of a termination of employment immediately following closing of the merger, assuming closing of the merger on [*], 2017. The actual amounts, if any, to be received by the Napa named executive officers may differ from the amounts set forth below.

Name	Annual Benefit at Normal Retirement Age	Increase in Present Value of Benefit Due to Change in Control(1)
M. Thomas LeMasters	$90,000	$293,766
Kathi Metro	—	—
Michael Lundstrom	$25,492	$69,469
Diane Bishofberger	$55,484	$123,840

(1)
Represents the present value of the future payments payable at age 65 using a 4% discount rate minus the accrued liability without the change in control. The amount is the acceleration in vesting of the benefit that accrues when a termination occurs within 24 months following a change in control.

Material Federal Income Tax Consequences

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities and published positions of the IRS, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Napa common stock could differ from those described below. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion also does not address the tax consequences of any transaction other than the merger. This discussion relies upon certain representations made by Marin, Bank of Marin, Napa, and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of Napa common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to Napa shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Napa common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of Napa common stock as compensation, those subject to the alternative minimum tax provisions of the Code, or those subject to tax under Sections 877 or 877A of the Code as a U.S. expatriate.

        If a partnership or other entity taxed as a partnership holds Napa common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding Napa common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of Napa common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger

        The parties intend for the merger to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. As a condition to the completion of the merger, Crowe Horwath, LLP ("Crowe") is required to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by Marin in connection with the merger (of which this proxy statement/prospectus is a part) and certain other documents. In rendering the opinion, Crowe will rely on the representations of Marin and Napa, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        A tax opinion represents such firm's best judgment but is not binding on the IRS or on any court. Neither Marin nor Napa intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinion.

        Based on representations to be contained in representation letters of officers of Marin and Napa, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Crowe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Marin and Napa

        No gain or loss will be recognized by Marin or Napa as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of Napa Common Stock

        A U.S. holder that exchanges all of their shares of Napa common stock solely for shares of Marin common stock pursuant to the merger will not recognize gain or loss in connection with such exchange, except with respect to cash received in lieu of fractional shares.

        A U.S. holder's aggregate tax basis in the Marin common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Material Federal Income Tax Consequences—Cash in Lieu of Fractional Shares of Marin Common Stock," will equal such U.S. holder's aggregate tax basis in the Napa common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Marin common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Material Federal Income Tax Consequences—Cash in Lieu of Fractional Shares of Marin Common Stock," will include the holding period for the shares of Napa common stock exchanged therefor.

Cash in Lieu of Fractional Shares of Marin Common Stock

        A U.S. holder that receives cash instead of a fractional share of Marin common stock will be treated as having received the fractional share of Marin common stock pursuant to the merger and then having exchanged the fractional share of Marin common stock for cash in a redemption by Marin. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Napa common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Napa common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        Notwithstanding the previous paragraph, if the receipt of the cash has the effect of the distribution of a dividend to the U.S. holder, as described above, all or portion of the cash would be treated as ordinary dividend income as described above.

Information Reporting and Backup Withholding

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

        A U.S. holder that receives shares of Marin common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. tax return and that is a "significant holder" that receives Marin common stock in the merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the Napa common stock surrendered and the fair market value (determined immediately before the exchange) of the Napa common stock that is exchanged by such significant holder. A "significant holder" is a U.S. holder that receives shares of Marin common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Napa (by vote or value) or securities of Napa with a tax basis of $1 million or more.

        THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO NAPA SHAREHOLDERS. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. NAPA SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (1) the recorded assets and liabilities of Marin will be carried forward at their recorded amounts, (2) Marin historical operating results will be unchanged for the prior periods being reported on and (3) the assets and liabilities of Napa will be adjusted to fair value, with certain exceptions, at the date Marin assumes control of the combined entities (referred to in this paragraph as the "merger date"). In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which to the extent the purchase price, consisting of the value of cash and shares of Marin common stock and stock option replacements to be issued to former Napa shareholders exceeds the fair value of the net assets including identifiable intangibles of Napa at the merger date will be reported as goodwill. If the fair value of the net assets, including identifiable intangible assets, exceeds the purchase price, a bargain purchase gain would be recorded at the acquisition date. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Napa being included in the operating results of Marin from the merger date forward.

Expenses of the Merger

        Each of Napa and Marin will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel except in connection with termination fees that might be due and owing.

Resale of Marin Common Stock

        The shares of Marin common stock to be issued to shareholders of Napa in the merger have been registered under the Securities Act of 1933 (the "Securities Act"). Such shares will be freely transferable under such Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Marin for purposes of Rule 144 under the Securities Act. The term "affiliate" is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Marin common shares.

Shareholder Agreements

        All Napa directors have separately entered into shareholder agreements with Marin and Napa in which they have agreed to vote all shares of Napa common stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the merger proposal therein. As of the record date, these shareholders beneficially owned, in the aggregate, [*] shares of the common stock of Napa, allowing them to exercise approximately [*]% of the voting power of Napa common stock (which does not include shares issuable upon the exercise of stock options that were not outstanding as of the record date).

Non-Compete/Non-Solicitation Agreements

        Simultaneously with the execution of the merger agreement, all Napa directors entered into non-compete and non-solicitation agreements with Marin, substantially in the form of Exhibit B to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. They are prohibited, for a two year period following the effective time, from transacting any activity customarily associated with commercial banking or lending or the operation of an institution the deposits of which are insured by the FDIC, called herein a competitive enterprise, with any customers of Napa. This restriction extends to the geographic area consisting of the California counties of Alameda, Contra Costa, Marin, Sonoma, Napa and San Francisco. Customers for purposes of these agreements include existing customers of Napa or potential customers who were solicited in the 12 months prior to closing. In addition, they will not solicit the business of customers of Napa for a competitive enterprise, or solicit for employment the employees of Napa, or interfere or damage any relationship between Napa and its customers. They have also agreed not to disclose or use confidential information of Napa. Additionally, Kathi Metro, Napa's Executive Vice President and Chief Lending Officer, has also entered into a non-solicitation agreement with Marin, similarly prohibiting her from soliciting employees and customers of Napa for a two year period following the effective time and obligating her not to disclose or use confidential information of Napa, the form of which is attached as Exhibit B-1 to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

Dissenters' Rights

        Dissenters' rights will be available to the Napa shareholders in accordance with Section 214a(b) of Title 12 of the United States Code. The required procedure set forth in Section 214a(b) of the United States Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Napa shareholders and is qualified in its entirety by reference to Section 214a(b) of Title 12 of the United States Code which is attached to this joint proxy statement/prospectus as Appendix C.

Fair Market Value of Shares

        If the merger is approved, Napa shareholders who dissent from the merger by complying with the procedures set forth in Section 214a(b) of Title 12 of the United States Code will be entitled to receive an amount equal to the fair market value of their shares as of the date on which the shareholders' meeting was held authorizing the merger.

Voting Procedure

        In order to be entitled to exercise dissenters' rights, the shares of Napa common stock which are outstanding and are entitled to be voted at the special meeting of shareholders must be voted

"AGAINST" the merger by the holder of such shares, or the holder of such shares must give written notice to Napa at or prior to the special meeting of shareholders that such shareholder dissents from merger and the merger agreement. Thus, any Napa shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must vote "AGAINST" the merger. If the shareholder does not return a proxy or provide written notice of dissent, or returns a proxy without voting instructions or with instructions to vote "FOR" or "ABSTAIN" with respect to the merger, or votes in person at the special shareholders' meeting "FOR" or "ABSTAIN" with respect to the merger, the shareholder will lose any dissenters' rights associated with those shares.

Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a Napa shareholder must make a written demand upon Marin for payment of cash equal to the value of such dissenting shares at any time before thirty (30) days after the date of completion of the merger, accompanied by the surrender of the dissenting share certificates. The demand must be addressed to Bank of Marin Bancorp, 504 Redwood Blvd., Suite 100, Novato, California 94947; Attention: Nancy Rinaldi Boatright, and the demand must be received by Marin at any time before 30 days after the date of completion of the merger. A vote "AGAINST" the merger does not constitute the written demand.

Surrender of Certificates

        At any time before 30 days after the date of completion of the merger, the dissenting shareholder must surrender to Marin, both the written demand and the certificates representing the dissenting shares. Any shares of Napa common stock that are transferred prior to their submission lose their status as dissenting shares.

Valuation of Shares and Payment

        The value of the shares of Napa common stock will be determined by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of Marin and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall be the value used for payment to the dissenters.

Disagreement on Price and Comptroller Determination

        If the value decided by the appraisers is not satisfactory to a dissenting shareholder who has requested payment, such shareholder may within five days after being notified of the appraised value of his or her shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares. If within ninety days from the date of completion of the merger, for any reason one or more of the appraisers is not selected as provided above, or the appraisers fail to determine the value of the shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties.

Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Napa consents to the withdrawal. The foregoing summary of such rights is qualified in its entirety by reference to Appendix C attached to this proxy statement/prospectus.

INFORMATION ABOUT MARIN

General

        Marin is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Marin is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve.

        Marin's principal asset is its wholly owned subsidiary, Bank of Marin. At June 30, 2017, Marin had total consolidated assets of $2.1 billion, consolidated deposits of $1.8 billion, and consolidated stockholders' equity of $240.7 million.

Bank of Marin

        Bank of Marin was licensed by the California Department of Financial Institutions (currently the DBO) on January 23, 1990, and commenced operation as a California state bank on the same day. As a California state bank, Bank of Marin is subject to primary supervision, examination and regulation by the DBO, and the FDIC is its primary federal regulator. Bank of Marin is also subject to certain other state and federal laws and regulations. The deposits of Bank of Marin are insured by the FDIC up to the applicable limits thereof. Bank of Marin is not a member of the Federal Reserve System. Bank of Marin presently has no subsidiaries.

        The Bank provides traditional commercial banking services to small and medium-sized businesses and individuals in the communities of Marin (10 branches), Petaluma (3 offices), Alameda (3 offices), one office in each of Napa, Healdsburg, Sonoma, Santa Rosa, and San Francisco. Bank of Marin serves the counties of Marin, Sonoma, Napa, Alameda and San Francisco, offering a broad range of deposit products, commercial and personal loans, cash management solutions, and wealth management services.

Management, Financial Information and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions, financial statements and other related matters as to Marin is incorporated by reference or set forth in Marin's annual report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Marin at its address or telephone number indicated under "Where You Can Find More Information."

Additional Information Concerning Marin.

        Information concerning Marin's directors and executive officers, executive compensation, principal shareholders, certain relationships and related transactions, and other related matters concerning Marin is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2016. Additionally, financial statements and information as well as management's discussion and analysis thereof are included in the Form 10-K, its Form 10-Qs for the quarters ended June 30, 2017 and March 31, 2017 and Marin's annual meeting proxy statement, filed on April 5, 2017 (only those portions that have been incorporated by reference in the 2016 Annual Report on Form 10-K). These reports are incorporated by reference into this proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning Marin, please see "Where You Can Find More Information" at page 90.

        Marin's principal executive offices are located at 504 Redwood Blvd., Suite 100, Novato, California 94947 and its telephone number is (415) 763-4520.

 INFORMATION ABOUT NAPA

        Napa is a national bank that engages in commercial banking primarily in Napa County, California, a region renown for producing premium wines and tourism.

        As of June 30, 2017, total deposits at June 30, 2017 were $217.7 million, gross loans were $139.3 million and total assets were $246.1 million. At June 30, 2017, the bank had equity capital of $27.2 million.

        Napa operates through its main branch and headquarters located at 2007 Redwood Road, Suite 101 in Napa, California and through a branch office located at 1715 Second Street, in Napa, California. The bank was organized on December 1, 2005 and commenced operations on August 14, 2006. Its phone number is (707) 257-7777 and its website, which is not part of this proxy statement/prospectus, is located at www.thebankofnapa.com.

        Napa offers a range of loan and deposit products, and services to businesses and consumers in the Napa Valley. The bank's business banking focus is on small to medium sized businesses, professionals and not-for-profit organizations. Napa offers a broad range of commercial and retail lending programs designed to meet the needs of its target markets. These include commercial loans and lines of credit, construction financing, consumer loans, auto loans, home improvement loans and home equity lines of credit. Napa offers a proprietary Visa credit card combined with a rewards program to its customers, which includes a Business Visa program for business and professional customers. The bank has no foreign or international activities or operations.

        Napa offers a variety of checking and savings accounts, and a number of time deposit alternatives, including interest bearing and non-interest bearing personal and business checking accounts and time certificates of deposit. Napa also offers direct deposit of payroll, social security and pension checks. Deposits are FDIC insured up to applicable limits. An automatic teller machine is available at both branch offices and Napa's ATM network is linked to both the PLUS and EXCHANGE networks. The bank offers its depositors 24-hour access to their accounts by telephone and to both consumer and business accounts through its internet banking services.

        At June 30, 2017, Napa employed 28.3 full-time equivalent (FTE) staff.

 CERTAIN BENEFICIAL OWNERSHIP OF NAPA COMMON STOCK

        The following table sets forth certain information as of [*], 2017, the record date for the special meeting, concerning the stock ownership of Napa's outstanding common stock by each of the directors of Napa, by each of Napa's named executive officers, by holders of five percent or more of each class of Napa's outstanding common stock, and by all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Title	Shares Beneficially Owned(2)	Exercisable Options(3)	Percent
Richard Anderson	Director	42,000	0	1.8%
Steven Barlow	Director	3,166	666	0.1%
Greg Bennett	Director	16,200	0	0.7%
Diane Bishofberger	Executive Vice President and Bank Sales Manager	38,766	36,666	1.6%
Jeff Gerlomes	Director	6,400	1,000	0.3%
M. Thomas LeMasters	President, Chief Executive Officer and Director	105,083	79,833	4.3%
Kathleen Lucier	Director	3,500	1,000	0.1%
Mike Lundstrom	Executive Vice President and Chief Financial Officer	24,666	21,666	1.0%
Malcolm Mackenzie	Chairman of the Board	21,000	0	0.9%
Kathi Metro	Executive Vice President and Chief Credit Officer	14,166	11,666	0.6%
Steve Orndorf	Director	9,417	1,000	0.4%
Kelly Solomon	Director	1,750	1,000	0.1%
Tony Torres	Director	6,650	1,000	0.3%
All Directors and Executive Officers as a Group (13 persons)		292,764	155,497	11.6%

(1)
The address of all persons is c/o Bank of Napa, N.A., 2007 Redwood Road, suite 101, Napa, California 94558.

(2)
Includes exercisable options shown in the next column. In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person..

(3)
Indicates number of shares subject to options currently exercisable or exercisable within 60 days of the record date.

 DESCRIPTION OF MARIN CAPITAL STOCK

        The following summary of the current terms of the capital stock of Marin and the terms of capital stock of Marin to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the CGCL, federal law, the Marin articles of incorporation, and the Marin bylaws, copies of which have been filed with the Commission and are also available upon request from Marin. See "Where You Can Find More Information."

Common Stock

        The Marin articles of incorporation authorize 15,000,000 shares of common stock, no par value. At [*], 2017, there were [*] shares of Marin common stock issued and outstanding, held of record by approximately [*] shareholders. The Marin common stock is listed on the Nasdaq Capital Market under the symbol "BMRC." The transfer agent and registrar for Marin common stock is Computershare.

        Holders of Marin common stock are entitled to one vote, in person or by proxy, for each share of Marin common stock held of record in the shareholder's name on the books of Marin as of the record date on any matter submitted to the vote of the shareholders except that, for the election of directors, each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

        Each share of Marin common stock has the same rights, privileges and preferences as every other share and will share equally in Marin's net assets upon liquidation or dissolution. Marin common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Marin common stock, when issued, will be fully paid and nonassessable.

Preferred Stock

        The preferred stock may be issued from time to time in one or more series without action by the shareholders. The board of directors is authorized to designate and to fix the number of shares of any such series of preferred stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including, but not limited to, dividend rate, voting, liquidation preference and conversion rights. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease the number of shares in such series (but not below the number of shares of any series subsequent to the issue of shares of that series). The preferred stock has no preemptive rights.

Dividends

        Marin's shareholders are entitled to dividends when, as and if declared by Marin's board of directors out of funds legally available therefor (subject to certain restrictions on payment of dividends imposed by the laws of California). For information concerning Marin's recent dividend history, see "Summary—Dividends After the Merger" and "Market Price and Dividend Information."

Shareholder Rights Plan

        On July 6, 2017, Marin's board of directors adopted a shareholder rights plan which provides one preferred share purchase right (a "Right") for each outstanding share of common stock, no par value of Marin, including shares of common stock that may be issued by Marin from time to time after such date as, for example, in the merger. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 6, 2017 (the "Rights Agreement") between Marin and Computershare, as Rights Agent.

        The Rights Agreement is designed to discourage takeovers that involve abusive tactics and or do not provide fair value to shareholders.

        Pursuant to the Rights Agreement, upon the occurrence of certain "triggering events," each registered holder of Marin common stock is entitled to purchase from Marin one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value, of Marin at a price of $90.00 per one one-hundredth of a Preferred Share, subject to adjustment.

        At any time before the occurrence of a "triggering event", the board of directors of Marin may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

        A copy of the Rights Agreement has been filed with the Commission as an Exhibit to a Registration Statement on Form 8-A. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find More Information" to learn how to obtain a copy of this document.

Anti-takeover Provisions

        In addition to the shareholder rights plan described above, Marin's articles of incorporation and bylaws, or Marin's charter documents, contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential "anti-takeover" effect. Such provisions will also render the removal of an incumbent board of directors or management more difficult.

        The following description of certain of the provisions of Marin's charter documents is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to Marin's previous filings with the Securities and Exchange Commission. See "Where You Can Find More Information" to learn how to obtain a copy of these documents.

        Directors.    Certain provisions of Marin's charter documents will impede changes in majority control of the board of directors. Marin's charter documents provide that:

  •
  shareholders must comply with certain prior notice provisions in connection with nominations of persons to become directors of Marin. Failure to comply with these provisions may result in the nominations being disregarded.

  •
  the size of the board of directors may be increased or decreased within a specified range by a majority vote of the board;

  •
  any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office; and

  •
  a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote.

        Authorized Shares.    Marin's articles of incorporation authorize the issuance of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide Marin's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, and the exercise of employee stock options. However, these authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Marin. As a result of the ability to fix voting rights for a series of preferred stock and to issue additional shares of common stock, the board has the power to issue stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Marin, and thereby allow members of management to retain their positions.

        Purpose and Takeover Defensive Effects of Marin's Charter Documents and Shareholder Rights Plan.    Marin's board believes that the provisions described above are prudent and will reduce Marin's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Marin and its shareholders. In the judgment of the board of directors, Marin's board will be in the best position to determine the true value of Marin and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Marin and its shareholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Marin and otherwise in the best interest of all shareholders.

        Despite the belief of Marin as to the benefits to shareholders of these provisions, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Marin's board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.

Restrictions on Ownership

        The Bank Holding Company Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as Marin. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Marin. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Marin, could constitute acquisition of control of the bank holding company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        When the merger becomes effective, shareholders of Napa who receive shares of Marin common stock in exchange for their shares of Napa common stock will become shareholders of Marin. Marin is a California corporation and the rights of Marin shareholders are governed by the CGCL, as well as the Marin articles of incorporation and the Marin bylaws. Napa is a national banking association, and its shareholders' rights are governed by the National Bank Act and its accompanying regulations ("NBA") and the Napa articles of association and Napa bylaws.

        After the merger, as Marin shareholders, the rights of former Napa shareholders will be governed by the Marin articles of incorporation, the Marin bylaws and the CGCL. The following is a summary of material differences between the rights of holders of Marin common stock and holders of Napa common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Marin common stock and holders of Napa common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Marin and Napa, and other known material differences. For more detailed information with respect to Marin, see "Description of Marin Capital Stock."

NAPA	MARIN
Authorized Capital Stock
The authorized capital stock of Napa consists of 30,000,000 shares of common stock, $5.00 par value per share.	The authorized capital stock of Marin consists of 15,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock.
Number of Directors

Napa's articles of association and bylaws state that the number of directors comprising the board of directors will be from five (5) to twenty-five (25), with exact number to be determined from time to time by the board of directors. There are currently nine (9) members of the Napa board of directors.
Marin's bylaws state that the number of directors comprising the board of directors will be from nine (9) to seventeen (17), with the exact number to be determined from time to time by the Marin board of directors. There are currently nine (9) members of the Marin board of directors.
Election of Directors—Cumulative Voting
Pursuant to the Napa articles of association, voting for directors will be done pursuant to cumulative voting.
The CGCL generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. Marin's shareholders are permitted to cumulate their votes in the election of directors.
Classification of Board of Directors

Napa's board is divided into three classes of directors of approximately equal size. The classes have staggered terms, with the directors of one of the three classes elected at each annual meeting to a term of three years.	Marin's charter documents do not provide for a classified board of directors; each director is elected annually and serves until his/her respective successor is elected.

NAPA	MARIN
Removal of Directors

Under Napa's bylaws, any director may be removed if there is a failure to fulfill one of the affirmative requirements for qualification or for cause, at any meeting of shareholders called expressly for such purpose, by a vote of the holders of a majority of shares entitled to vote for the election of directors. No director may be removed if the votes cast against his or her removal would be sufficient to elect him or her.
Under Marin's bylaws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose, by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.
Nomination of Director Candidates by Shareholders

Napa's bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to the president of the corporation not less than 14 days, nor more than 50 days prior to any meeting of shareholders called for the election of directors, with the notice period varying for certain instances as set forth in the bylaws.
Marin's bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to the president of the corporation not less than 14 days, nor more than 50 days prior to any meeting of shareholders called for the election of directors, with the notice period varying for certain instances as set forth in the bylaws.
Shareholder Action Without a Meeting

According to Napa's articles of association, any action required or permitted to be taken at any annual or special shareholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. If directors are elected by written consent, unanimous written consent is required for election of directors to non-vacant positions.
According to Marin's bylaws, any action required or permitted to be taken at any annual or special shareholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.
Special Meetings of Shareholders

Napa may call a special shareholders meeting upon the request of a majority of the board of directors, the chairman of the board of directors, the president, or of the Napa shareholders who together hold not less than twenty-five percent of the outstanding shares of Napa stock that would be entitled to vote at such a meeting.
Marin may call a special shareholders meeting upon the request of a majority of the board of directors, the chairman of the board of directors, the president, or of the Marin shareholders who together hold not less than ten percent of the outstanding shares of Marin stock that would be entitled to vote at such a meeting.

NAPA	MARIN
Indemnification of Directors and Officers

Napa's articles of association provide that the directors are released, discharged, remised and forgiven from any personal liability to the shareholders for monetary damages for the breach of the duty of care or other duty as a director. The articles of association eliminate all liability of directors to the shareholders of Napa in accordance with Delaware General Corporation Law, provided such payments are consistent with safe and sound banking practice and all applicable state federal banking laws, rules and regulations and orders regarding indemnification and prepayment of legal expenses and liabilities. The elimination of personal liability does not apply to certain intentional actions of a director or where the director may have received improper personal benefit. In addition, Napa maintains directors' and officers' liability insurance.
Marin's articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that Marin is authorized to provide indemnification to the fullest extent permitted by applicable law of agents of Marin through by-law provisions, agreements with such agents or other persons, or otherwise, with respect to actions for breach of duty to Marin, its shareholders, and others. Marin has also entered into indemnification agreements with its directors and executive officers. In addition, Marin maintains directors' and officers' liability insurance.
Amendments to Articles of Incorporation and Bylaws

The articles of association of Napa may be amended by the affirmative vote of a majority of the shareholders, unless the vote of a greater amount of stock is required by law or the articles of association. The board of directors may propose one or more changes to the articles of association.
Napa's bylaws may be adopted, amended or repealed either by approval of holders of a majority of Napa's outstanding shares of capital stock entitled to vote or by the approval of Napa's board of directors.
Marin's articles of incorporation may be amended in any manner allowed under California law.
Marin's bylaws may be amended by the board of directors, but the shareholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them and only the shareholders may adopt, amend or repeal any bylaw which specifies or changes the fixed number of directors or the minimum or maximum number of directors on a variable-number board of directors.
Tax Treatment
Napa is a Subchapter C corporation, which means that Napa is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis.	Marin is a Subchapter C corporation, which means that Marin is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis.

NAPA	MARIN
Dividends

As a national banking association, Napa is subject to limitations on the amount of dividends it may pay to its shareholders. Prior OCC approval is required to the extent the total dividends to be declared by Napa in any calendar year exceeds net profits for that year combined with the bank's retained net profits from the preceding two calendar years, less any transfers to capital surplus. The OCC also has the authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.
The CGCL permits a California corporation to declare and pay dividends if the amount of retained earnings of the corporation immediately prior to the dividend payment exceeds the sum of the proposed dividend distribution plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable dividend is being made. Alternatively, the CGCL permits a California corporation to declare and pay dividends to the extent that corporation's assets equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders receiving the dividend. The CGCL also prohibits dividend distributions if either the corporation or any of its subsidiaries would be unable to meet liabilities as they mature.

Further, it is the policy of the Federal Reserve that bank holding companies, such as Marin, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries.
Liquidation Preferences
Napa's articles of association do not provide for any liquidation preferences on shares of common stock.
Marin's articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes liquidation preferences, for such preferred shares.

NAPA	MARIN
Redemption
Napa's articles of association do not provide for any redemption of shares of common stock.
Marin's articles of incorporation do not provide for any redemption of shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes redemption preferences, for such preferred shares.
Shareholders' Rights Plan
Napa does not have a shareholders' rights plan	Marin does have a shareholders' rights plan designed to avoid takeovers that involve abusive tactics and/or do not provide fair value for shareholders.

PROPOSAL 2
ADJOURNMENT OR POSTPONEMENT OF THE MEETING

General

        If there are insufficient shares of Napa common stock represented at the special meeting to constitute a quorum or if the number of shares of Napa common stock voting "FOR" approval of the merger proposal is insufficient to approve that proposal at the special meeting, then the persons designated as the proxy holders stated in Napa's proxy for the special meeting intend to move to adjourn the special meeting in order to enable the Napa board of directors to solicit additional proxies for a quorum and/or for approval of the merger proposal.

        In this proposal, Napa is asking shareholders to grant discretionary authority to the proxy holder designated by Napa's proxy for the special meeting to vote to adjourn the special meeting if there are insufficient shares represented to constitute a quorum at the special meeting or if the number of shares voting for approval of the merger proposal is insufficient to approve the merger proposal at the special meeting. If the shareholders approve the adjournment proposal, Napa will be able to adjourn the special meeting to another time and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that previously voted on the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if Napa has received proxies representing a sufficient number of votes against approval and adoption of the merger proposal to preclude its adoption, Napa could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the merger proposal.

        If the special meeting is adjourned so that the board of directors can solicit additional proxies to approve the merger proposal, Napa is not required to give any notice of the adjourned meeting other than an announcement made at the special meeting of the place, date and time of the adjourned meeting.

Vote Required

        The adjournment proposal requires the affirmative vote of at least a majority of the shares of Napa common stock voted in person or represented by proxy and entitled to vote at the special meeting. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting, but will be treated as present at the meeting for purposes of determining a quorum.

        Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. Accordingly, if a shareholder whose shares are held in "street name" wants to vote with respect to the adjournment proposal, the shareholder must instruct the broker or other nominee as to how to vote the shares.

Board Recommendation

        Napa's board of directors unanimously recommends a vote "FOR" adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient shares represented for a quorum or if there are insufficient votes in favor of the merger proposal. Proxies solicited by Napa's board of directors will be voted "FOR" this proposal unless otherwise instructed on the proxy.

 OTHER MATTERS

        The board of directors does not know of any other business to be presented for action at the special meeting other than that set forth in the Notice of Special Meeting of Shareholders. However, if other matters properly come before the special meeting, it is the intention of the proxy holders named in the accompanying proxy to vote the proxy in accordance with the recommendations of the board of directors on such matters.

 EXPERTS

        Marin's consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Marin's internal control over financial reporting as of December 31, 2016 have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in their report included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        Stuart | Moore | Staub, counsel for Marin, has provided an opinion as to the legality of the Marin common stock to be issued in connection with the merger. Attorneys affiliated with Stuart | Moore | Staub own an aggregate of 1,000 shares of Marin common stock.

WHERE YOU CAN FIND MORE INFORMATION

Bank of Marin Bancorp

        Marin files annual, quarterly and current reports, proxy statements and other information with the Commission. Napa shareholders may read and copy any reports, proxy statements or other information filed by Marin at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

        Marin and Napa shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-732-0330 for further information on the operation of the Commission's public reference rooms. Marin's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). Marin's filings with the Commission are also available at its website at www.bankofmarin.com.

        Marin has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This proxy statement/prospectus is a part of that registration statement. As permitted by the Commission's rules, this proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Marin to "incorporate by reference" into this proxy statement/prospectus, which means that Marin can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this proxy statement/prospectus.

        Marin incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Napa special meeting (other than documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):

  •
  Marin's Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 14, 2017.

  •
  Marin's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 8, 2017.

  •
  Marin's Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2017, filed on August 7, 2017.

  •
  Marin's Current Reports on Form 8-K filed on January 6, 2017, January 23, 2017, January 24, 2017, April 5, 2017, April 24, 2017, May 18, 2017, July 5, 2017, July 7, 2017, July 24, 2017, July 25, 2017, August 1, 2017, and August 2, 2017.

  •
  Marin's annual meeting proxy statement, filed on April 5, 2017 (only those portions that have been incorporated by reference in the 2016 Annual Report on Form 10-K).

  •
  The description of Marin's preferred share purchase rights contained on the Form 8-A as filed with the Commission pursuant to Section 12(b) of the Exchange Act on July 7, 2017.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Marin at the following addresses:

  Bank of Marin Bancorp
  504 Redwood Blvd, Suite 100
  Novato, California 94947
  Attention: Nancy Rinaldi Boatright
  Telephone: (415) 763-4523

        To obtain timely delivery, you should request desired information no later than five (5) business days prior to the date of the Napa special meeting, or by [*], [*], 2017.

Bank of Napa, N.A.

        Napa does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the Commission.

        If you are a Napa shareholder and have any questions concerning the merger, the merger agreement or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or Napa's most recent Annual Report, or need help voting your shares of Napa common stock, please contact Tom LeMasters, Napa's President and CEO, at the following address:

  Bank of Napa, N.A.
  2007 Redwood Road, Suite 101
  Napa, CA 94558

  or at the following telephone number:

  (707) 257-7777

  You may also call Napa's proxy solicitor, Georgeson Inc., toll-free at (800) 248-3170.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Marin and Napa have not authorized anyone else to provide you with information that is different from that which is contained in this proxy statement/prospectus. Moreover, neither Marin nor Napa is making an offer to sell or soliciting an offer to buy any securities other than the Marin common stock to be issued by Marin in the merger, and neither Marin nor Napa is making an offer of such securities in any state where the offer is not permitted. The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION

dated as of July 31, 2017

by and among

Bank of Marin Bancorp

Bank of Marin

And

Bank of Napa, N.A.

APPENDIX A

A-i

A-ii

        AGREEMENT TO MERGE AND PLAN OF REORGANIZATION, dated as of July 31, 2017 (this "Agreement"), by and among Bank of Napa, N.A. ("Napa"), Bank of Marin Bancorp ("Parent") and Bank of Marin ("Bank").

RECITALS

        A.    Napa.     Napa is a national banking association organized under the laws of the United States, having its principal place of business in Napa, California.

        B.    Parent.     Parent is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Novato, California.

        C.    Bank.     Bank is a California state bank organized under the laws of the State of California, having its principal place of business in Novato, California.

        D.    Board Action.     The respective boards of directors of Parent, Bank and Napa have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger (as defined herein).

        E.    Intention of the Parties.     It is the intention of the parties to this Agreement that the Merger be treated as a "reorganization" under Section 368(a) of the Code (as defined herein).

        F.    Shareholder Agreements.     As a condition to, and simultaneously with, the execution of this Agreement, each director of Napa is entering into an agreement, in the form of Exhibit A hereto (collectively, the "Shareholder Agreements"), pursuant to which each such person has agreed, among other things, to vote his or her shares in favor of adoption of this Agreement.

        G.    Non-Compete/Non-Solicitation Agreements.     As a condition to, and simultaneously with, the execution of this Agreement, each of the directors of Napa (the "Directors") is entering into a non-compete and non-solicitation agreement with the Parent, substantially in the form of Exhibit B hereto (collectively, the "Non-Compete/Non-Solicitation Agreements") and the chief lending officer of Napa is entering into a non-solicitation agreement with the Parent substantially in the form of Exhibit B-1 hereto (the "Non-Solicitation Agreement').

        H.    Employment Agreement.     As a condition to Parent and Bank entering into the Agreement (but not as a condition to closing) and simultaneously with, the execution of this Agreement, Diane Bishofberger has entered into an employment agreement with the Bank.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01.    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.06.

        "Adjusted Stockholders' Equity" has the meaning set forth in Section 7.03(d).

        "Advisors" has the meaning set forth in Section 7.03(d).

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "Agreement of Merger" has the meaning set forth in Section 2.01(b).

        "ALLL" has the meaning set forth in Section 5.02(t).

        "Alternative Acquisition Agreement" has the meaning set forth in Section 6.03.

        "Applicable Date" has the meaning set forth in Section 5.02(g).

        "Bank" has the meaning set forth in the preamble to this Agreement.

        "Bank Articles" means the articles of incorporation of Bank, as amended.

        "Bank Board" means the board of directors of Bank.

        "Bank Bylaws" means the bylaws of Bank, as amended.

        "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

        "Benefit Plans" has the meaning set forth in Section 5.02(m).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "California Secretary" means the Secretary of State of the State of California.

        "Certificate" has the meaning set forth in Section 3.01(a).

        "CFC" means the California Financial Code.

        "CGCL" means the California General Corporation Law.

        "Change in Control Agreements" means the employment agreements listed on the Napa Disclosure Schedule which contain change in control provisions.

        "Change of Recommendation" has the meaning set forth in Section 6.03.

        "Closing Financial Statements" has the meaning set forth in Section 6.22.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.05(e).

        "Continuing Employees" has the meaning set forth in Section 6.10(a).

        "Contract" or "Contracts" has the meaning set forth in Section 5.02(f).

        "Deferred Compensation Programs" means any salary continuation agreements, executive bonus agreements and any other non-qualified deferred compensation plan, whether or not subject to Section 409A of the Code.

        "Deposit Insurance Fund" means the Deposit Insurance Fund maintained by the FDIC.

        "Derivatives Contract" has the meaning set forth in Section 5.02(q).

        "DBO" means the California Department of Business Oversight.

        "Dissenting Shares" has the meaning set forth in Section 3.01(a).

        "Directors" has the meaning set forth in the recitals to this Agreement.

        "D&O Insurance" has the meaning set forth in Section 6.09(c).

        "Effective Time" has the meaning set forth in Section 2.02.

        "Employees" has the meaning set forth in Section 5.02(m).

        "Environmental Laws" has the meaning set forth in Section 5.02(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 5.02(m).

        "ERISA Plans" has the meaning set forth in Section 5.02(m).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Fund" has the meaning set forth in Section 3.03(a).

        "Exchange Ratio" means 0.307 share of Parent Common Stock for each share of Napa Common Stock.

        "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Act" means the Federal Reserve Act, as amended.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), as amended.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied over the period involved.

        "Governmental Authority" means any federal, state or local court, governmental, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity.

        "Hazardous Substance" has the meaning set forth in Section 5.02(o).

        "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

        "Indemnified Party" or "Indemnified Parties" has the meaning set forth in Section 6.09(a).

        "Insurance Policies" has the meaning set forth in Section 5.02(s).

        "IRS" has the meaning set forth in Section 5.02(m).

        "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" has the meaning set forth in Section 3.01(a).

        "Multiemployer Plan" has the meaning set forth in Section 5.02(m).

        "Napa" has the meaning set forth in the preamble to this Agreement.

        "Napa Articles" means the articles of association of Napa, as amended.

        "Napa Award" means a right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Benefit Plans or Napa Stock Option Plans, other than Napa Stock Options.

        "Napa Board" means the board of directors of Napa.

        "Napa Bylaws" means the bylaws of Napa, as amended.

        "Napa Common Stock" means the common stock, $5.00 par value per share, of Napa.

        "Napa Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Napa Intellectual Property Rights" has the meaning set forth in Section 5.02(x).

        "Napa Loan Property" has the meaning set forth in Section 5.02(o).

        "Napa Material Adverse Effect" means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of Napa or the Merger; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a Napa Material Adverse Effect has occurred: (i) any change in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both Bank and Napa; (ii) any action taken by Napa with Parent's express written consent or any action taken by Napa that Napa was required to take pursuant to the terms of this Agreement (other than those actions that Napa is required to take pursuant to Section 4.01(a) hereof); (iii) any failure, in and of itself, by Napa to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (iii), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Napa Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Napa Material Adverse Effect pursuant to any other clause of this definition); (iv) any expense of Napa arising out of the acceleration of the vesting of Napa Stock Options as contemplated by this Agreement or the transactions contemplated herein in accordance with the fair value recognition provisions of FASB Accounting Standards Codification Subtopic 718, Share-Based Payment; (v) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Napa; (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (vii) any termination of Diane Bishofberger's employment with Napa (other than a termination by Napa without cause or absent the directive of a bank regulatory agency) or a breach by Diane Bishofberger or the Bank of her employment agreement with the Bank.

        "Napa Meeting" has the meaning set forth in Section 6.02.

        "Napa Stock Option Plans" means Napa's 2006 Equity Incentive Plan and its 2016 Equity Incentive Plan, each as amended to date.

        "Napa Stock Options" means issued and outstanding options to acquire Napa Common Stock which were granted under the Napa Stock Option Plans.

        "Napa Recommendation" has the meaning set forth in Section 5.02(e).

        "NBA" means the National Bank Act, as amended.

        "Nasdaq" means the Global Market System of the Nasdaq Stock Market, Inc.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Non-Compete/Non-Solicitation Agreements" has the meaning set forth in the recitals to this Agreement.

        "Non-Solicitation Agreement" has the meaning set forth in the recitals to this Agreement.

        "OCC" means the Office of the Comptroller of the Currency.

        "Order" has the meaning set forth in Section 7.01(c).

        "Parent" has the meaning set forth in the preamble to this Agreement.

        "Parent Articles" means the articles of incorporation of Parent, as amended.

        "Parent Average Price" means the volume weighted average price of the Parent Common Stock on the Nasdaq Stock Exchange reporting system (based on "regular way" trading) for the fifteen (15) trading days ending on the day which is the second trading day preceding the anticipated date that the Effective Time is to occur, whether or not trades occurred on those days.

        "Parent Board" means the board of directors of Parent.

        "Parent Bylaws" means the bylaws of Parent, as amended.

        "Parent Common Stock" means the common stock, no par value per share, of Parent.

        "Parent Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Parent 401(k) Savings Plan" has the meaning set forth in Section 6.10(c).

        "Parent Material Adverse Effect" means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of Parent or the Merger; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a Parent Material Adverse Effect has occurred: (i) any change in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both Parent and Napa; (ii) any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Merger Consideration is unfair, (B) directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the Merger, or (C) the Registration Statement or Proxy Statement/Prospectus contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading; (iii) any action taken by Parent with Napa's express written consent or any action taken by Parent that Parent was required to take pursuant to the terms of this Agreement (other than those actions that Parent is required to take pursuant to Section 4.02(a) hereof); (iv) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (v) that the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (vi) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Parent; or (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism.

        "Parent Reports" has the meaning set forth in Section 5.03(g).

        "Pension Plan" has the meaning set forth in Section 5.02(m).

        "Person" means any individual, bank, corporation (including not-for-profit), and joint—stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

        "Professional Fees" has the meaning set forth in Section 7.03(d).

        "Prospectus/Proxy Statement" has the meaning set forth in Section 6.03.

        "Regulatory Authorities" means the Federal Reserve Board, FDIC, DBO, OCC or other supervisory agency of Napa, Parent or Bank, as the case may be.

        "Rights" means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

        "S-4 Registration Statement" has the meaning set forth in Section 6.03.

        "Salary Continuation Agreements" means the salary continuation agreements of Messrs. LeMasters, Lundstrom and Fletcher and Ms. Bishofberger.

        "Sarbanes-Oxley Act" has the meaning set forth in Section 5.03(g).

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Share" and "Shares" has the meaning set forth in Section 3.01(a).

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Short Term Employee" means an employee of Napa immediately prior to the Effective Time who is offered short term employment with Bank in connection with systems conversion or other integration matters; provided, however, that a Short Term Employee shall not be deemed to be a Continuing Employee.

        "Stockholders' Equity Measuring Date" has the meaning set forth in Section 7.03(d).

        "Subsidiary" means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

        "Superior Proposal" has the meaning set forth in Section 6.06.

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" (including, with correlative meanings, the terms "Taxes" and "Taxable") means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

        "Termination Fee" has the meaning set forth in Section 8.05(b).

        "Third-Party Intellectual Property Rights" has the meaning set forth in Section 5.02(x).

        "Treasury Shares" has the meaning set forth in Section 3.01(c).

        "Truth in Lending Act" means the Truth in Lending Act (15 U.S.C. 1601 et seq.), as amended.

        "USA Patriot Act" means the USA Patriot Act (Pub. L. No. 107-56).

ARTICLE II

THE MERGER

        2.01.    The Merger.     (a) The Combination.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Napa shall merge with and into Bank (the "Merger") and the separate corporate existence of Napa shall cease. Bank shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Bank"), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable Law, after Napa's shareholders have adopted this Agreement), change the method of effecting the Merger (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge Napa into Bank, if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration to be paid to holders of Napa Common Stock, (ii) adversely affect the Tax treatment of Napa's shareholders as a result of receiving the Merger Consideration, (iii) materially impede, delay or prevent consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of Napa.

          (b)    Filings.    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective at the Effective Time. An agreement of merger (the "Agreement of Merger"), substantially in the form of Exhibit C hereto, shall be filed with the DBO after having been filed with the California Secretary.

          (c)    Articles of Incorporation and Bylaws.    The Parent's and the Bank's Articles and Bylaws as in effect immediately prior to the Effective Time shall not be changed or amended as a result of the Merger.

          (d)    Directors and Officers of the Surviving Bank.    Subject to Section 6.20, the directors and officers of the Surviving Bank immediately after the Effective Time shall be the directors and officers of Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

          (e)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the CFC, Sections 1108 of the CGCL and 214a of the NBA, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Napa and Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Napa and Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        2.02.    Effective Time.     Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01(b) to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) on such other date to which the parties may agree in writing. The Merger provided for herein shall become effective (the "Effective Time") upon filing with the DBO of the Agreement of Merger as certified by the California Secretary or on such date as may be specified therein.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

        3.01    Effect on Capital Stock.     At the Effective Time, as a result of this Agreement and the Merger and without any action on the part of any holder of shares of Napa Common Stock:

          (a)    Outstanding Napa Common Stock.    Each share of Napa Common Stock, excluding Treasury Shares and shares of Napa Common Stock which are dissenting shares within the meaning of Section 214a of the NBA at the Effective Time ("Dissenting Shares"), issued and outstanding immediately prior to the Effective Time (each, a "Share" and, collectively, "Shares"), shall become and be converted into the right to receive shares of Parent Common Stock in accordance with the Exchange Ratio ("Merger Consideration").

At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b)    Outstanding Parent and Bank Stock.    Each share of Parent Common Stock and each share of Bank stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share and shall not be affected by the Merger.

          (c)    Cancellation of Certain Shares.    Any shares of Napa Common Stock held by Parent or by Napa, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

          (d)    Napa Stock Options.    Napa Stock Options will be treated in accordance with Section 6.19.

          (e)    Dissenting Shares.    Dissenting Shares (if any) held by persons who have taken all of the steps required to perfect their rights to receive payment for their shares of Napa Common Stock pursuant to Section 214a of the NBA shall be deemed to have ceased to represent any interest in the Surviving Bank as of the Effective Time and the holders thereof shall be entitled to such rights as may be specified at the time in the NBA. If, after the Effective Time, any Dissenting Shares lose their status as Dissenting Shares, Parent or its representative shall pay, upon surrender by such shareholder of a certificate representing shares of Napa Common Stock, shares of Parent Common Stock in accordance with the Exchange Ratio.

        3.02    Rights as Shareholders; Stock Transfers.     At the Effective Time, holders of Napa Common Stock shall cease to be, and shall have no rights as, shareholders of Napa other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Napa or the Surviving Bank of the shares of Napa Common Stock that were outstanding immediately prior to the Effective Time.

        3.03    Exchange Procedures.

          (a)    Exchange Fund.    As of the Effective Time, Parent shall have deposited with Computershare Trust Company, N.A., (the "Exchange Agent") for the benefit of the holders of shares of Napa Common Stock, for exchange in accordance with this Section 3.03 through the Exchange Agent, certificates representing the shares of Parent Common Stock equal to the product of the number of Napa Common Stock issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio and the amount of estimated cash to pay fractional shares (the "Exchange Fund").

          (b)    Forms.    Parent shall direct the Exchange Agent to mail not more than three (3) Business Days after the Effective Time to each holder of record of a certificate or certificates of Napa Common Stock (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Napa Common Stock, the transfer of ownership which is not registered in the transfer records of Napa, the consideration provided herein will be paid if the Certificate representing such Napa Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.03 and except as provided in subsection 3.01(e), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Napa Common Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Parent, such bond in form and substance and with surety reasonably satisfactory to Parent and thereafter shall be entitled to receive the consideration provided herein.

          (c)    Parent Dividends.    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Parent Common Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Parent Common Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.03(g) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the shareholders of Napa following the passage of six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of Napa who have not theretofore complied with this Section 3.03 shall thereafter look only to Parent for payment of their claim for the consideration provided herein.

          (e)    Liability for Escheated Payments.    Neither Parent, Bank nor Napa shall be liable to any holder of shares of Napa Common Stock for such shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)    Voting Rights.    The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto. Former shareholders of record of Napa who are to receive shares of Parent Common Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock into which their respective shares of Napa Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with the provisions of this Agreement.

          (g)    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(g) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder's proportionate interest in a share of Parent Common Stock based on the Parent Average Price.

          (h)    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts (i) shall be remitted by Parent to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent.

          (i)    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

 ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01.    Forbearances of Napa.     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth on Schedule 4.01 hereto, without the prior written consent of Parent, Napa will not:

          (a)    Ordinary Course.    (i) Conduct the business of Napa or any of its Subsidiaries other than in the ordinary and usual course of business, (ii) fail to use its reasonable best efforts to preserve its business organization and assets intact and to maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, (iii) take any action that would adversely affect or delay the ability of Napa, Bank or Parent to perform any of their obligations on a timely basis under this Agreement, (iv) take any action that would be reasonably likely to have a Napa Material Adverse Effect, (v) take any action which is intended, or would reasonably be expected to, (A) impede, (B) delay or, (C) adversely affect the ability of Napa to consummate the Merger and the other transactions contemplated by this Agreement or (vi) take any action which is intended, or would reasonably be expected to, diminish the value of Napa or its goodwill to Parent or Bank or otherwise disparage the Parent or Bank or any of their officers, employees or directors. Solely for the purpose of eliminating any doubt, Napa shall be deemed to be responsible for the acts, conduct and communications of its directors and executive officers and any action taken by such a director or executive officer in contravention of any of the provisions in the preceding sentence shall be deemed to be a breach of this Section by Napa.

          (b)    Capital Stock.    Other than any shares of Napa Common Stock issuable in respect of Napa Stock Options outstanding on the date hereof, (i) issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights or (ii) permit any additional shares of capital stock of Napa or any Subsidiary of Napa to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c)    Dividends; Etc.    (i) Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

          (d)    Compensation; Employment Agreements; Etc.    Enter into, renew or allow to renew automatically, make any new grants of awards under, terminate, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of Napa or grant any salary or wage increase, bonus or increase any employee benefit (including incentive or bonus payments); provided, however, Napa may pay accrued bonuses immediately prior to the Effective Time or, if earlier, December 31, 2017, up to an aggregate of $180,000 with the individual amount of such bonuses to be determined by the Napa Board subject to final approval by Bank. Without limiting the generality of the foregoing, Napa shall not grant or approve the grant of any stock options or Napa Award under the Napa Stock Option Plans. Napa shall not make any severance payments except in accordance with Section 6.10.

          (e)    Hiring.    Hire any person as an employee of Napa or promote any employee, except persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Napa.

          (f)    Benefit Plans.    Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law or except as otherwise provided herein) any Benefits Plans or take any action to accelerate the vesting, accrual or fund or in any other way secure the payment of or exercisability of stock options, or restricted stock or other compensation or benefits payable thereunder. Without limiting the generality of the foregoing and except as otherwise provided herein, Napa shall not amend or modify any Napa Stock Option Plan or enter into, amend or modify any option or award agreement under any Napa Stock Option Plans or take any other action which has the effect of increasing Napa's obligations or liabilities pursuant to any Napa Stock Option Plans.

          (g)    Dispositions.    Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties other than (i) sales of loans and loan participations pursuant to Section 4.01(q), (ii) sale or disposition of property acquired in foreclosure or by transfer in lieu of foreclosure ("OREO") and (iii) other sales or dispositions in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Napa.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 4.01(q)) except (i) in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Napa, or (ii) as otherwise permitted by this Agreement; notwithstanding the foregoing, Napa shall not foreclose or otherwise acquire any ownership interest in the collateral identified on Schedule 4.01(h) hereto without the prior written approval of Parent.

          (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $5,000 individually or $15,000 in the aggregate.

          (j)    Governing Documents.    Amend the Napa Articles or the Napa Bylaws or the organizational documents of any Subsidiary of Napa.

          (k)    Accounting Methods.    Implement or adopt any change in Napa's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by Napa's independent public accountants, or as required by Section 6.07 or Section 6.18 of this Agreement.

          (l)    Contracts.    Except with respect to contracts relating to loans (not including loan participations) made in the ordinary and usual course of business consistent with past practice and in accordance with Section 4.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $10,000 or more and which is not terminable at will or with thirty (30) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

          (m)    Claims.    Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which Napa or any Subsidiary of Napa is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by Napa or any Subsidiary of Napa of an amount that exceeds $15,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of the Surviving Bank or create precedent for claims that are reasonably likely to be material to Napa and its Subsidiaries, taken as a whole.

          (n)    Adverse Actions.    Take any action or omit to take any action that would reasonably be likely to result in (i) any of Napa's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

          (o)    Risk Management.    Except as required by applicable Law or regulation or the Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow Napa's existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in Napa's aggregate exposure to interest rate risk.

          (p)    Indebtedness.    Incur or materially and adversely modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary and usual course of business consistent with past practices.

          (q)    Loans.    Except as provided in the next sentence and except for loans, loan commitments, renewals or extensions approved prior to the date hereof with notice to the customer having been given but not yet boarded, (i) make any loan or loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person, exceed $ 750,000 or (ii) purchase or sell any loan or loan participation. In connection with any action requiring approval by Parent pursuant to clauses (i) or (ii) of the preceding sentence, Napa shall submit a copy of the loan write up containing the information customarily submitted to the Board of Directors or Credit and Loan Committee of Napa in connection with obtaining approval for such action to the Chief Credit Officer of Bank three (3) full Business Days prior to making any indication to the third party whether such action has been approved; provided that, if Parent objects in writing (stating in reasonable detail the reasons for such objection under Bank's underwriting policy or criteria) to such loan or loan commitment or renewal or extension thereof or such purchase or sale within three (3) full Business Days after receiving such loan write up, Napa shall not make such loan or loan commitment or renewal or extension thereof or such purchase or sale. Prior to the date of this Agreement, Bank has provided Napa with a copy of its loan underwriting policy or criteria and discussed them with Napa's chief credit officer. Napa shall not forgive any loans to directors, officers or employees of Napa.

          (r)    Investments.    (i) Other than sales of overnight federal funds or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) make other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, Napa may purchase investment securities if, within three (3) Business Days after Napa requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent's Chief Financial Officer consents to making of any such purchase, Parent's Chief Financial Officer has approved such request in writing or has not responded in writing to such request.

          (s)    Taxes.    Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a Napa Material Adverse Effect on the Tax position of Napa or, after the Merger, which is reasonably likely to have a Parent Material Adverse Effect on the Tax Position of Parent, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

          (t)    Commitments.    Agree or commit to do any of the foregoing.

        4.02.    Forbearances of Parent.     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Napa, Parent will not, and will cause each of Parent's Subsidiaries not to:

          (a)   Conduct the business of Parent or any of its Subsidiaries other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, or knowingly take any action which is intended, or would reasonably be expected to, materially (i) impede, (ii) delay or (iii) adversely affect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

          (b)   Take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Parent's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01.    Disclosure Schedules.     At least two Business Days prior to the date hereof, each of Napa and Parent/Bank shall have delivered to the other a schedule (the "Napa Disclosure Schedule" and "Parent Disclosure Schedule", respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more covenants contained in Article IV (provided that any information set forth in any one section of either Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face).

        5.02.    Representations and Warranties of Napa.     Except as set forth in the Napa Disclosure Schedule, Napa hereby represents and warrants to Parent:

          (a)    Organization, Standing and Authority.    Napa is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States. Each Subsidiary of Napa is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Napa's deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. Each of Napa and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this

  Agreement. Napa has made available to Parent a complete and correct copy of Napa Articles and Napa Bylaws and the organizational documents of its Subsidiaries, each as amended to date. Napa Articles and Napa Bylaws and such organization documents made available to Parent are in full force and effect.

          (b)    Napa Capital Stock.    As of the date hereof, the authorized capital stock of Napa consists solely of 30,000,000 shares of Napa Common Stock, of which 2,368,419 shares are issued and outstanding. As of the date hereof, 255,750 shares of Napa Common Stock are issuable upon the exercise of outstanding Napa Stock Options. Except for Napa Stock Options, there are no Napa Awards outstanding. As of the date hereof, 11,715 shares of Napa Common Stock are held in treasury by Napa or otherwise owned directly or indirectly by Napa or any Subsidiary of Napa. The outstanding shares of Napa Common Stock have been duly authorized and are validly issued, fully paid and assessable to the extent provided in the NBA, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Schedule 5.02(b) of Napa Disclosure Schedule sets forth for each Napa Stock Option the name of the grantee or holder, the date of the grant, the expiration date, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Napa Common Stock subject to such Napa Stock Option, the number and type of shares subject to such Napa Stock Options that are currently exercisable and the exercise price per share and for each other Napa Award the name of the grantee or holder, the date of the grant and the number of shares of Napa Common Stock subject to such Napa Award. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Napa Common Stock authorized and reserved for issuance, Napa does not have any other Rights issued or outstanding with respect to Napa Common Stock, and Napa does not have any commitment to authorize, issue or sell any Napa Common Stock or Rights, except pursuant to this Agreement. Napa does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Napa on any matter. All Shares issuable upon exercise of Napa Stock Options, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, assessable to the extent provided in the NBA and free of preemptive rights and will not be issued in violation of preemptive rights.

          (c)    Subsidiaries.    (i) Section 5.02(c)(i) of Napa Disclosure Schedule sets forth each of Napa's Subsidiaries and the ownership interest of Napa in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such. The outstanding shares of capital stock of each Subsidiary of Napa have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of Napa authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.

             (ii)  Other than the Subsidiaries of Napa, Napa does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

          (d)    Corporate Power.    Napa and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on its respective business as it is now being conducted and to own all its respective properties and assets; and Napa has all requisite corporate power and authority and, other than adoption of this Agreement by the holders of two-thirds of the outstanding shares of Napa Common Stock, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

          (e)    Corporate Authority.    As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, Napa's Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Napa and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matter be submitted for consideration by its shareholders at a meeting of such shareholders and that such matter be recommended for approval at such meeting (the "Napa Recommendation"). Napa has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of Napa, enforceable against Napa in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or to general equity principles. The Napa Board has received the opinion of its financial advisor, Sandler O'Neill + Partners to the effect that the Merger Consideration is fair to such holders from a financial point of view.

          (f)    Regulatory Approvals; No Violations.    (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the DBO, the OCC and FINRA, as may be required, (B) the adoption of this Agreement by the holders of two-thirds of the outstanding shares of Napa Common Stock and (C) the filing of the Agreement of Merger with the DBO as described in Section 2.01(b) herein. As of the date hereof, Napa is not aware of any reason why the approvals set forth in this Section 5.02(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Napa does not, and the consummation by Napa of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Napa or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a "Contract" and, collectively, "Contracts") binding upon Napa or any of its Subsidiaries or to which Napa or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Napa or any Subsidiary of Napa is subject, (B) constitute or result in a breach or violation of, or a default under, Napa Articles or Napa Bylaws or the organizational documents of any Subsidiary of Napa, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement.

          (g)    Reports; Financial Statements.    (i) Napa's financial statements (including, in each case, any notes thereto) since December 31, 2014 (the "Applicable Date") were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such financial statements fairly presented, in all material respects, the financial position, results of operations and cash flows of Napa and the consolidated Subsidiaries of Napa as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to Napa and its consolidated Subsidiaries taken as a whole).

             (ii)  Napa maintains disclosure controls and procedures that are effective to ensure that information required to be disclosed by Napa is recorded and reported on a timely basis to the individuals responsible for the preparation of Napa's public disclosure documents. Napa maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Napa, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Napa are being made only in accordance with authorizations of management and directors of Napa, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Napa's assets that could have a material effect on its financial statements.

            (iii)  Napa has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Napa's auditors and the audit committee of Napa's board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Napa's ability to record, process, summarize and report financial information and has identified for Napa's auditors and audit committee of Napa's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Napa's internal control over financial reporting. Napa has made available to Parent (i) a summary of any such disclosure made by management to Napa's auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or Napa's auditors to the audit committee required by the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Napa employees regarding questionable accounting or auditing matters, have been received by Napa. Napa has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through Napa's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Napa or any of its Subsidiaries, whether or not employed by Napa or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Napa or any of its officers, directors, employees or agents to Napa's audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.

            (iv)  Napa and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (A) the OCC and (B) any other Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2014, including, without limitation, the rules and regulations of the OCC or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

             (v)  Since December 31, 2016, neither Napa nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

            (vi)  Since December 31, 2016, (A) each of Napa and its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement.

           (vii)  Since December 31, 2016, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Napa or any Subsidiary of Napa, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Napa, (C) any change by Napa in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by Napa or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

          (h)    Litigation.    No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Napa's knowledge, threatened against Napa or any of its Affiliates and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Napa or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement. Neither Napa nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement.

          (i)    Regulatory Matters.    (i) None of Napa, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental

  Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, any Regulatory Authority. Napa and each of its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

             (ii)  Neither Napa nor any of its Subsidiaries has been advised by, and Napa does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)    Compliance With Laws.

              (i)  Napa and its Subsidiaries are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Truth in Savings Acts, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, Privacy Laws, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Napa has not been advised of any regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Napa has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to Napa's knowledge, is in compliance with such law in all material respects.

             (ii)  Napa and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Napa's knowledge, no suspension or cancellation of any of them is threatened.

            (iii)  No investigation or review by any Governmental Authority with respect to Napa or any of its Subsidiaries is pending or, to the knowledge of Napa, threatened, nor has Napa or any Subsidiary of Napa received any notification or communication from any Governmental Authority (A) asserting that Napa or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Napa's knowledge, do any grounds for any of the foregoing exist).

          (k)    Material Contracts; Defaults.    Except as set forth on Section 5.02(k) of Napa Disclosure Schedule, neither Napa nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a "material contract" within the meaning of

  Item 601(b)(10) of the SEC's Regulation S-K, (ii) that purports to limit in any material respect either the type of business in which Napa or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (iii) that provides for a termination fee, penalty or like charge. Neither Napa nor any of its Subsidiaries is in default under any Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Napa or any Subsidiary of Napa is currently outstanding. Schedule 5.02(k) of the Napa Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by Napa of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

          (l)    No Brokers.    None of Napa, any of its Subsidiaries or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that Napa has employed Sandler O'Neill + Partners as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

          (m)    Employee Benefit Plans.

              (i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Napa or any of its Subsidiaries (the "Employees") and current or former directors of Napa, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans") are listed on Schedule 5.02(m) of the Napa Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.02(m) of the Napa Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been made available to Parent. Napa has no Deferred Compensation Plans except for the Salary Continuation Agreements and the Change in Control Agreements.

             (ii)  All Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan"), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA ("ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") or may rely upon an IRS advisory or opinion letter to a prototype or volume submitter plan sponsor covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Napa is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Napa nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the

    Taxable period of such transaction expired as of the date hereof, would subject Napa or any such Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither Napa nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

            (iii)  Neither Napa nor any entity which is considered one employer with Napa under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made or have been reflected on Napa's financial statements included in Napa Reports.

            (iv)  As of the date hereof, there is no material pending or, to the knowledge of Napa, threatened litigation relating to the Benefit Plans. Neither Napa nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan. Napa or the applicable Subsidiary may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

             (v)  There has been no amendment to, announcement by Napa or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except for such amounts and with respect to such individuals as are listed in Schedule 5.02(m) of the Napa Disclosure Schedule, none of the execution of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated hereby will (v) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of Napa or any Subsidiary of Napa or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, (y) cause Napa or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (n)    Labor Matters.    Neither Napa nor any of its Subsidiaries is a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Napa or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Napa or any such Subsidiary to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to Napa's knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Napa or any of its Subsidiaries. Napa is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o)    Environmental Matters.    To Napa's knowledge, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement: (i) Napa and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by Napa or any of its Subsidiaries (including any property in which Napa or any of its Subsidiaries holds or has held a fiduciary or management role, a "Napa Loan Property"), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) neither Napa nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Napa Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) neither Napa nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Napa nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Napa nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) neither Napa nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to Napa's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Napa, any Subsidiary of Napa, any currently or formerly owned or operated property, or any Napa Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against Napa, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Napa Loan Property and (ix) Napa has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Napa, any of its Subsidiaries and any currently or formerly owned or operated property or any Napa Loan Property.

        As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)    Tax Matters.    (i) (A) Napa and each of Napa's Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that Napa or any of Napa's Subsidiaries is obligated to have withheld; (III) in the case of any Tax Return required to be retained by Napa or any of Napa's Subsidiaries prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in Napa's or Napa's Subsidiary's files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) neither Napa nor any of Napa's Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to Napa's knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) as of the date hereof, Napa has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by Napa or any of Napa's Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

             (ii)  There are no Liens on any of Napa's assets or on any assets of any of Napa's Subsidiaries that arose neither in connection with any failure (or alleged failure) to pay any Tax nor, to Napa's knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

            (iii)  Neither Napa nor any of Napa's Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

            (iv)  Neither Napa nor any of Napa's Subsidiaries is a party to any Tax allocation or sharing agreement. Neither Napa nor any of Napa's Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which Napa is the common parent) or otherwise has any liability for the Taxes of any Person (other than Napa or any of Napa's Subsidiaries).

             (v)  No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Napa or any of Napa's Subsidiaries.

            (vi)  (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that Napa or any of Napa's Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Authority or other Person.

           (vii)  As of the date hereof, neither Napa nor any of Napa's Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (viii)  Neither Napa nor any of Napa's Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

          (q)    Risk Management Instruments.    Neither Napa nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar, embedded derivative or any other contract that is a derivatives contract (meaning any financial instrument or contract whose value is derived from the value of one or more underlying asset or factor), including various combinations thereof, (each, a "Derivatives Contract") and does not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r)    Books and Records.    The books and records of Napa and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of Napa and its Subsidiaries.

          (s)    Insurance.    Schedule 5.02(s) to the Napa Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by Napa or any of its Subsidiaries (collectively, "Insurance Policies") and all insurance claims filed by Napa or any of its Subsidiaries under such Insurance Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of Napa and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect; neither Napa nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion. Schedule 5.02(s) lists all claims or potential claims meeting the applicable reporting thresholds under the Insurance Policies that have not been reported thereunder.

          (t)    Allowance For Loan and Lease Losses.    Napa's allowance for loan losses ("ALLL") is, and (except for changes required by Parent pursuant to this Agreement, as to which Napa makes no representation) shall be as of the Effective Time, in compliance with Napa existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (u)    Transactions With Affiliates.    Napa has no transactions with Affiliates that are subject to Sections 23A and 23B of the Federal Reserve Act.

          (v)    Real Property.

              (i)  Neither Napa nor any of its Subsidiaries owns, and is not in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, any real property or premises on the date hereof in whole or in part. Schedule 5.02(v) to the Napa Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by Napa or any of its Subsidiaries and together with a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any Governmental Authority and, to Napa's knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of Napa or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by Napa or such Subsidiary.

             (ii)  Each of the leases referred to in the Napa Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to Napa or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than Napa the foregoing representation is based on the knowledge of Napa.

          (w)    Title.    Each of Napa and each of its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2009 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

          (x)    Intellectual Property.

              (i)  Neither Napa nor any of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of Napa or any of its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement.

             (ii)  Except as is not reasonably likely to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement: (A) neither Napa nor any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Napa of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Napa or any of its Subsidiaries is a party and pursuant to which Napa or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights"); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by Napa or any of its Subsidiaries (collectively, the "Napa Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of Napa, are threatened by any Person; and (C) Napa does not know of any valid grounds for any bona fide claims (I) against the use by Napa or any of its Subsidiaries of any Napa Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of Napa or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Napa Intellectual Property Rights; or (III) challenging Napa's or any of its Subsidiaries' license or legally enforceable right to use any Third-Party Intellectual Rights.

          (y)    Trust Business.    Napa does not engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

          (z)    Affiliate Ownership.    As of the date hereof, the aggregate percentage of Napa Common Stock beneficially owned by directors and executives officers of Napa is approximately 11.4% of all issued and outstanding Napa Common Stock (on a fully diluted basis).

        5.03.    Representations and Warranties of Parent and Bank.     Except as set forth in the Parent Disclosure Schedule, Parent and Bank hereby represent and warrant to Napa:

          (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of California. Bank and each other Subsidiary of Parent has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement. All outstanding shares of Bank are owned by Parent.

          (b)    Parent Capital Stock.    As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 6,160,952 are issued and outstanding (excluding 44,408 shares of unvested restricted stock and restricted performance stock) and 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding. As of the date hereof, June 30, 2017 193,077 shares of Parent Common Stock are issuable upon the exercise of outstanding options to acquire such shares, and there are 44,408 outstanding shares of unvested restricted stock and restricted performance stock. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).

          (c)    Corporate Power.    Each of Parent and Bank has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and Parent and Bank have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

          (d)    Corporate Authority.    As of the date hereof, with respect to each of clauses (i) and (ii) below, each of the Parent Board and the Bank Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Parent and its shareholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Parent Board and Bank Board. This Agreement has been duly authorized, executed and delivered by Parent and Bank and this Agreement is a valid and legally binding agreement of Parent and Bank, as the case may be, enforceable against Parent or Bank in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or to general equity principles.

          (e)    Regulatory Approvals; No Violations.    (i) No consents, approvals, permits authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery and performance by Parent or Bank of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the DBO, the OCC, FINRA and NASDAQ as may be required, (B) filings with the SEC and state securities authorities, if any, and (C) the filing of the Agreement of Merger with the DBO as described in Section 2.01(b) herein. As of the date hereof, neither Parent nor Bank is aware of any reason why the approvals set forth in this Section 5.03(e) and Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent and Bank does not, and the consummation by Parent and Bank of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or Bank (with or without notice, lapse of time, or both) pursuant to, Contracts binding upon Parent or Bank or to which Parent or Bank or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or Bank is subject, (B) constitute or result in a breach or violation of, or a default under, the Parent or Bank Articles or Bylaws, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.

          (f)    No Brokers.    Neither Parent or Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Keefe, Bruyette & Woods, Inc. as its financial advisor.

          (g)    Parent Reports; Financial Statements.    (i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the "Parent Reports"). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

             (ii)  Parent's consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of

    Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries taken as a whole).

            (iii)  Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

            (iv)  Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and directors of Parent or Bank, as the case may be, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent's or Subsidiaries' assets that could have a material effect on its financial statements.

             (v)  Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent's auditors and the audit committee of Parent's Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent's or its Subsidiaries ability to record, process, summarize and report financial information and has identified for Parent's auditors and audit committee of Parent's Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's or its Subsidiaries' internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent or Bank employees regarding questionable accounting or auditing matters, have been received by Parent or Bank. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent's audit committee (or other person or committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

            (vi)  Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2014, including, without limitation, the rules and regulations of the FDIC, the DBO or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

           (vii)  Since December 31, 2014, except as disclosed in the Parent Reports, (A) Parent and each of its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise) has had or could be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.

          (viii)  Since December 31, 2014, except as disclosed in the Parent Reports, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any Subsidiary of Parent, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent other than as set forth in the Parent Reports, or (C) any change by Parent in accounting principles, practices or methods.

          (h)    Litigation.    Except as disclosed in the Parent Reports, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Parent's or Bank's knowledge, threatened against Parent or any of its Subsidiaries and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.

          (i)    Compliance With Laws.    Parent and Bank are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Truth in Savings Act, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, Privacy Laws, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened.

          (j)    Regulatory Matters.    (i) Neither Parent, Bank nor any of their respective properties are, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Parent and Bank have paid all assessments made or imposed by any Regulatory Authority.

             (ii)  Parent and Bank have not been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (k)    Tax Matters.    (i)(A) Parent and each of Parent's Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that Parent or any of Parent's Subsidiaries is obligated to have withheld; (III) in the case of any Tax Return required to be retained by Parent or any of Parent's Subsidiaries prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in Parent's or Parent's Subsidiary's files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) neither Parent nor any of Parent's Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to Parent's knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) as of the date hereof, Parent has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by Parent or any of Parent's Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

ARTICLE VI

COVENANTS

        6.01.    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of Napa, Parent and Bank agrees to cooperate with the others and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

        6.02.    Shareholder Approval.     Napa agrees to take, in accordance with applicable Law and Napa Articles and Napa Bylaws, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved by Napa's shareholders for consummation of the Merger (including any adjournment or postponement, the "Napa Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Napa shareholders. Subject to Section 6.03(c), the Napa Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

        6.03.    Registration Statement; Proxy Statement; Change of Recommendation.     (a) Parent and Napa shall promptly prepare the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") as promptly as practicable. Parent and Napa each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Napa shall mail the Prospectus/Proxy Statement to the holders of Napa Common Stock.

          (b)   Napa and Parent each agrees, as to itself and its Subsidiaries, that (i) the S-4 Registration Statement will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to shareholders and at the times of the meeting of shareholders of Napa to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. Napa and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Napa and Parent agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

          (c)   (i) Napa Board shall not:

              (1)   except as expressly permitted by, and after compliance with, Section 6.03(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Napa Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) Business Days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification of the Napa Recommendation); or

              (2)   except as expressly permitted by, and after compliance with, Section 8.03(a) hereof, cause or permit Napa to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.06 entered into in compliance with Section 6.06) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

            (ii)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the approval of Napa shareholders contemplated by this Agreement is obtained, the Napa Board may withhold, withdraw or modify the Napa Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Napa Board determines in good faith, after consultation with outside counsel, that such action is legally required in order for its directors to comply with their respective fiduciary duties under applicable Law (a "Change of Recommendation"); provided, however, that no Change of Recommendation may be made until after at least five Business Days following Parent's receipt of notice from Napa advising that the Napa Board may take such action and the basis therefor, including all necessary information under Section 6.06. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, Napa Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03, including with respect to the notice period referred to in this Section 6.03.

        6.04.    Press Releases.     Napa, Parent and Bank shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or the SEC. Napa, Parent and Bank shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

        6.05.    Access; Information.     (a) Napa agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Parent, Bank and their respective officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent and Bank all information concerning its business, properties and personnel as Parent or Bank may reasonably request.

          (b)   Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent, Bank and their respective representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of Napa are in satisfactory condition and will not in a material way adversely impact Parent or Bank after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

          (c)   Napa agrees that, subject to applicable Laws, it shall cooperate in good faith with Parent and Bank on mutually agreed operating issues which the parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.

          (d)   Parent and Bank agree that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, they shall afford Napa and its authorized representatives such access to their personnel as Napa may reasonably request and such books and records as is substantially similar in scope as provided to Napa in its due diligence review prior to the date of this Agreement.

          (e)   Each party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 6.05 in accordance with the terms of the Confidentiality Agreement, dated as of March 2, 2017 (the "Confidentiality Agreement"), between the parties.

          (f)    No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party's obligation to consummate the transactions contemplated by this Agreement.

        6.06.    Acquisition Proposals.     Napa agrees that neither it nor any of its respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Napa further agrees that neither it nor any of its officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Napa or the Napa Board from (A) complying with its disclosure obligations under federal or state law; (B) at any time prior, but not after the Merger is approved by the requisite vote of Napa's shareholders, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Napa Board receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of Napa, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, Napa Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each such case referred to in clause (C) or (D) above, the Napa Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. Napa agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Napa agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. Napa agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. As used in this Agreement, (i) "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Napa and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power or of any class of equity securities of Napa or 10% or more of the total assets of Napa, in each case other than the transactions contemplated by this Agreement; and (ii) "Superior Proposal" means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets or total voting power of the equity securities of Napa that its board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to Napa's shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.03(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

        6.07.    Certain Policies.     Immediately prior to the Effective Time, Napa shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the Regulatory Authorities and applicable banking Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent and Bank; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by Napa that any such modification or change is appropriate or required or that any financial statement or information previously provided by Napa was incorrect in any respect.

        6.08.    Regulatory Applications.     (a) Each of Parent, Bank and Napa shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities (other than the SEC) shall be made by Parent or Bank, as the case may be, as soon as reasonably practicable after the execution hereof and in any event within thirty (30) days of the date hereof. Subject to applicable Laws relating to the exchange of information and except for information submitted on a confidential basis to a Regulatory Authority by Parent or Bank, each of Parent and Napa shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by Parent, Bank or Napa, as the case may be, from any third party and/or Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons).

          (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.

        6.09.    Indemnification; Director's and Officer's Insurance.     (a) From and after the Effective Time, Bank agrees that it will indemnify and hold harmless each present and former director and officer of Napa (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Napa would have been permitted under the NBA and Napa Articles and Napa Bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under the NBA and Napa Articles and Napa Bylaws shall be made by independent counsel selected by Parent. Further, Parent shall assume, perform and observe the obligations of Napa under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of Napa for their acts and omissions occurring prior to the Effective Time in their capacity as officers or directors.

          (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bank thereof, but the failure to so notify shall not relieve Bank of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Bank shall have the right to assume the defense thereof and Bank shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Bank shall not be liable for any settlement effected without its prior written consent; provided, further, that Bank shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   For a period of five years from the Effective Time, Bank shall use its commercially reasonable efforts to provide that portion of director's and officer's liability insurance ("D&O Insurance") that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of Napa (as opposed to the portion that serves to reimburse Napa) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, including the Merger and other transactions contemplated hereby, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Napa; provided, however, that in no event shall Bank be required to expend on a total basis more than 250% of the current amount expended on an annual basis by Napa to maintain or procure such D&O Insurance; provided, further, that if Bank is unable to maintain or obtain the D&O Insurance called for by this Section 6.09, Bank shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of Napa may be required to make application and provide customary representations and warranties to Bank's insurance carrier for the purpose of obtaining such D&O Insurance. Immediately after the date hereof, Napa shall obtain a quote for the above described insurance coverage from its carrier. The insurance provided for above shall be in effect as of the Effective Time.

          (d)   If Parent or Bank or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or Bank shall assume the obligations set forth in this Section 6.09.

        6.10.    Benefit Plans.     (a) From and after the Effective Time, Bank agrees that any Employees who continue employment with Bank (such Employees "Continuing Employees") will be eligible to participate in the employee benefit plans of Bank and Parent on substantially the same terms and conditions of similarly situated employees of Bank. Bank will cause such employee benefit plans to take into account for purposes of eligibility and vesting thereunder service by such Continuing Employees at Napa as if such service were with Bank (except to the extent it would result in a duplication of benefits). Nothing herein shall limit the ability of Bank to (i) amend or terminate any of the Benefit Plans in accordance with their terms at any time or (ii) to retain or terminate the employment of any particular Employee.

          (b)   If any of the Continuing Employees of Napa become eligible to participate in a medical, dental or health plan of Bank or Parent, Bank and Parent shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of Napa, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

          (c)   Effective as of no later than the day immediately preceding the Effective Time, Napa shall provide Parent with evidence that its 401(k) Profit Sharing Plan is in the process of being terminated pursuant to resolutions of Napa Board that are effective as of no later than the day immediately preceding the Effective Time, provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Parent. Napa also shall take such other actions in furtherance of terminating its 401(k) Profit Sharing Plan as Parent may reasonably require, provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger. Parent shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of Parent or one of its Affiliates (such plan(s), the "Parent 401(k) Savings Plan") that either (i) currently provides for the receipt from Continuing Employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Effective Time to provide for the receipt from the Continuing Employees of eligible rollover distributions. Each Continuing Employee who is a participant in the Napa's 401(k) Profit Sharing Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to the Bank 401(k) Savings Plan, subject to and in accordance with the provisions of such plan(s) and applicable law.

          (d)   In connection with the Salary Continuation Agreements, Bank will assume such agreements at the Effective Time and will honor them in accordance with their terms with the express understanding of all the parties that such agreement are unsecured obligations of the Bank.

          (e)   Immediately prior to the Effective Time, Napa shall make or caused to be made a severance payment to each Employee who is identified by Bank as not being either a Continuing Employee or a Short Term Employee. The amount of the severance payment to a non-continuing Employee shall be equal to two weeks of his or her current salary for each full year of service worked by such Employee for Napa. No Employee receiving any payments under a Change in Control Agreement shall be entitled to any payment under this Section 6.10(e).

          (f)    In connection with any Continuing Employee terminated by Bank without cause within one year of the Effective Time, Bank shall make a severance payment to such person calculated in accordance with Section 6.10(e) taking into account service worked by such Employee both for Napa prior to the Effective Time and by Bank after the Effective Time.

          (g)   Any Napa employee who (i) receives an offer of ongoing full time employment with Bank at a salary commensurate with his or her current salary and declines such offer or (ii) accepts such an offer of continuing full time employment but (A) voluntarily terminates while employed by Bank or (B) is terminated for cause by the Bank shall not be entitled to any severance payment pursuant to Section 6.10.

          (h)   Napa may accrue a bonus pool for employees who are to be displaced in the Merger of up to $150,000 and make payments from such bonus pool (after written approval by Bank of such payments) immediately prior to the Effective Time in a fair and equitable manner to recognize longevity and other appropriate basis; provided, however, no such funds will be paid to Employees (i) with a Change in Control Agreement or (ii) who receives an offer of continuing full time employment from Bank at a salary commensurate with current salary and declines such offer.

          (i)    In connection with Short Term Employees, Napa shall make no payments under Section 6.10(e) or (h). Rather, Bank will make such payments but not until the separation date indicated in the offer of short term employment; provided, however, an employee who declines such offer of short term employment or voluntarily terminates with Bank prior to the separation date will receive no severance payment pursuant to Section 6.10.

        6.11.    Non-Compete/Non-Solicitation.     Each of the Directors shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Compete and Non-Solicitation Agreement and Napa's chief lending officer shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement.

        6.12.    Notification of Certain Matters.     Each of Napa, Parent and Bank shall give prompt notice of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Napa Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of Napa, Parent or Bank, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.13.    Covenant Relating to the Tax Status of the Agreement.     Neither Parent, Bank or Napa shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify or would reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

        6.14.    Human Resources Issues.     Napa will consult in good faith with Parent regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of Napa as a group and will include a Parent representative in any such group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. Napa agrees to work in good faith with Parent and Bank to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of Napa and its relationships with its employees and to facilitate the transition of such relationships to Bank. In addition, prior to making any written or oral communications to the directors, officers or employees of Napa pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Napa shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and Napa shall cooperate in providing any such mutually agreeable communication.

        6.15.    Third-Party Agreements.     (a) Napa shall use its reasonable best efforts to obtain (i) the consents or waivers listed in Schedule 5.02(k) or otherwise required to be obtained from any third-parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as is approved in writing by Parent) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with Bank's timetable at or after the Effective Time. Napa shall cooperate with Bank in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.01(l).

          (b)   Without limiting the generality of Section 6.15(a), Napa shall use all reasonable efforts to provide data processing, item processing and other processing support of outside contractors to assist Bank in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of Napa to Bank's production environment, when requested by Bank and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Bank. Among other things, Napa shall:

              (i)  cooperate with Bank to establish a mutually agreeable project plan to effectuate the conversion;

             (ii)  use its commercially reasonable efforts to have Napa's outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;

            (iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Bank for use in planning the conversion, as soon as reasonably practicable;

            (iv)  provide reasonable access to Napa's personnel and facilities and, with the consent of its outside contractors, its outside contractors' personnel and facilities, to enable the conversion effort to be completed on schedule; and

             (v)  give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by Bank.

          (c)   Parent and Bank agree that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of Napa.

        6.16.    Shareholder Agreements.     Each director, as a holder of Napa Common Stock, shall execute and deliver to Parent and Bank simultaneously with the execution of this Agreement or at such time as the parties may otherwise agree a Shareholder Agreement.

        6.17.    Additional Agreements.     In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent and Bank, as the case may be, with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of Napa, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

        6.18.    Pre-Closing Adjustments.     At or before the Effective Time of the Merger, Napa shall make such accounting entries or adjustments, including additions to its ALLL and charge-offs of loans, as Parent shall direct as a result of its on-going review of Napa (including its review of the information provided to it pursuant to Sections 6.05 and 6.12) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable Law, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of Napa, (a) Napa shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Napa, (iii) otherwise materially disadvantage Napa if the Merger is not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by Napa that any such entry or adjustment is appropriate or required or that any financial statement or information previously provided by Napa was incorrect in any respect.

        6.19.    Napa Stock Options.     (a) At and as of the Effective Time, the Napa Stock Option Plans shall terminate. Prior to the Effective Time, Napa may, to the extent that it is able to do so under the Napa Stock Option Plans, accelerate the vesting of the Napa Stock Options and obtain the written consent of the optionee (after providing appropriate disclosure of the issues involved) if such acceleration would cause such Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. As of the Effective Time, Parent shall grant substitute stock options to each person who has at the Effective Time an outstanding Napa Stock Option. Each and every substitute stock option so granted by Parent to replace a Napa Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Napa Common Stock that were purchasable under such Napa Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Further, each and every substitute stock option so granted by Parent to replace a Napa Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Napa Common Stock at which such Napa Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio rounded up to the nearest whole cent. Each substitute option shall have a duration equal to the remaining duration of the Napa Stock Option for which it is substituted and shall be vested to the extent such Napa Stock Option was vested as of the Effective Time.

          (b)   In addition, if so requested by Parent, at least twenty (20) Business Days prior to the Effective Time and prior to any such payment, Napa shall use its reasonable efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Napa Stock Option (i) confirming the number of Napa Stock Options held, (ii) confirming that the treatment of such Napa Stock Options pursuant to this Agreement and the calculation of the substitute options and (iii) containing such other matters as reasonably determined by Parent and shall provide a copy of each such acknowledgement and waiver it has been able to obtain to Parent at least five (5) Business Days prior to the Effective Time.

          (c)   At or prior to the Effective Time, the Napa Board and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 6.19(a) and (b).

        6.20.    Election to Parent's and Bank's Boards of Directors.     At the Effective Time, Parent and Bank shall cause a mutually acceptable Napa director to be appointed as a director to their respective Boards. Parent shall cause such director to be nominated for reelection at the first annual shareholder meeting of Parent following the Merger.

        6.21.    Updated Napa Disclosure Schedule.     Napa shall update the Napa Disclosure Schedule to the second Business Day prior to the date of the Effective Time and a draft of the updated Napa

Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Napa Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.02.

        6.22.    Closing Financial Statements.     At least five Business Days prior to the Effective Time of the Merger, Napa shall provide Parent and Bank with Napa's financial statements presenting the financial condition of Napa as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and Napa's results of operations for the period from January 1, 2017 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the seventh Business Day of the month, Napa shall have provided financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall consist of a balance sheet and income statement and shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements (excluding notes), and reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement including the final sentence of this Section 6.22 below. Such financial statements shall be accompanied by a certificate of Napa's Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Napa in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of Napa's Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 6.22. Napa shall also provide a Closing Financial Statement updated as of the Effective Time along with the certification of Napa's Chief Executive Officer and Chief Financial Officer.

        6.23.    Consulting Agreement.     Prior to the Effective Time, Martin Thomas LeMasters and Bank shall have entered into the Consulting Agreement affixed hereto as Exhibit D.

        6.24.    Nasdaq.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on Nasdaq subject to official notice of issuance, prior to the Effective Time. Prior to the Effective Time, Napa shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the delisting of the shares of Napa Common Stock concurrent with the Effective Time.

        6.25.    LeMasters' Change in Control Agreement.     Prior to the Effective Time, Napa and Martin Thomas LeMasters shall acknowledge the Section 280G cut-back provisions of his Change in Control Agreement and mutually agree in writing on the maximum amount of benefits payable to him pursuant to Section 6.27 of this Agreement.

        6.26.    Transaction Expenses.     Napa shall use its reasonable best efforts to cause final bills or estimates of final bills for all Professional Fees to be submitted to Napa by its Advisors at least five Business Days prior to the Effective Time.

        6.27.    Change in Control Agreements.     Napa and each of the other respective parties to the Change in Control Agreements shall, not less than eight (8) days prior to the Effective Time, enter into termination and release agreements in form and substance satisfactory to Parent and such other respective parties, Napa shall pay, immediately prior to the Effective Time and subject to Section 6.25, all sums due and owing to such Persons pursuant to such termination and release agreements in the amounts the otherwise would be payable under the Change in Control Agreements on termination of employment following the Merger.

 ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by holders of not less than two-thirds of the outstanding shares of Napa Common Stock.

          (b)    Regulatory Approvals.    All notices, reports and other filings required to be made prior to the Effective Time by Napa, Parent or Bank with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Napa, Parent or Bank from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Napa, Parent or Bank shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any conditions, restrictions or requirements which would reasonably be likely (i) following the Effective Time, to have a Napa Material Adverse Effect, (ii) to restrict the business of Parent or Bank in a manner that would, following the Effective Time, have a Napa Material Adverse Effect or (iii) require the sale by Napa or Bank of any material portion of their respective assets (other than, in the case of Napa, all or any portion of its investment securities portfolio).

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrain, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order").

        7.02.    Conditions to Obligation of Napa.     The obligation of Napa to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Napa shall have received a certificate signed by an executive officer of Parent and Bank, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Bank to consummate the transactions contemplated by this Agreement.

          (b)    Performance of Obligations of Parent.    Parent and Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Napa shall have received a certificate signed by an executive officer of Parent and Bank, dated as of the Effective Time, to such effect.

          (c)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Parent Material Adverse Effect.

        7.03.    Conditions to Obligation of Parent and Bank.     The obligation of Parent and Bank to consummate the Merger is also subject to the fulfillment or written waiver by Parent or Bank prior to the Effective Time of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Napa set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of Napa by the Chief Executive Officer and Chief Financial Officer of Napa, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Napa Material Adverse Effect or prevent, materially delay or materially impair the ability of Napa to consummate the transactions contemplated by this Agreement.

          (b)    Performance of Obligations of Napa.    Napa shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time (including Sections 6.21 and 6.22 hereof), and Parent shall have received a certificate signed on behalf of Napa by the Chief Executive Officer and the Chief Financial Officer of Napa, dated as of the Effective Time, to such effect.

          (c)    Performance of Obligations of Shareholders.    Parent shall have received Shareholder Agreements executed and delivered by each director of Napa as contemplated by Section 6.16, each of which shall remain in full force and effect. The directors who are shareholders of Napa shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements.

          (d)    Stockholders' Equity and Reserves.    As of the last business day of the month reflected in the Closing Financial Statements (the "Stockholders' Equity Measuring Date"), (i) the Adjusted Stockholders' Equity of Napa shall not be less than $26.58 million and (ii) Napa's ALLL shall not be less than $1.9 million or 1.35% of total loans, whichever is greater, in each case as determined in accordance with GAAP. For purposes of this Section 7.03(d), "Adjusted Stockholders' Equity" means the equity of Napa as set forth in the Closing Financial Statements, excluding (u) employee payments referred to in Section 6.10(e), (v) any change in the accumulated other comprehensive income of the securities portfolio from the amount reported as of March 31, 2017, (w) any purchase accounting marks, (x) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.07 and 6.18 to the extent that such actions were not necessary to bring Napa into conformity with GAAP or any applicable Law of any Governmental Authority, (y) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Napa ("Advisors") for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, "Professional Fees") paid by Napa prior to the Effective Time and (z) Napa total expenses of the types listed on Schedule 7.03(d) accrued or to be incurred by Napa in connection with the Merger and the transactions contemplated hereby; provided, however, that to the extent that the amounts of the items in (y) and (z) exceed $3.3 million in the aggregate, such excess shall reduce the Adjusted Stockholders' Equity on an after tax basis.

          (e)    Tax Opinion.    Parent shall have received the opinion of Crowe Horwath LLP dated as of the Effective Time, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Bank and Napa will be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (f)    Non-Compete/Non-Solicitation Agreements.    Parent shall have received a Non-Compete/Non-Solicitation Agreement executed and delivered by each of the Directors and Napa's chief lending officer shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement, all as contemplated by Section 6.11, each of which shall remain in full force and effect. Parent shall also have received the executed Consulting Agreement which shall be in full force and effect.

          (h)    Consents.    Napa shall have obtained each of the consents listed in Schedule 5.02(k) of the Napa Disclosure Schedule and any consents of the type required to be identified in Schedule 5.02(k) of the Napa Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

          (i)    Transaction Expenses.    Based upon the final bills or estimates of such final bills provided in accordance with Section 6.26, Napa shall have paid all Professional Fees in full prior to the Effective Time, and Parent shall have received written evidence from Napa to such effect prior to the Effective Time; provided, that Parent shall have been given an opportunity to review all invoices, bills and estimates relating to such Professional Fees. In no event shall Parent or Bank be liable for any such Professional Fees or for any amounts payable to Napa's Advisors.

          (j)    Directors' Resignations.    Parent shall have received the written resignation of each director of Napa (in such director's capacity as a director of Napa), effective as of the Effective Time.

          (k)    Dissenting Shareholders.    Holders of not in excess of 10% of the outstanding shares of Napa Common Stock shall have duly exercised their dissenters' rights under the provisions of Section 214a of the NBA.

          (l)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Napa Material Adverse Effect.

ARTICLE VIII

TERMINATION

        8.01.    Termination by Mutual Consent.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approval referred to in Section 7.01(a), by the mutual written consent of Parent, Bank and Napa by action of their respective boards of directors.

        8.02.    Termination by Either Party.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approval referred to in Section 7.01(a), by action of the board of directors of Parent, Bank or Napa, in the event:

          (a)   The Merger is not consummated by March 31, 2018, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.02(a) or (ii) any of the directors or executive officers of such party, which action or inaction is in violation of its obligations under this Agreement or, in the case of the directors of Napa, his or her obligations under the relevant Shareholder Agreement.

          (b)   (i) The approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the Napa shareholder approval referred to in Section 7.01(a) herein is not obtained at the Napa Meeting.

        8.03.    Termination by Napa.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approval referred to in Section 7.01(a), by action of the Napa Board if:

          (a)   (i) Napa is not in material breach of any of the terms of this Agreement, (ii) the Napa Board authorizes Napa, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and Napa notifies Parent and Bank in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent and Bank do not make, within five (5) Business Days of receipt of Napa's written notification of its intention to enter into an Alternative Acquisition Agreement, an offer that the Napa Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of Napa as the Superior Proposal and (iv) Napa prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.05(b). Napa agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to Parent and Bank required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such five (5) Business Day period, to negotiate in good faith with Parent and Bank with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.

          (b)   There has been a breach of any representation, warranty, covenant or agreement made by Parent or Bank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Napa to Parent and Bank.

        8.04.    Termination by Parent and Bank.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approvals referred to in Section 7.01(a), by action of the Parent and Bank Boards, in the event that:

          (a)   There has been a breach of any representation, warranty, covenant or agreement made by Napa in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent and Bank to Napa.

          (b)   There is a material breach by one or more directors who is or are a shareholder(s) of Napa of any of his or her representations or warranties or any of his or her covenants or obligations contained in his or her Shareholders Agreement, including a breach of the obligation to vote his or her Shares in favor of the adoption of this Agreement, if such breach has resulted in the failure of this Agreement to be adopted by the shareholders of Napa and cannot be or has not been cured within thirty (30) days after the giving of written notice thereof to the breaching directors.

          (c)   Napa shall have breached Section 6.06; the Napa Board shall have effected a Change of Recommendation; at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the Napa Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent; or a tender offer or exchange offer for outstanding shares of Napa Common Stock shall have been publicly disclosed (other than by Parent, Bank or an Affiliate) and the Napa Board recommends that the shareholders of Napa tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Napa Board fails to recommend unequivocally against acceptance of such offer.

        8.05.    Effect of Termination and Abandonment.     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 9.01 and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

          (b)   (i) Napa shall immediately pay or cause to be paid a termination fee, representing liquidated damages, of $1.9 million (the "Termination Fee") to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

      (1) in the event that (A) an Acquisition Proposal shall have been made to Napa or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Napa and (B) thereafter this Agreement is terminated by either Parent or Napa pursuant to (x) Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of Napa or (y) Section 8.02(b)(ii) and (C) within twelve (12) months of the termination of this Agreement, Napa consummates an Acquisition Proposal;

      (2) this Agreement is terminated by Napa pursuant to Section 8.03(a); or

      (3) this Agreement is terminated by Parent or Bank pursuant to Section 8.04(b) or Section 8.04(c).

             (ii)  Any Termination Fee or Shareholder Termination Fee required by this Section 8.05(b) shall be paid promptly, but in no event later than two Business Days after the date of termination; provided that with respect to clause (2) of Section 8.05 (b)(i), the Termination Fee shall be paid by Napa prior to termination of this Agreement; and provided further that with respect to clause (1) of Section 8.05(b)(i), the Termination Fee shall be paid prior to Napa's entering into an Alternative Acquisition Agreement or consummating, approving or recommending an Acquisition Proposal or within two Business Days following notice from Parent if Napa shall have failed to oppose such Acquisition Proposal.

            (iii)  Such Termination Fee or Shareholder Termination Fee, as the case may be, shall upon payment thereof be the sole remedy for Parent with respect to any breach of any covenant or agreement giving rise to such payment, subject to Section 8.05(c).

          (c)   Napa acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent and Bank would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Napa fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, Napa shall pay all costs and expenses (including attorneys' fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

        9.01.    Survival.     This Article IX and the agreements of Napa, Parent and Bank contained in Sections 6.05, 6.09, 6.10 and 6.20 shall survive the consummation of the Merger. This Article IX, the agreements of Napa, Parent and Bank contained in Sections 6.05(e) and 8.05 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        9.02.    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Napa Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Napa shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.

        9.03.    Counterparts.     This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        9.04.    Governing Law and Venue.     This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Northern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

        9.05.    Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

        9.06.    Notices.     All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.

  If to Napa to:

    Bank of Napa, N.A.
    2007 Redwood Road, #101
    Napa, California 94558
    Attention: Tom LeMasters
    Fax: (707) 257-1497

  With a copy to:

    Manatt, Phelps & Phillips, LLP
    One Embarcadero Center
    30th Floor
    San Francisco, California 94111
    Attention: David Gershon
    Fax no.: (415) 291-7474

  If to Parent or Bank to:

    Bank of Marin Bancorp
    504 Redwood Blvd., Suite 100,
    Novato, California 94947
    Attention: Russell A. Colombo
    Telephone: (415) 763-4520
    Facsimile: (415) 884-9153

  With a copy to:

    Stuart|Moore|Staub
    641 Higuera Street
    San Luis Obispo, California 93401
    Attention: John Stuart
    Telephone: (805) 545-8590
    Facsimile: (805) 545-8599

        9.07.    Entire Understanding; No Third Party Beneficiaries.     This Agreement (including the Napa Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements, the Non-Solicitation Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08.    Effect.     No provision of this Agreement shall be construed to require Napa, Parent or Bank or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable Law (whether statutory or common law), rule or regulation.

        9.09.    Severability.     Except to the extent that application of this Section 9.09 would have a Napa Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or would prevent, materially delay or materially impair the ability of Napa, Parent or Bank to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

        9.10.    Enforcement of the Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or in California, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11.    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        9.12.    Assignment.     This Agreement shall not be assignable by operation of law or otherwise.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Bank of Napa, N.A
By:	/s/ MARTIN THOMAS LEMASTERS
	Name:	Martin Thomas LeMasters
	Title:	President and Chief Executive Officer
Bank of Marin Bancorp
By:	/s/ RUSSELL A. COLOMBO
	Name:	Russell A. Colombo
	Title:	President and Chief Executive Officer
Bank of Marin
By:	/s/ RUSSELL A. COLOMBO
	Name:	Russell A. Colombo
	Title:	President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (the "Agreement"), dated as of July 31, 2017, among                 , a shareholder ("Shareholder") of Bank of Napa, N.A., a national banking association ("NAPA"), and Bank of Marin Bancorp, a California corporation ("BANCORP") and, solely for purposes of the last sentence of Section 8, NAPA. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, NAPA and BANCORP are entering into an Agreement to Merge and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which NAPA will merge with and into BANCORP's wholly owned banking subsidiary, Bank of Marin, on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of NAPA Common Stock will be converted into shares of BANCORP Common Stock in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of NAPA Common Stock identified on Exhibit I hereto (such shares, together with all shares of NAPA Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce BANCORP to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of NAPA and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.     Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of NAPA, or in connection with any written consent of the shareholders of NAPA, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of NAPA contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any

  Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit the Shareholder from transferring and delivering any of the Shares to NAPA to effect the exercise of an option to purchase NAPA Common Stock.

          (b)    Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy (other than a proxy solicited by NAPA's board of directors) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

        3.    Representations and Warranties of Shareholder.     Shareholder represents and warrants to and agrees with BANCORP as follows:

          (a)    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)    Ownership.    Shareholder's Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of NAPA Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        4.    No Solicitation.     Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in Section 6.06(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to NAPA, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of NAPA Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of NAPA vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than BANCORP and its subsidiary bank with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder (i) who is an officer or a member of the NAPA Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director or (ii) who is a trustee, personal representative or other fiduciary, to act or fail to act in accordance with his or her duties in such fiduciary capacity.

        5.    Notice of Acquisitions.     Shareholder hereby agrees to notify BANCORP promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of NAPA Common Stock or other securities of NAPA of which Shareholder acquires beneficial or record ownership on or after the date hereof.

        6.    Specific Performance and Remedies.     Shareholder acknowledges that it will be impossible to measure in money the damage to BANCORP if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BANCORP will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BANCORP may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BANCORP's seeking or obtaining such equitable relief.

        7.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, except as described above, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

        8.    Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs NAPA to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7. NAPA agrees that it shall comply with such stop transfer instructions.

        9.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        10.    Notices.     All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to BANCORP to:

    Bank of Marin Bancorp
    504 Redwood Blvd., Suite 100,
    Novato, California 94947
    Attention: Russell A. Colombo
    Facsimile: (415) 884-9153

  With a copy to:

    Stuart | Moore | Staub
    641 Higuera Street,
    Suite 302
    San Luis Obispo, CA 93401
    Attention: John F. Stuart, Esq.
    Fax: (805) 545-8599

  If to Shareholder to the address set forth below Shareholder's signature, with a copy to:

    Manatt, Phelps & Phillips, LLP
    One Embarcadero Center
    30th Floor
    San Francisco, CA 94111
    Attention: David Gershon, Esq.
    Fax no.: (415) 291-7474

  If to NAPA to:

    Bank of Napa, N.A.
    2007 Redwood Road #101
    Napa, Ca 94558
    Attention: Tom LeMasters
    Fax: 707-257-1497

  With a copy to:

    Manatt, Phelps & Phillips, LLP
    One Embarcadero Center
    30th Floor
    San Francisco, CA 94111
    Attention: David Gershon, Esq.
    Fax no.: (415) 291-7474

        11.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of NAPA, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of NAPA or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of NAPA.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        12.    Attorney's Fees.     The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Bank of Napa, N.A
By:
	Name:	Martin Thomas LeMasters
	Title:	President and Chief Executive Officer
Bank of Marin Bancorp
By:
	Name:	Russell A. Colombo
	Title:	President and Chief Executive Officer
Shareholder
(Signature)
Address:

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of NAPA Common Stock Beneficially Owned

EXHIBIT B

NON- COMPETE/NON-SOLICITATION AGREEMENT

Dated as of July 31, 2017

Between

Bank of Marin Bancorp

and

[                        ]

        This NON-COMPETE/NON-SOLICITATION AGREEMENT (this "Agreement") is dated as of July 31, 2017, by and between                         ("Director") and Bank of Marin Bancorp ("Acquiror"), a California corporation and a bank holding company for Bank of Marin, Acquiror's wholly-owned subsidiary ("Acquiror Bank").

RECITALS

        WHEREAS, Director is a director and a shareholder of Bank of Napa, N.A. (the "Company"), a national banking association;

        WHEREAS, Acquiror and the Company have proposed to enter into an Agreement to Merge and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), by and among Acquiror, Acquiror Bank and the Company, pursuant to which (i) the Company will be merged with and into Acquiror Bank (such time being the "Effective Time") and (ii) Director will receive the Merger Consideration of Acquiror Common Stock as set forth in the Merger Agreement in exchange for all of Director's shares of capital stock in the Company; and

        WHEREAS, in order to induce Acquiror and Acquiror Bank to enter into the Merger Agreement and to minimize the risk that Acquiror and Acquiror Bank will lose the benefit of the goodwill and other assets being acquired by them, and to protect the trade secrets and other confidential and proprietary information of the Company known to Director and being acquired by Acquiror and Acquiror Bank, Director has agreed to restrict his or her activities in accordance with the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Covenants.

          (a)    No Solicitation.    Director agrees that for a two (2) year period following the Effective Time (the last day of such two (2) year period being referred to as the "Termination Date"), Director shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or its affiliates, (ii) transact business with any Client that would cause Director to be a Competitive Enterprise in the Restricted Territory, (iii) interfere with or damage any relationship between the Company or its affiliates and a Client, (iv) make or affirm to any Person or Client, including but not limited to competitors and Clients of the Company, (whether in or out of the Restricted Territory) any statement that disparages the Company, or which reflects negatively upon the Company, including but not limited to statements regarding its financial condition, products or services, or officers, directors, or employees or (v) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the six (6) months preceding such Solicitation) to resign from the Company or its affiliates or to apply for or accept employment with any other Person; provided, however, that nothing contained in this Section 1(a) is intended to prohibit general advertising or Solicitation not directed at the current or prospective customers or employees of the Company or its affiliates. For purposes of this Section 1, "the Company" means the Company prior to the Effective Time and Acquiror and its affiliates at and following the Effective Time, and "Person" means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature. For purposes of this Agreement, "Competitive Enterprise" shall mean any activity customarily associated with commercial banking or lending or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation, and the "Restricted Territory" shall mean the geographic area consisting of the California counties of Alameda, Contra Costa, Marin, Sonoma, Napa and San Francisco. For purposes of this Agreement, a "Client" means any client of the Company or its affiliates who was a client of the Company as of the later of the Effective Time and the date that Director's services on the Company's Board of Directors following the Effective Time ceases (such later date, the "Determination Date") or any prospective client of the Company or its affiliates who was solicited by Director by or on behalf of Company within the twelve months prior to the Determination Date, and "Solicit" or "Solicitation" means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any Person to take or refrain from taking any action.

          (b)    Confidentiality.    Director hereby acknowledges that, as a director of the Company, he or she makes use of, acquires and adds to Confidential Information of a special and unique nature and value relating to the Company and its strategic plans, operations, financial condition and performance, and such Confidential Information are trade secrets of the Company. Director further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Director agrees to undertake the following obligations which Director acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting Director's ability to pursue a livelihood after his or her relationship with the Company has terminated. Accordingly, Director hereby covenants and agrees that from the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms prior to the Effective Time and the Termination Date, whether or not he or she remains a director of the Company at any time during such period, he will use Confidential Information for the benefit of the Company only and shall not at any time (without the prior written consent of the Company), directly or indirectly, divulge, reveal or communicate any Confidential Information to any Person, or use any Confidential Information for his or her own benefit or for the benefit of any other Person. The above time limitation is not intended to modify Director's duties under law to refrain from divulging or revealing any information which is protected under state and federal laws and regulations, including but not limited to information regarding the Company's customers, consumers and employees, or Director's duty hereunder not to any time, directly or indirectly, divulge, reveal or communicate to any Person any Confidential Information with respect to which the Company has confidentiality obligations to a third party by contract or otherwise. In the event of a dispute regarding liability for divulging information which is protected under state and federal laws and regulations, the burden will be on Director to prove such information was not divulged in violation of the relevant laws or regulations. For purposes of this Agreement, "Confidential Information" means any proprietary or confidential information of the Company, whether or not labeled confidential, including, but not limited to, information (whether in written, oral, electronic or graphic form) concerning the Company's businesses, transactions, contracts, operations, products, services, costs and prices, lists of actual or prospective clients (including knowledge of their financial condition and their financial needs), suppliers, strategies, development and expansion plans, financial condition and performance, financial data, marketing plans, budgets, personnel, relationships with regulatory and self-regulatory bodies, policies, plans, procedures and other non-public matters. Confidential Information shall not, however, include information that (i) is or becomes generally available to the public other than as a result of disclosure by Director, or (ii) is or has become available to Director on a non-confidential basis from a source other than the Company, Acquiror or any of their respective Subsidiaries or any other person who Director knows, or has reason to know, is bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to either the Company or Acquiror or any of their respective Subsidiaries. Upon termination of Director's relationship with the Company, Director shall immediately return to the Company or destroy any and all Confidential Information in his or her possession or under his or her control, including, without limitation, all records, files, reports, manuals, drawings, designs, computer files in any media, analyses, summaries, notes or other documents or work papers (and all copies, summaries and abstracts thereof) containing or based upon any Confidential Information, whether prepared by the Company or any other Person.

          (c)    Legally Required Disclosure.    If Director is requested or required by any tribunal or government agency (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any Confidential Information that would violate the other provisions of this Agreement, Director shall provide Acquiror with prompt notice of any such request or requirement and shall provide, at Acquiror's expense, such reasonable cooperation as Acquiror may request so that Acquiror may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement as it would apply to such requested or required disclosure. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Acquiror, Director is nonetheless legally compelled to disclose Confidential Information to any tribunal or government agency, Director may, without liability hereunder, disclose to such tribunal or government agency only that portion of Confidential Information which is legally required to be disclosed; provided that Director exercises his or her reasonable efforts to preserve the confidentiality of such Confidential Information, including, without limitation, by reasonably cooperating with Acquiror, at its expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information by such tribunal or government agency.

          (d)    Separate Covenants.    The terms and provisions of the covenants contained in this Section 1 above are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, the validity or the enforceability of any other provision of this Agreement shall not thereby be affected. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 1, then such unenforceable covenants (or any such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

          (e)    Reformation.    Each party hereto acknowledges that the potential restrictions on Director's future activities imposed by the covenants in this Section 1 are reasonable in both duration and geographic scope and in all other respects. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable law, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

          (f)    Specific Performance.    Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that Acquiror shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, Director hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 1 specifically enforced against Director, without the necessity of posting bond or other security against Director, and consents to the entry of equitable or injunctive relief against Director enjoining or restraining any breach or threatened breach of any of the provisions of this Section 1.

        2.    Miscellaneous.

          (a)    Amendment; Waiver.    This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

          (b)    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          (c)    Governing Law.    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

          (d)    Jurisdiction.    Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California in the County of San Francisco or of the United States of America for the Northern District of California and, by execution and delivery of this Agreement, each of Director and Acquiror hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Director and Acquiror irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 2(f) below, such service to become effective thirty (30) days after such delivery.

          (e)    Attorney's Fees.    The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) such Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

          (f)    Notices.    All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 2(f).

    if to Acquiror, to:

    Bank of Marin Bancorp
    504 Redwood Blvd., Suite 100,
    Novato, California 94947

    Telephone: (415) 763-4520
    Facsimile: (415) 884-9153
    Attention: Russell A. Colombo

    if to Director, to the address set forth below his or her signature.

          (g)    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

          (h)    Parties In Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (i)    Assignment.    This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Acquiror may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Acquiror or any of its subsidiaries or any entity with or into which Acquiror or any of its subsidiaries may be consolidated or merged.

          (j)    Compliance.    Acquiror's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that Acquiror may have hereunder shall not be deemed to be waiver of such provision or right or any other provision or right of this Agreement.

          (k)    Advice of Counsel.    DIRECTOR ACKNOWLEGES THAT, IN EXECUTING THIS AGREEMENT, DIRECTOR HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND DIRECTOR HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

          (l)    Captions.    The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (m)    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        3.    Term of Agreement; Termination.     This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Bank of Marin Bancorp
By:
	Name:	Russell A. Colombo
	Title:	President and Chief Executive Officer

Name:
Address (for notice):

EXHIBIT B-1

NON-SOLICITATION AGREEMENT

Dated as of July 31, 2017

Between

Bank of Marin Bancorp

and

Kathi Metro

        This NON-SOLICITATION AGREEMENT (this "Agreement") is dated as of July 31, 2017, by and between Kathi Metro ("Metro") and Bank of Marin Bancorp ("Acquiror"), a California corporation and a bank holding company for Bank of Marin, Acquiror's wholly-owned subsidiary ("Acquiror Bank").

RECITALS

        WHEREAS, Metro is the Executive Vice President and Chief Lending Officer and a shareholder of Bank of Napa, N.A. (the "Company"), a national banking association;

        WHEREAS, Acquiror and the Company have proposed to enter into an Agreement to Merge and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), by and among Acquiror, Acquiror Bank and the Company, pursuant to which (i) the Company will be merged with and into Acquiror Bank (such time being the "Effective Time") and (ii) Metro will receive the Merger Consideration of Acquiror Common Stock as set forth in the Merger Agreement in exchange for all of Metro's shares of capital stock in the Company and will receive certain change in control benefits under her employment agreement with Company; and

        WHEREAS, in order to induce Acquiror and Acquiror Bank to enter into the Merger Agreement and to minimize the risk that Acquiror and Acquiror Bank will lose the benefit of the goodwill and other assets being acquired by them, and to protect the trade secrets and other confidential and proprietary information of the Company known to Metro and being acquired by Acquiror and Acquiror Bank, Metro has agreed to restrict her activities in accordance with the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Covenants.

          (a)    No Solicitation.    Metro agrees that for an two (2) year period following the Effective Time (the last day of such two (2) year period being referred to as the "Termination Date"), Metro shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or its affiliates, (ii) interfere with or damage any relationship between the Company or its affiliates and a Client, (iii) make or affirm to any Person or Client, including but not limited to competitors and Clients of the Company any statement that disparages the Company, or which reflects negatively upon the Company, including but not limited to statements regarding its financial condition, products or services, or officers, directors, or employees or (iv) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the six (6) months preceding such Solicitation) to resign from the Company or its affiliates or to apply for or accept employment with any other Person; provided, however, that nothing contained in this Section 1(a) is intended to prohibit general advertising or Solicitation not directed at the current or prospective customers or employees of the Company or its affiliates. For purposes of this Section 1, "the Company" means the Company prior to the Effective Time and Acquiror and its affiliates at and following the Effective Time, and "Person" means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature. For purposes of this Agreement, and "Competitive Enterprise" shall mean any activity customarily associated with commercial banking or lending or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation. For purposes of this Agreement, a "Client" means any client of the Company or its affiliates who was a client of the Company as of the later of the Effective Time and the date that Metro's services at the Company following the Effective Time ceases (such later date, the "Determination Date") or any prospective client of the Company or its affiliates who was solicited by Metro by or on behalf of Company within the twelve months prior to the Determination Date, and "Solicit" or "Solicitation" means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any Person to take or refrain from taking any action.

          (b)    Confidentiality.    Metro hereby acknowledges that, as an officer of the Company, she makes use of, acquires and adds to Confidential Information of a special and unique nature and value relating to the Company and its strategic plans, operations, financial condition and performance, and such Confidential Information are trade secrets of the Company. Metro further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Metro agrees to undertake the following obligations which Metro acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting Metro's ability to pursue a livelihood after her relationship with the Company has terminated. Accordingly, Metro hereby covenants and agrees that from the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms prior to the Effective Time and the Termination Date, whether or not she remains an officer of the Company at any time during such period, she will use Confidential Information for the benefit of the Company only and shall not at any time (without the prior written consent of the Company), directly or indirectly, divulge, reveal or communicate any Confidential Information to any Person, or use any Confidential Information for his own benefit or for the benefit of any other Person. The above time limitation is not intended to modify Metro's duties under law to refrain from divulging or revealing any information which is protected under state and federal laws and regulations, including but not limited to information regarding the Company's customers, consumers and employees, or Metro's duty hereunder not to any time, directly or indirectly, divulge, reveal or communicate to any Person any Confidential Information with respect to which the Company has confidentiality obligations to a third party by contract or otherwise. In the event of a dispute regarding liability for divulging information which is protected under state and federal laws and regulations, the burden will be on Metro to prove such information was not divulged in violation of the relevant laws or regulations. For purposes of this Agreement, "Confidential Information" means any proprietary or confidential information of the Company, whether or not labeled confidential, including, but not limited to, information (whether in written, oral, electronic or graphic form) concerning the Company's businesses, transactions, contracts, operations, products, services, costs and prices, lists of actual or prospective clients (including knowledge of their financial condition and their financial needs), suppliers, strategies, development and expansion plans, financial condition and performance, financial data, marketing plans, budgets, personnel, relationships with regulatory and self-regulatory bodies, policies, plans, procedures and other non-public matters. Confidential Information shall not, however, include information that (i) is or becomes generally available to the public other than as a result of disclosure by Metro, or (ii) is or has become available to Metro on a non-confidential basis from a source other than the Company, Acquiror or any of their respective Subsidiaries or any other person who Metro knows, or has reason to know, is bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to either the Company or Acquiror or any of their respective Subsidiaries. Upon termination of Metro's relationship with the Company, Metro shall immediately return to the Company or destroy any and all Confidential Information in his possession or under his control, including, without limitation, all records, files, reports, manuals, drawings, designs, computer files in any media, analyses, summaries, notes or other documents or work papers (and all copies, summaries and abstracts thereof) containing or based upon any Confidential Information, whether prepared by the Company or any other Person.

          (c)    Legally Required Disclosure.    If Metro is requested or required by any tribunal or government agency (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any Confidential Information that would violate the other provisions of this Agreement, Metro shall provide Acquiror with prompt notice of any such request or requirement and shall provide, at Acquiror's expense, such reasonable cooperation as Acquiror may request so that Acquiror may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement as it would apply to such requested or required disclosure. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Acquiror, Metro is nonetheless legally compelled to disclose Confidential Information to any tribunal or government agency, Metro may, without liability hereunder, disclose to such tribunal or government agency only that portion of Confidential Information which is legally required to be disclosed; provided that Metro exercises his reasonable efforts to preserve the confidentiality of such Confidential Information, including, without limitation, by reasonably cooperating with Acquiror, at its expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information by such tribunal or government agency.

          (d)    Separate Covenants.    The terms and provisions of the covenants contained in this Section 1 above are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, the validity or the enforceability of any other provision of this Agreement shall not thereby be affected. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 1, then such unenforceable covenants (or any such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

          (e)    Reformation.    Each party hereto acknowledges that the potential restrictions on Metro's future activities imposed by the covenants in this Section 1 are reasonable in both duration and geographic scope and in all other respects. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable law, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

          (f)    Specific Performance.    Metro acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that Acquiror shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Metro from violating any of such provisions of this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, Metro hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 1 specifically enforced against Metro, without the necessity of posting bond or other security against Metro, and consents to the entry of equitable or injunctive relief against Metro enjoining or restraining any breach or threatened breach of any of the provisions of this Section 1.

        2.    Miscellaneous.

          (a)    Amendment; Waiver.    This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

          (b)    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          (c)    Governing Law.    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

          (d)    Jurisdiction.    Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California in the County of San Francisco or of the United States of America for the Northern District of California and, by execution and delivery of this Agreement, each of Metro and Acquiror hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Metro and Acquiror irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 2(f) below, such service to become effective thirty (30) days after such delivery.

          (e)    Attorney's Fees.    The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) such Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

          (f)    Notices.    All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 2(f).

    if to Acquiror, to:

    Bank of Marin Bancorp
    504 Redwood Blvd., Suite 100,
    Novato, California 94947

    Telephone: (415) 763-4520
    Facsimile: (415) 884-9153
    Attention: Russell A. Colombo

    if to Metro, to:

    [*]

          (g)    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

          (h)    Parties In Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (i)    Assignment.    This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Acquiror may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Acquiror or any of its subsidiaries or any entity with or into which Acquiror or any of its subsidiaries may be consolidated or merged.

          (j)    Compliance.    Acquiror's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that Acquiror may have hereunder shall not be deemed to be waiver of such provision or right or any other provision or right of this Agreement.

          (k)    Advice of Counsel.    METRO ACKNOWLEGES THAT, IN EXECUTING THIS AGREEMENT, METRO HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND METRO HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

          (l)    Captions.    The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (m)    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        3.    Term of Agreement; Termination.

        This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Bank of Marin Bancorp
By:
	Name:	Russell A. Colombo
	Title:	President and Chief Executive Officer

Kathi Metro

EXHIBIT C

MERGER AGREEMENT

        Merger Agreement, dated as of                          , 2017 ("Agreement"), by and between Bank of Napa, N.A. ("Napa") and Bank of Marin ("Bank").

WITNESSETH:

        WHEREAS, Napa is a national banking association chartered under the laws of the United States, which has its principal place of business in Napa, California; and

        WHEREAS, Bank is a California-chartered bank and a wholly-owned subsidiary of Bank of Marin Bancorp ("Parent"), which has its principal place of business in Novato, California; and

        WHEREAS, Parent, Bank and Napa have entered into an Agreement to Merge and Plan of Reorganization, dated as of July 31, 2017 (the "Reorganization Agreement"), pursuant to which Napa will merge with and into Bank, with Bank as the surviving corporation (the "Merger"); and

        WHEREAS, the Boards of Directors of Napa and Bank have approved and deemed it advisable to consummate the merger provided for herein in which Napa would merge with and into Bank on the terms and conditions herein provided immediately following the effective time of the Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 15 below), Napa shall merge with and into Bank (the "Merger") under the laws of the State of California and of the United States. Bank shall be the surviving corporation of the Merger (the "Surviving Bank") and the separate existence of Napa shall cease.

        2.    Articles of Incorporation and Bylaws.    The Articles of Incorporation and the Bylaws of Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

        3.    Name; Offices.    The name of the Surviving Bank shall be "Bank of Marin." The main office of the Surviving Bank shall be the main office of Bank immediately prior to the Effective Time. All branch offices of Napa and Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Napa and Bank and applicable regulatory authorities after the date hereof.

        4.    Directors and Executive Officers.    The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Bank immediately prior to the Merger except that [*] shall be added to the board of directors of the Surviving Bank at the Effective Time.

        5.    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the California General Corporation Law, the California Financial Code and the National Bank Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a)   all rights, franchises and interests of Napa in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Napa immediately prior to the Effective Time; and

          (b)   the Surviving Bank shall be liable for all liabilities of Napa, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Napa shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

        6.    Effect on Shares of Stock.

          (a)    Napa.    As of the Effective Time, each share of Napa common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive shares of common stock, no par value, of Parent as provided for in the Reorganization Agreement. Any shares of Napa common stock held in the treasury of Napa prior to the Effective Time shall be retired and cancelled.

          (b)    Bank.    Each share of the Bank's common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

        7.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        8.    Governing Law.    This Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

        9.    Amendment.    Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Bank and Napa at any time prior to the Effective Time.

        10.    Waiver.    To the fullest extent provided by law, any of the terms or conditions of this Agreement may be waived prior to the effective time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        11.    Assignment.    This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

        12.    Termination.    This Agreement shall terminate upon the termination of the Reorganization Agreement prior to the Effective Time in accordance with its terms. The Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by Napa and Bank.

        13.    Conditions Precedent.    The obligations of the parties under this Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Napa as offices of Bank; (iii) the consummation of the Merger pursuant to the Agreement on or before the Effective Time and (iv) any required notice filings with the Office of the Comptroller of the Currency.

        14.    Procurement of Approvals.    Napa and Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        15.    Effectiveness of Merger.    The Merger shall become effective on the date and at the time that this Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing (the "Effective Time").

        16.    Entire Agreement.    Except as otherwise set forth in this Agreement and the Agreement, the Agreement and this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Agreement, the terms of the Agreement shall control.

        IN WITNESS WHEREOF, each of Bank and Napa has caused this Agreement to be executed on its behalf by its duly authorized officers.

BANK OF MARIN
By:
	Name:	Russell A. Colombo
	Title:	President and Chief Executive Officer
By:
	Name:	Nancy R. Boatright
	Title:	Senior Vice President and Corporate Secretary
BANK OF NAPA, N.A.
By:
	Name:	Martin Thomas LeMasters
	Title:	President and Chief Executive Officer
By:
	Name:	[*]
	Title:	[Executive Vice President and Corporate Secretary]

Certificate of Approval
of
Merger Agreement

        Russell A. Colombo and Nancy R. Boatright certify that:

  1.
  They are the Chief Executive Officer and Corporate Secretary, respectively, of Bank of Marin, a California state chartered bank ("Bank").

  2.
  This certificate is attached to the Merger Agreement, dated                        , 2017 (the "Agreement"), by and between Bank of Napa, N.A., a national banking association ("Napa"), and Bank, which provides for the merger of Napa with and into Bank ("Merger").

  3.
  The Agreement in the form attached was duly approved by the Board of Directors of Bank.

  4.
  Bank has one class of stock authorized consisting of shares of Common Stock. Bank has [*] shares of Common Stock outstanding which were entitled to vote on the Merger.

  5.
  The principal terms of the Agreement in the form attached were approved by Bank by the vote of a number of shares of its capital stock, as of the record date, which equaled or exceeded the vote required.

  6.
  The percentage vote required is at least 50.1% of the outstanding shares which were entitled to vote on the Merger.

        We certify under penalty of perjury under the laws of the State of California that the foregoing is true and correct of our own knowledge.

        Executed in Novato, California on                        , 2017.

Russell A. Colombo, Chief Executive Officer
Nancy R. Boatright, Corporate Secretary

 Certificate of Approval
of
Merger Agreement

        Martin Thomas LeMasters and [*] certify that:

  1.
  They are the Chief Executive Officer and Corporate Secretary, respectively, of Bank of Napa, N.A., a national banking association ("Napa").

  2.
  This certificate is attached to the Merger Agreement, dated                        , 2017 (the "Agreement"), by and between Bank of Marin, a California state chartered bank ("Bank"), and Napa, which provides for the merger of Napa with and into Bank ("Merger").

  3.
  The Agreement in the form attached was duly approved by the Board of Directors of Napa.

  4.
  Napa has one class of stock authorized consisting of shares of Common Stock. Napa has [*] shares of Common Stock outstanding which were entitled to vote on the Merger.

  5.
  The principal terms of the Agreement in the form attached were approved by Napa by the vote of a number of shares of its capital stock, as of the record date, which equaled or exceeded the vote required.

  6.
  The percentage vote required is 66.23% of the outstanding shares which were entitled to vote on the Merger.

        We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

        Executed in Napa, California on                        , 2017.

Martin Thomas LeMasters, Chief Executive Officer
[*], Corporate Secretary

EXHIBIT D

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into this                day of [*], 2017, by and among between Bank of Marin, a California banking corporation (hereinafter, the "Bank"), Martin Thomas LeMasters, an individual (hereinafter "Consultant") and, solely for purposes of Section 2.4 and Article VI, Bank's corporate parent, Bank of Marin Bancorp, a California corporation ("Parent").

        WHEREAS, Bank, Parent and Bank of Napa N.A. ("Napa") have entered into an Agreement to Merge and Plan of Reorganization, dated as of July 31, 2017, (the "Merger Agreement") pursuant to which Napa will merge with and into Bank, with Bank as the surviving corporation (the "Merger");

        WHEREAS, in connection with and in consideration for the Merger, Consultant has entered into a Non-Compete/Non-Solicitation Agreement dated as of July 31, 2017 (the Non-Compete Agreement");

        WHEREAS, Bank believes, inasmuch as Consultant will be the former President and Chief Executive Officer of Napa and has significant business relationships and connections in the Napa banking market, that Bank and Parent would benefit from the advice and expertise of Consultant in conducting its affairs in the Napa region;

        WHEREAS, Bank desires to retain the consulting services of Consultant as a Bank of Marin Bancorp representative in the greater Napa market in the manner prescribed herein; and

        WHEREAS, Consultant desires to provide consulting services to Bank on the terms and subject to the conditions set forth below.

        NOW, THEREFORE, Bank and Consultant agree as follows:

ARTICLE I: CONSULTANCY

1.1
Consultancy:    Bank agrees to engage the Consultant as an independent contractor upon the terms and conditions set forth in this Agreement.

1.2
Independent Contractor Status.

1.2.1
Bank and Consultant agree that Consultant is an independent contractor. With respect to all amounts paid or items provided to Consultant pursuant to this Agreement, Consultant agrees that he is solely responsible for the payment of all legally required benefits, and all federal, state, or local income, employment, or other taxes and/or withholding for or on behalf of Consultant, including but not limited to workers compensation, unemployment insurance, employers' liability, FICA, and social security withholding (hereinafter referred to as "Consultant Obligations").

1.2.2
Nothing in this Agreement shall be construed to constitute Consultant as a partner, joint venturer, agent, director, officer, or employee of Bank or Parent, nor shall Consultant have any authority to bind Bank or Parent in any respect, except as agreed in writing by Bank.

1.2.3
The Parties agree that Consultant is ineligible to participate in any employee benefit plan, program, or arrangement provided to employees. Consultant agrees that he shall not seek unemployment benefits on the basis of his performance of services to Bank under this Agreement.

1.24
It is expected that Consultant shall be available to provide Bank with a minimum of 30 hours of services per month and shall perform the required services without supervision by Bank; provided, however, in no event shall Consultant's services hereunder exceed on a monthly basis more than 20% of the average level of monthly services performed by

    Consultant over the preceding 36-month period at Napa . Bank shall provide Consultant appropriate office space in the Bank's Napa branch office.

  1.2.5
  Consultant shall comply with all applicable policies of Bank of Marin relating to business and office conduct, health and safety, and use of the facilities, supplies, information technology, equipment, networks, and other resources.

1.3
Required Services:    Consultant's initial required services are:

1.3.1
Assisting Bank with overall business development in the greater Napa market; and

1.3.2
Such other assignments as shall be mutually agreed by Consultant and the Chief Executive Officer ("CEO") or Board of Directors of Bank.

        Consultant shall report directly to Bank's CEO. Consultant shall provide the Board of Directors with status reports as reasonably requested, and shall meet with Bank's CEO, Chairman of the Board, or any committee designated by the Chairman, as needed during the Term. Consultant shall be provided reasonable access to all Bank staff, books, records and other materials related to Bank in order to perform the required services.

1.4
Term:    This Agreement shall commence on [*] [*], 2017, and continue for a period of one (1) year ending on [*], 201[*] (the "Term"), or until terminated in accordance with Section 1.5, below (the "Term").

1.5
Termination:    Either party may terminate this Agreement under the following conditions:

1.5.1
This Agreement shall terminate upon expiration of the Term, without further liability of the parties to each other.

1.5.2
Consultant may terminate this Agreement at any time for any reason or no reason upon fifteen (15) business days written notice to Bank. Consultant shall be deemed to have terminated this Agreement if he becomes employed by or serves as a consultant, independent contractor, director or advisor to another financial institution with an office located in Marin, Sonoma, Napa, Alameda or San Francisco counties. Upon any such termination, Bank shall have no further obligations to Consultant under this Agreement or otherwise, except as may be expressly required by law.

1.5.3
Should either party materially breach any of its obligations, agreements, or representations and warranties under, or otherwise default in its performance of, this Agreement or the Non-Compete Agreement, the non-breaching party may terminate this Agreement immediately upon written notice to the other party if the breach is incapable of cure, or with respect to a material breach capable of cure, if the breaching party fails to cure the breach within fifteen (15) business days after having received written notice by the non-breaching party of the breach or default. Prior to end of the Term, Bank may not terminate this Agreement except for an uncured material breach by Consultant following written notice and the expiration of the cure period described in this Section 1.5.3.

1.5.4
Upon termination of this Agreement for any reason, Consultant shall, at Bank's request:

1.5.4.1
deliver to Bank all deliverables at their current state of completion (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for Consultant's use by Bank;

1.5.4.2
deliver to Bank all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information (as defined below);

1.5.4.3
permanently erase all of the Confidential Information from Consultant's computer systems; and

    1.5.4.4
    certify in writing to Bank that Consultant has complied with the requirements of this clause.

1.6
Corporate Opportunity:    Consultant acknowledges and agrees that all opportunities and business relating in any way to Bank's business that are created or discovered by Consultant as part of his duties hereunder ("Corporate Opportunity") belong to Bank, and Consultant will notify Bank of each and every Corporate Opportunity in a timely manner.

1.7
Consultant Work Product:

1.7.1
Consultant acknowledges and agrees that all documents, material, work, discoveries, patents, trademarks, copyrights, intellectual property, inventions, or improvements made or created by Consultant as part of his duties hereunder during his engagement under this Agreement relating in any way to Bank's business (collectively "Work Product") is the sole and exclusive property of Bank and/or constitutes a "work for hire."

1.7.2
Consultant acknowledges and agrees that any Work Product made by Consultant during Consultant's engagement under this Agreement shall belong to Bank, and Consultant hereby assigns all rights, titles, and interests in and to any such Work Product to Bank. Consultant shall execute any assignments or other documents and, at the expense of Bank, take such other actions as Bank reasonably may require in order to perfect or protect Bank's ownership or title to any such Work Product.

1.7.3
Consultant expressly agrees and acknowledges that Bank's ownership of the Work Product is absolute, and that Bank shall have the right to transfer, assign, sell, license, or otherwise exploit the Work Product, and any and all derivative or related works, without further payment to or compensation of Consultant. Consultant further agrees that, in the event that a court of competent jurisdiction subsequently determines that notwithstanding the foregoing language, Consultant retains any right, title, or interest in or to the Work Product, Consultant irrevocably agrees to sell, transfer, and assign any and all such right, title, or interest to Bank, immediately upon Bank's request, for the sum of ten dollars ($10).

ARTICLE II: COMPENSATION

2.1
Compensation:    As compensation for services hereunder, Bank shall pay Consultant an annual fee of $138,000 for the Term. Consultant shall not be compensated for travel time to and from the Napa branch. Bank shall pay Consultant $11,500.00 on a monthly basis on or before the last day of each calendar month for such month's activities of Consultant under this Agreement.

2.2
Payment Upon Termination:    Upon termination of this Agreement for any reason permitted under Section 1.5, Bank shall be obligated to pay the Consultant only that compensation earned by and not previously paid to the Consultant through the date of termination.

2.3
Expenses:    Bank shall reimburse Consultant for reasonable expenses related to Consultant's services provided under this Agreement, provided however that aggregate monthly expenses in excess of $200 must be preapproved by Bank's CEO in writing.

2.4.
Replacement Stock Options:    Each replacement stock option issued to Consultant pursuant to Section 6.19 of the Merger Agreement shall provide that the option may be exercised at any time on or before the final date of the Term (or the expiration date of the option it is replacing, if earlier.

ARTICLE III: REPRESENTATIONS AND WARRANTIES BY CONSULTANT

3.1
Representations and Warranties:    Consultant represents and warrants to Bank that:

  3.1.1
  Consultant has the required skill, experience, and qualifications to perform the services contemplated by this Agreement;

  3.1.2
  The performance of the services contemplated by this Agreement will not violate any provision of any agreement to which Consultant is a party, nor constitute a breach of or result in a default under any such agreement, or other obligation to which Consultant is a party;

  3.1.3
  Consultant shall perform the services in material compliance with all applicable federal, state, and local laws and regulations;

  3.1.4
  No consent of any third party is needed by Consultant to perform the services for Bank contemplated by this Agreement;

  3.1.5
  Consultant is not a party to any agreement that may in any way limit or affect Consultant's ability to carry out the services for Bank contemplated by this Agreement; and

  3.1.6
  In no event shall any of the services be performed for Bank, be performed at the facilities of a third party or using the resources of a third party without the express written permission of Bank.

ARTICLE IV: LIMITATIONS AND LIABILITIES

4.1
Consultant Indemnification:    Bank shall indemnify Consultant and hold Consultant harmless from and against any loss, damage, liability or claim suffered, incurred by, or asserted against Consultant, including expenses of legal counsel arising out of, in connection with or based upon any act or omission by Bank, its employees or directors relating in any way to this Agreement, so long as Consultant has acted in good faith and without gross negligence. At all times during the term of this Agreement, Bank shall maintain a Director and Officer liability insurance policy on a form and in amounts customary for its industry, in which Consultant is listed as an insured beneficiary with all the rights, preferences and privileges afforded to officers of Bank under such policy including, but not limited to errors and omissions coverage.

ARTICLE V: CONFIDENTIALITY

5.1
Consultant acknowledges and agrees that he will have access to, or become acquainted with, Confidential Information of Bank. As used herein, "Confidential Information" means any non-public information about Bank, including, without limitation, Bank's regulatory status, business, vendors, customers, customer addresses, products, services, employees, prices, finances, costs, expenses, financial or competitive condition, policies, and practices, computer software programs and programming tools and their respective design, architecture, modules, interfaces, databases and database structures, non-literal elements, capabilities and functionality, source code and object code, research and development efforts, marketing and distribution efforts, licensing, cross-licensing, marketing and distribution practices; computer software programs and other information licensed or otherwise disclosed to Consultant in confidence by Bank, and any other non-public information that does or may have economic value by reason of not being generally known. Confidential information specifically includes all normal customer confidentiality and information concerning Bank's Regulators and their relationships with Bank. Any Confidential Information that Consultant develops in connection with the services shall be subject to the terms and conditions of this clause. Confidential Information does not include information that is at any time: (i) already known to Consultant at the time it is disclosed by Bank; (ii) publicly known through no wrongful act of Consultant; (iii) rightfully received from a third party without restriction on disclosure and without breach of this Agreement; (iv) developed by Consultant independently and not in connection with the performance of the services hereunder; (v) approved for release by written authorization of Bank; or (f) furnished by Bank to a third party without written restriction on disclosure.

5.2
Consultant shall use such Confidential Information only for the purposes set forth in this Agreement. Consultant shall treat such information as strictly confidential, and shall use the same care to prevent disclosure of such information as Consultant uses with respect to his own confidential and proprietary information, which shall not be less than the care a reasonable person would use under similar circumstances. Consultant shall notify Bank immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information. Notwithstanding the foregoing, Consultant may disclose Confidential Information to the extent necessary pursuant to applicable federal, state or local law, regulation, court order, or other legal process, provided that Consultant has given Bank prior written notice of such required disclosure and, to the extent reasonably possible, has given Bank an opportunity to contest such required disclosure at Bank's expense.

5.3
Consultant acknowledges that a violation of the provisions of this Article V would cause irreparable harm to Bank not adequately compensable by monetary damages. In addition to other relief, Consultant agrees that preliminary and permanent injunctive relief shall be available without the necessity of posting bond to prevent any actual or threatened violation of such provisions.

ARTICLE VI: MISCELLANEOUS

6.1
Interpretation:    This Agreement shall be construed and enforced to the maximum extent permitted by law. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will not be affected by any such finding, and such provision shall be construed and/or modified to the extent necessary to render the provision valid and enforceable, or shall be deemed excised from the Agreement. The provisions and remedies in this Agreement are independent and cumulative, and Bank has the right, in its sole discretion, to enforce or pursue any remedy for a breach of one, some, or all of the provisions of this Agreement.

6.2
Allowable Remedies:    Each party shall be entitled to pursue all remedies including, but not limited to, legal and equitable remedies against the other party for any breach of this Agreement.

6.3
Inurement and Assignment:    The provisions of this Agreement shall be binding on the Consultant and shall inure to the benefit of the successors by operation of law of Bank. Bank may not assign this Agreement to any entity, other than a successor by operation of law, without Consultant's consent. Consultant may not assign his interest in this Agreement.

6.4
Titles and Headings:    Titles and headings in this Agreement are for reference purposes only and do not limit or alter the content of the Agreement in any respect.

6.5
Entire Agreement:    Except for the Non-Compete Agreement, this Agreement constitutes the entire agreement and understanding between the parties and supersedes any and all other agreements, communications, understandings, or promises, whether oral or in writing, or express or implied, between Bank and Consultant with respect to the subject matter hereof. No amendment or modification of either Agreement shall be valid or binding unless the same shall be in writing and signed by the Consultant and the CEO of Bank.

6.6
Waiver:    A waiver by Bank of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver or estoppel of any subsequent breach by Consultant. No waiver shall be valid unless in writing and signed by the CEO of the Bank.

6.7
Choice of Law and Venue:    This Agreement shall be deemed to be a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California without regard to conflict of law principles. Venue and personal jurisdiction for any action arising out of, or relating to, this Agreement or any breach thereof shall be Marin, California.

6.8
Notices:    Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to Consultant at Consultant's business address of record with Bank or to Bank at its present headquarters in Novato, California, addressed to the personal attention of the CEO of Bank.

6.9
Valid Agreement:    Each of the Parties to this Agreement represents and warrants that this agreement is valid, binding, and enforceable, is supported by adequate consideration, and further agrees that it is not unlawful nor is it unconscionable in any respect.

6.10
Survival of Obligations:    The obligations under Section 1.2, Section 1.5, Section 1.7, Article II, Article III, Article IV, Article V and Article VI shall survive the termination of this Agreement.

6.11
Arbitration of Claims:    The parties agree that any and all disputes, controversies or claims of any kind or nature, including but not limited to any arising out of or in any way related to this Agreement, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association ("AAA") in Novato, California. Included within this provision are any claims alleging fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, or claims based on a violation of any local, state or federal law. The parties shall each bear their own costs and attorneys' fees incurred in conducting the arbitration and, shall split equally the fees and administrative costs charged by the arbitrator and AAA. Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute. Consultant understands that arbitration is in lieu of any and all other civil legal proceedings and that he is waiving any right he may have to resolve disputes through court or trial by jury.

6.12
Attorneys' Fees and Costs:    If any action at law or in equity or an arbitration is brought by a party upon, or arising out of, this Agreement or its termination, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements incurred in the action, in addition to any other relief to which Consultant or Bank may be entitled.

6.13
Advice of Counsel.    Consultant acknowledges that he has been encouraged to consult with legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement. Any failure by Consultant to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

6.14
Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

6.15
Electronic Delivery.    Bank or the Consultant may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law by email or any other electronic means. Consultant hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by Bank or a third party designated by Bank.

ARTICLE VII: ACKNOWLEDGMENT BY CONSULTANT

        Consultant acknowledges that he has carefully read this Agreement, knows its contents, and knows that it contains a waiver of some of his rights. Consultant further acknowledges that he either has been represented by independent counsel who has explained to him the meaning and legal consequences of this Agreement or has determined not to obtain such independent counsel.

[Remainder of page intentionally left blank. Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto affix their signatures and acknowledge that they have read and understand this Agreement and agree to be bound by its terms.

CONSULTANT:
Martin Thomas LeMasters [*]		[*] , 2017 Date
BANK:
Bank of Marin
By:	Russell A. Colombo, President & CEO	[*] , 2017 Date
Solely for purposes of Section 2.4 and Article VI:
PARENT:
Bank of Marin Bancorp
By:	Russell A. Colombo, President & CEO	[*] , 2017 Date

APPENDIX B

July 31, 2017

Board of Directors
Bank of Napa, N.A.
2007 Redwood Road, Suite 101
Napa, CA 94558

Ladies and Gentlemen:

        Bank of Napa, N.A. ("Napa"), Bank of Marin Bancorp ("Parent") and Bank of Marin ("Bank"), a wholly-owned subsidiary of Parent, are proposing to enter into an Agreement to Merge and Plan of Reorganization (the "Agreement") pursuant to which Napa will merge with and into Bank with Bank being the surviving corporation (the "Merger"). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of common stock, $5.00 par value per share, of Napa ("Napa Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Napa Common Stock as specified in the Agreement, will be converted into the right to receive 0.307 shares (the "Exchange Ratio") of Parent common stock, no par value ("Parent Common Stock"). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Napa Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement, dated July 31, 2017; (ii) certain publicly available financial statements and other historical financial information of Napa that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and Bank that we deemed relevant; (iv) internal net income and dividends per share projections for Napa for the year ending December 31, 2017, as provided by the senior management of Napa, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Napa; (v) publicly available consensus mean analyst earnings per share estimates for Parent for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Parent, as well as certain financial projections for Napa for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Napa and adjusted by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Napa Common Stock and Parent Common Stock, including a comparison of certain stock market information for Napa Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Napa and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Napa the business, financial condition, results of operations and prospects of Napa and held similar discussions with certain members of the senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Napa or Parent or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Napa and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Napa or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Napa or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Napa or Parent, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Napa or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Napa and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal net income and dividends per share projections for Napa for the year ending December 31, 2017, as provided by the senior management of Napa, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Napa. In addition, Sandler O'Neill used publicly available consensus mean analyst earnings per share estimates for Parent for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Parent. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Parent, as well as certain financial projections for Napa for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Napa and adjusted by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Napa and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Napa and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Napa or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Napa and Parent will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Napa, Parent or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Napa has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Napa Common Stock.

        We have acted as Napa's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. Napa has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Napa in the two years preceding the date of this opinion nor have we provided any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Napa and its affiliates. We may also actively trade the equity and debt securities of Napa, Parent or their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Napa in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Napa as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Napa Common Stock and does not address the underlying business decision of Napa to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Napa or the effect of any other transaction in which Napa might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Napa or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Napa Common Stock from a financial point of view.

Very truly yours,

APPENDIX C

DISSENTERS' RIGHTS UNDER THE NATIONAL BANK ACT

Relevant Portions of Section 214a of Title 12 of the United States Code

12 U.S. Code § 214a—Procedure for conversion, merger, or consolidation; vote of stockholders

(b)   Rights of dissenting stockholders

        A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

C-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

  Bank of Marin Bancorp

        Marin, as a California corporation, is subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The bylaws of Marin provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

        In addition, Marin has entered into Indemnification Agreements with various of its officers and directors, a form of which is incorporated herein by reference to Exhibit 10.05 hereto.

  Directors' and Officers' Liability Insurance

        Marin maintains a policy of directors' and officers' liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

		Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
2.01	Agreement to Merge and Plan of Reorganization dated July 31, 2017 (included as Appendix A of the proxy statement/prospectus)					X
2.02	Agreement and Plan of Merger dated July 1, 2013	8-K	001-33572	9.01	July 5, 2013
2.03	Modified Whole Bank Purchase and Assumption Agreement dated February 18, 2011 among Federal Deposit Insurance Corporation, Receiver of Charter Oak Bank, Napa, California, Federal Deposit Insurance Corporation, and Bank of Marin	8-K	001-33572	99.2	February 22, 2011
3.01	Articles of Incorporation, as amended	10-Q	001-33572	3.01	November 7, 2007
3.02	Bylaws	10-Q	001-33572	3.02	May 9, 2011
3.05	Bylaw Amendment	8-K	001-33572	3.03	July 6, 2015
4.01	Rights Agreement, dated July 6, 2017	8-A12B	001-33572	4.1	July 7, 2017
5.01	Opinion of Stuart | Moore | Staub					X
8.01	Tax Opinion of Crowe Horwath, LLP					X
10.01	Employee Stock Ownership Plan	S-8	333-218274	4.1	May 26, 2017
10.02	2007 Employee Stock Purchase Plan	S-8	333-144810	4.1	July 24, 2007
10.03	2017 Equity Plan	S-8	333-219067	4.1	June 30, 2017
10.04	2010 Director Stock Plan	S-8	333-167639	4.1	June 21, 2010
10.05	Form of Indemnification Agreement for Directors and Executive Officers dated August 9, 2007	10-Q	001-33572	10.06	November 7, 2007
10.06	Form of Employment Agreement dated January 23, 2009	8-K	001-33572	10.1	January 26, 2009
10.07	2010 Annual Individual Incentive Compensation Plan	8-K	001-33572	99.1	October 21, 2010

		Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.08	Salary Continuation Agreement for executive officer Russell Colombo, Chief Executive Officer, dated January 1, 2011	8-K	001-33572	10.1	January 6, 2011
10.09	Salary Continuation Agreement for executive officer Peter Pelham, Director of Retail Banking, dated January 1, 2011	8-K	001-33572	10.4	January 6, 2011
10.10	Salary Continuation Agreements for executive officer Tani Girton, Chief Financial Officer, dated October 18, 2013	8-K	001-33572	10.2	November 4, 2014
10.11	Salary Continuation Agreements for executive officer Elizabeth Reizman, Chief Credit Officer, dated July 20, 2014	8-K	001-33572	10.3	November 4, 2014
10.12	Salary Continuation Agreement for executive officer Timothy Myers, Executive Vice President and Commercial Banking Manager, dated May 28, 2015	8-K	001-33572	10.4	June 2, 2015
10.13	2007 Form of Change in Control Agreement	8-K	001-33572	10.1	October 31, 2007
10.14	Information Technology Services Agreement with Fidelity Information Services, LLC, dated July 11, 2012	8-K	001-33572	10.1	July 17, 2012
11.01	Earnings Per Share Computation—included in Note 1 to the Consolidated Financial Statements	10-Q	001-33572		August 7, 2017
23.01	Consent of Moss Adam LLP					X
23.02	Consent of Crowe Horwath, LLP (as to Exhibit 8.01)					X
23.03	Consent of Stuart | Moore | Staub (included in Exhibit 5.01)					X
24.01	Power of Attorney					X
99.01	Form of Proxy					X
99.02	Consent of Sandler O'Neill & Partners, L.P.					X
99.03	Employment Agreement with Diane Bishofberger, dated July 31, 2017					X

(b)
Financial Statement Schedules

        All schedules are omitted because the required information is not applicable or is included in the financial statements of Bank of Marin Bancorp and the related notes.

(c)
Not applicable.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6)   that every prospectus (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
2.01	Agreement to Merge and Plan of Reorganization dated July 31, 2017 (included as Appendix A of the proxy statement/prospectus)					X
2.02	Agreement and Plan of Merger dated July 1, 2013	8-K	001-33572	9.01	July 5, 2013
2.03	Modified Whole Bank Purchase and Assumption Agreement dated February 18, 2011 among Federal Deposit Insurance Corporation, Receiver of Charter Oak Bank, Napa, California, Federal Deposit Insurance Corporation, and Bank of Marin	8-K	001-33572	99.2	February 22, 2011
3.01	Articles of Incorporation, as amended	10-Q	001-33572	3.01	November 7, 2007
3.02	Bylaws	10-Q	001-33572	3.02	May 9, 2011
3.05	Bylaw Amendment	8-K	001-33572	3.03	July 6, 2015
4.01	Rights Agreement, dated July 6, 2017	8-A12B	001-33572	4.1	July 7, 2017
5.01	Opinion of Stuart | Moore | Staub					X
8.01	Tax Opinion of Crowe Horwath, LLP					X
10.01	Employee Stock Ownership Plan	S-8	333-218274	4.1	May 26, 2017
10.02	2007 Employee Stock Purchase Plan	S-8	333-144810	4.1	July 24, 2007
10.03	2017 Equity Plan	S-8	333-219067	4.1	June 30, 2017
10.04	2010 Director Stock Plan	S-8	333-167639	4.1	June 21, 2010
10.05	Form of Indemnification Agreement for Directors and Executive Officers dated August 9, 2007	10-Q	001-33572	10.06	November 7, 2007
10.06	Form of Employment Agreement dated January 23, 2009	8-K	001-33572	10.1	January 26, 2009
10.07	2010 Annual Individual Incentive Compensation Plan	8-K	001-33572	99.1	October 21, 2010

		Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.08	Salary Continuation Agreement for executive officer Russell Colombo, Chief Executive Officer, dated January 1, 2011	8-K	001-33572	10.1	January 6, 2011
10.09	Salary Continuation Agreement for executive officer Peter Pelham, Director of Retail Banking, dated January 1, 2011	8-K	001-33572	10.4	January 6, 2011
10.10	Salary Continuation Agreements for executive officer Tani Girton, Chief Financial Officer, dated October 18, 2013	8-K	001-33572	10.2	November 4, 2014
10.11	Salary Continuation Agreements for executive officer Elizabeth Reizman, Chief Credit Officer, dated July 20, 2014	8-K	001-33572	10.3	November 4, 2014
10.12	Salary Continuation Agreement for executive officer Timothy Myers, Executive Vice President and Commercial Banking Manager, dated May 28, 2015	8-K	001-33572	10.4	June 2, 2015
10.13	2007 Form of Change in Control Agreement	8-K	001-33572	10.1	October 31, 2007
10.14	Information Technology Services Agreement with Fidelity Information Services, LLC, dated July 11, 2012	8-K	001-33572	10.1	July 17, 2012
11.01	Earnings Per Share Computation—included in Note 1 to the Consolidated Financial Statements	10-Q	001-33572		August 7, 2017
23.01	Consent of Moss Adam LLP					X
23.02	Consent of Crowe Horwath, LLP (as to Exhibit 8.01)					X
23.03	Consent of Stuart | Moore | Staub (included in Exhibit 5.01)					X
24.01	Power of Attorney					X
99.01	Form of Proxy					X
99.02	Consent of Sandler O'Neill & Partners, L.P.					X
99.03	Employment Agreement with Diane Bishofberger, dated July 31, 2017					X

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Novato, State of California, on September 14, 2017.

BANK OF MARIN BANCORP (registrant)
By:	/s/ RUSSELL A. COLOMBO Russell A. Colombo President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Bank of Marin Bancorp
Dated: September 14, 2017	/s/ RUSSELL A. COLOMBO Russell A. Colombo
President, Chief Executive Officer and Director (Principal Executive Officer)
Dated: September 14, 2017	/s/ TANI GIRTON Tani Girton
Executive Vice President & Chief Financial Officer (Principal Financial Officer)
Dated: September 14, 2017	/s/ CECILIA SITU Cecilia Situ
First Vice President & Manager of Finance and Treasury (Principal Accounting Officer)
Dated: September 14, 2017	/s/ BRIAN M. SOBEL Brian M. Sobel
Chairman of the Board
Dated: September 14, 2017	/s/ JAMES C. HALE James C. Hale
Dated: September 14, 2017	/s/ ROBERT HELLER Robert Heller

Dated: September 14, 2017	/s/ NORMA J. HOWARD Norma J. Howard
Dated: September 14, 2017	/s/ KEVIN R. KENNEDY Kevin R. Kennedy
Dated: September 14, 2017	/s/ WILLIAM H. MCDEVITT, JR. William H. McDevitt, Jr.
Dated: September 14, 2017	/s/ LESLIE E. MURPHY Leslie E. Murphy
Dated: September 14, 2017	/s/ JOEL SKLAR, M.D. Joel Sklar, M.D.